UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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Piper Sandler Companies

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2023 Proxy Statement
Piper Sandler Companies

Letter from our Chairman and CEO
April 6, 2023
Fellow Shareholders:
You are invited to join us for our 2023 annual meeting of shareholders which will take place on Wednesday, May 17, 2023 at 2:00 p.m. Central Time. The meeting will be held virtually via webcast. The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting.
Over the last five years, we have executed a strategy of broadening our areas of industry expertise, building scale and operating leverage across the firm, and expanding our product capabilities. As a result, we believe that we have elevated the earnings capacity of our business and built a stronger and more durable “all-weather” platform capable of driving long-term shareholder returns across market cycles.
Despite a challenging market backdrop, 2022 was our company’s second strongest year on record, which we believe demonstrates the soundness of that strategy. Although the historic levels of market volatility and economic uncertainty in 2022 reduced U.S. middle market advisory activity by approximately 25% from record 2021 levels, and resulted in U.S. equity capital markets remaining largely shut throughout most of the year, we were still able to achieve adjusted net revenues of $1.4 billion, adjusted net income of $201.3 million, and adjusted earnings per share of $11.26, each of which is a non-GAAP financial measure. We were also able to return $295 million to shareholders through share repurchases and dividends during 2022. In addition, we demonstrated during the year that we will continue to pursue our long-term growth objectives, with our acquisitions of Cornerstone Macro, Stamford Partners, and DBO Partners all complementing our strategy of adding top-tier talent to grow our platform, expand our market leadership, and deliver greater value to our clients.
We are also proud to have issued our first environmental, social and governance (ESG) report in 2022. The report details the results of a comprehensive firm-wide ESG issues assessment, describes our key ESG-related priorities, and highlights the contributions that our firm and our outstanding employees make to the communities in which we live and work. We are excited to have commenced our ESG journey, and look forward to sharing our progress with you over the coming years.
We are furnishing our proxy materials to you over the Internet, which will reduce our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to you, which contains instructions on how to access our proxy statement and annual report and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a printed set of proxy materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.
We are thankful that you have chosen to be our shareholders, and we look forward to continuing to serve our clients and provide long-term returns to our shareholders.
Sincerely,
Chad R. Abraham
Chairman and Chief Executive Officer

Notice of Annual Meeting
of Shareholders
May 17, 2023, at 2:00 p.m., Central Time
Virtually at www.virtualshareholdermeeting.com/PIPR2023
To the Shareholders of Piper Sandler Companies:
The 2023 annual meeting of shareholders of Piper Sandler Companies will be held virtually on Wednesday, May 17, 2023 at 2:00 p.m., Central Time, for the following purposes:
1.
The election of ten directors, each for a one-year term.

2.
Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies for the fiscal year ending December 31, 2023.

3.
An advisory (non-binding) vote to approve the compensation of the officers disclosed in the attached proxy statement, or say-on-pay vote.

4.
An advisory (non-binding) vote to recommend the frequency of future say-on-pay votes.

5.
Approval of an amendment to the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (the “Incentive Plan”).

6.
Approval of an amendment to the Amended and Restated Certificate of Incorporation of Piper Sandler Companies.

7.
Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

We believe that a virtual annual meeting of shareholders provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting for 2023. In order to vote on the matters brought before the meeting, you may submit your proxy vote by telephone or online, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than 11:59 p.m., Eastern Time on Tuesday, May 16, 2023 for any shares you hold directly, and by no later than 11:59 p.m., Eastern Time on Friday, May 12, 2023 for any shares you hold in a retirement plan. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of shares of our common stock at the close of business on March 20, 2023 are entitled to notice of, and to vote at, the meeting.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 17, 2023
Our proxy statement and 2022 annual report are available at
www.pipersandler.com/proxymaterials.
By Order of the Board of Directors
John W. Geelan
Secretary
April 6, 2023

PROXY STATEMENT

PROXY STATEMENT
2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 17, 2023
INTRODUCTION
The Board of Directors of Piper Sandler Companies is soliciting proxies for use at the annual meeting of shareholders to be held virtually on May 17, 2023, and at any adjournment or postponement of the meeting. The notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report online, is first being mailed to shareholders on or about April 6, 2023.
Executive Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders
Date and Time:	Wednesday, May 17, 2023, at 2:00 p.m., Central Time
Website:	www.virtualshareholdermeeting.com/PIPR2023
Record Date:	March 20, 2023
Virtual Annual Meeting
The 2023 annual meeting of shareholders will be a completely virtual meeting conducted via webcast. We have determined that this is the best method to ensure that our shareholders can participate in the annual meeting. All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIPR2023.
To participate in the annual meeting, you will need to provide the 16-digit control number included on your proxy card.
If you wish to participate in the annual meeting, please log on to the link included above at least 15 minutes prior to the start of the annual meeting to provide time to register, download the required software, if necessary, and test your internet connectivity. If you access the annual meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. We believe that a virtual meeting provides greater access to those who may want to attend our annual meeting of shareholders and, therefore, have chosen this over an in-person meeting.
We ensure that at our virtual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for shareholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investor Relations section of our website at www.pipersandler.com as soon as practicable after the annual meeting, and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform.
We evaluate annually the method of holding our annual meeting of shareholders, taking into consideration the above factors as well as the proposed agenda items.

Executive Summary

Voting Matters
The Board of Directors recommends you vote FOR each Director Nominee listed in Proposal 1, FOR each of Proposal 2, Proposal 3, Proposal 5, and Proposal 6, and ONE YEAR for Proposal 4:
Proposal		Page Reference
1.	Election of Directors	7
	The Board of Directors believes the ten director nominees as a group have the experience and skills that are necessary to effectively oversee our company.
2.	Ratification of Selection of Independent Auditor	64
	The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2023.
3.	Advisory (Non-Binding) Vote on Executive Compensation	65
	The Board of Directors is asking shareholders to provide advisory approval of the compensation of the officers disclosed in this proxy statement, or a say-on-pay vote.
4.	Advisory (Non-Binding) Vote on to Recommend the Frequency of Future Say-on-Pay Votes	67
	The Board of Directors is asking shareholders to provide an advisory vote concerning the frequency of future say-on-pay votes.
5.	Approval of an Amendment to our Incentive Plan	68
	The Board of Directors is asking shareholders to approve an amendment to our Amended and Restated 2003 Annual and Long-term Incentive Plan to increase the number of shares authorized for issuance thereunder by 1,500,000.
6.	Approval of an amendment to the Amended and Restated Certificate of Incorporation	92
	The Board of Directors is asking shareholders to approve an amendment to the Amended and Restated Certificate of Incorporation of Piper Sandler Companies to include new Delaware law provisions regarding officer exculpation.

Executive Summary

How to Participate in the Virtual Meeting

Participate via the Internet	Voting during the meeting	Submitting Questions
To attend the virtual meeting, visit www.virtualshareholdermeeting.com/PIPR2023	To vote your shares during the meeting, click on the vote button provided on the screen and follow the instructions provided	Questions may be submitted live during the meeting by typing them in the dialog box provided on the bottom corner of the screen
For technical assistance on the day of the Annual Meeting, call the support line at 844-986-0822 (Toll Free) or 303-562-9302 (International Toll).
Other Ways to Vote Your Shares

Internet	Telephone	Mail
Go to www.proxyvote.com and follow the instructions (have the proxy card or internet notice in hand when you access the website)	Dial 1-800-690-6903 and follow the instructions (have the proxy card in hand when you call)	If you received paper copies of our proxy materials, mark your selection on the enclosed proxy card, date and sign your name, and promptly mail the proxy card in the postage-paid envelope provided
YOUR VOTE IS IMPORTANT!
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY ON MAY 17, 2023
Our Proxy Statement for the 2023 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.pipersandler.com/proxymaterials

Executive Summary

2022 Performance Highlights*
In 2022, we believe that our results reflected the durability of our diversified and scaled business in the face of a challenging market backdrop, with our second highest adjusted net revenues, adjusted net income, and adjusted earnings per share in firm history. Our 2022 performance highlights include:
$1.43B Adjusted Net Revenues	We generated adjusted net revenues of $1.43 billion.
$201.3M Adjusted Net Income	We achieved adjusted net income of $201.3 million.
$11.26 Adjusted Earnings Per Share	We achieved adjusted earnings per diluted common share (referred to in this proxy statement as “adjusted earnings per share”) of $11.26.

*
Adjusted net revenues, adjusted net income, and adjusted earnings per share (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in Appendix A to this proxy statement. Such non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP.

Executive Summary

Board Nominees
Our Board of Directors (the “Board”) has nominated ten directors for election at the 2023 annual meeting of shareholders: our chairman and chief executive officer, our head of financial services group, and eight other currently serving directors. Seven of these ten directors are independent under New York Stock Exchange Rules. The Board has determined that our chairman and chief executive officer, Mr. Abraham, our head of financial services group, Mr. Doyle, and Mr. Sterling are not independent. Each nominee was elected by the shareholders at the 2022 annual meeting. Each director was evaluated by the Nominating and Governance Committee in advance of its recommendation of their respective service as a director. Mr. Abraham was elected to serve as chairman of the Board beginning in May 2019. Mr. Soran has served as our lead director since February 2018.
The following table provides summary information on each director nominee. For more detail, please see pages 8 through 12 of this proxy statement.

Chad R. Abraham	Jonathan J. Doyle	William R. Fitzgerald	Victoria M. Holt	Robbin Mitchell
Chairman and CEO of Piper Sandler Companies	Vice Chairman and Head of Financial Services Group of Piper Sandler Companies	Former Chairman and CEO of Ascent Capital Group	Former President and CEO of Proto Labs, Inc.	Senior Advisor for Boston Consulting Group

Thomas S. Schreier	Sherry M. Smith	Philip E. Soran	Brian R. Sterling	Scott C. Taylor
Former Chairman of Nuveen Asset Management	Former Executive VP and CFO of SUPERVALU, INC. Chair Audit	Former President, CEO and Director of Compellent Technologies Chair Governance; Lead Director	Former Managing Director of Piper Sandler Companies, former Co-Head of Investment Banking at Sandler O’Neill & Partners, L.P.	Former Executive VP and General Counsel of NortonLifeLock Inc. Chair Compensation

Executive Summary

Summary of Our Board Composition
Skills and qualifications represented by the director nominees

Proposal One: Election of Directors

PROPOSAL ONE—ELECTION OF DIRECTORS
2023 Nominees for Director
Upon the recommendation of the Nominating and Governance Committee, the Board has nominated ten current members of the Board for election at the 2023 annual meeting. These individuals are Chad R. Abraham, Jonathan J. Doyle, William R. Fitzgerald, Victoria M. Holt, Robbin Mitchell, Thomas S. Schreier, Sherry M. Smith, Philip E. Soran, Brian R. Sterling, and Scott C. Taylor. Each nominee was elected by the shareholders at the 2022 annual meeting.
Each of the nominees was evaluated by the Nominating and Governance Committee in advance of its recommendation of their respective service as a director. Mr. Abraham was elected to serve as chairman of the Board beginning in May 2019. Mr. Soran has served as our lead director since February 2018.
Each of the nominees has agreed to serve as a director if elected. Under our majority voting standard and director resignation policy, each nominee will be elected by a majority of the votes cast with respect to that director’s election. Any nominee failing to receive a majority will tender his or her resignation to the Board, which shall decide whether to accept or reject the resignation. For more information on our majority voting standard and director resignation policy, please see the section titled “Information Regarding the Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy” below. Proxies may not be voted for more than ten directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by the Board.
The Board of Directors recommends a vote FOR the election of the ten director nominees. Proxies will be voted FOR the election of the ten nominees unless otherwise specified.
The biographies of each of the nominees below includes information regarding the person’s service as a director, work experience, and the experiences, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to determine that the person should serve as a director. Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as senior level management, corporate governance, leadership development, investment banking, capital markets, finance, and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our director nominees possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership, and a commitment to representing the long-term interests of our shareholders.

Proposal One: Election of Directors

Chad R. Abraham, Chairman
Chad R. Abraham Age 54 Director since 2018
Principal Occupation: Mr. Abraham has been our chief executive officer since 2018 and chairman of the Board since May 2019. Prior to being appointed chief executive officer, Mr. Abraham previously served as our global co-head of investment banking and capital markets since 2010. He was head of capital markets from 2005 to 2010, and managing director and head of our technology investment banking group from 1999 to 2005. Mr. Abraham began his career at Piper Sandler in 1991 as an investment banking analyst.
Qualifications: Mr. Abraham has more than 30 years of experience in the investment banking and capital markets industry with Piper Sandler, including as our global co-head of investment banking and capital markets from 2010 to 2017. The Board believes he has the knowledge of our company and its business that is necessary to help formulate and execute our business plans and growth strategies.
Highlighted Skills: Chief executive experience; investment banking or financial services industry experience; focus sector experience; corporate governance; financial, accounting, and risk management
Other Current Directorships:
•
Columbus McKinnon Corporation

Jonathan J. Doyle
Jonathan J. Doyle Age 58 Director since 2020
Principal Occupation: Mr. Doyle has been a vice chairman, senior managing principal, and head of our financial services group since January 2020. Mr. Doyle joined our company at the time of our acquisition of Sandler O’Neill & Partners, L.P. (“Sandler”), where he had served as a senior managing principal since January 2012, and partner since January 1995. Mr. Doyle began his career at Marine Midland Bank.
Qualifications: Mr. Doyle has more than 25 years of experience in the investment banking and capital markets industry, including as senior managing principal of Sandler for over eight years, where his responsibilities included management of the firm’s business operations and long-term growth strategy. The Board believes that Mr. Doyle’s extensive industry experience and his knowledge of financial services investment banking provides important perspective and insight to the Board.
Highlighted Skills: Investment banking or financial services industry experience; focus sector experience; corporate governance; financial, accounting, and risk management
Other Current Directorships:
•
nCino, Inc.

Proposal One: Election of Directors

William R. Fitzgerald
William R. Fitzgerald Age 65 Director since 2014 Piper Sandler Board Committees: • Audit • Compensation
Principal Occupation: Mr. Fitzgerald was chairman of Ascent Capital Group, Inc. from 2000 to 2019, and was its chief executive officer from 2000 to 2018. Ascent Capital Group (formerly known as Ascent Media Group) was a publicly traded holding company which was ultimately merged with its wholly owned operating subsidiary, Monitronics International, Inc., which offers security alarm monitoring services. In addition, Mr. Fitzgerald previously served as senior vice president of Liberty Media Corporation from 2000 to 2012. Mr. Fitzgerald served as executive vice president and chief operating officer for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1998 to 2000, and as executive vice president, corporate development of TCI Communications, Inc., a wholly-owned subsidiary of Tele-Communications, from 1996 to 1998. Mr. Fitzgerald was previously an investment banking partner with Daniels and Associates (now RBC Capital Markets), and he began his career as a commercial banker at The First National Bank of Chicago.
Qualifications: Mr. Fitzgerald brings to the Board significant management experience from his more than 30 years in the media and telecommunications industries, including as CEO of a publicly traded company. In addition, Mr. Fitzgerald’s experience as a partner at a middle-market investment bank provides valuable experience to our management and to the Board.
Highlighted Skills: Chief executive experience; investment banking or financial services industry experience; focus sector experience; corporate governance; financial, accounting, and risk management
Other Previous Directorships Held within the Last Five Years:
•
Ascent Capital Group, Inc. (2000 to 2019)

Victoria M. Holt
Victoria M. Holt Age 65 Director since 2019 Piper Sandler Board Committees: • Audit • Compensation
Principal Occupation: Ms. Holt was president and chief executive officer of Proto Labs, Inc., a publicly traded custom prototype and low-volume production manufacturing company, from February 2014 through her retirement in March 2021. From 2010 through 2013, Ms. Holt was president and chief executive officer of Spartech Corporation, a producer of plastic sheet, compounds, and packaging products, until its sale to PolyOne in 2013. From 2005 to 2010, Ms. Holt was senior vice president of PPG Industries’ glass and fiberglass division.
Qualifications: Ms. Holt’s extensive management experience as a former chief executive officer of a growth-oriented, publicly traded company provides valuable perspective to the Board and management. In addition, Ms. Holt’s experience in the industrials sector is valuable to the company as it is a focus area for our investment banking business.
Other Current Directorships:
•
A.O. Smith Corporation

•
Waste Management, Inc.

Highlighted Skills: Chief executive experience; focus sector experience; corporate governance; financial, accounting, and risk management
Other Previous Directorships Held within the Last Five Years:
•
Proto Labs, Inc. (2014 to 2021)

Proposal One: Election of Directors

Robbin Mitchell
Robbin Mitchell Age 59 Director since 2021 Piper Sandler Board Committees: • Governance
Principal Occupation: Ms. Mitchell is a senior advisor for the Boston Consulting Group (“BCG”), where she had previously held the position of partner and managing director from June 2016 to August 2021. From 2011 to 2015, she served as chief operating officer of Club Monaco, a subsidiary of Ralph Lauren Corporation. Prior to that, Ms. Mitchell held several executive management positions at Ralph Lauren for ten years. Before joining Ralph Lauren, Ms. Mitchell held various senior executive roles in strategy and operations at Tommy Hilfiger and GFT USA, a designer apparel manufacturer and distributor. Earlier in her career, Ms. Mitchell spent nine years working in the consulting and investment banking industries at McKinsey & Company, BCG and Lehman Brothers, specializing in the retail and apparel sectors.
Qualifications: Ms. Mitchell has extensive senior executive experience in the consumer industry, a focus area for our investment banking business, as well as in the consulting and investment banking industries, which contributes significant value and perspective to the Board.
Highlighted Skills: Investment banking or financial services industry experience; focus sector experience; corporate governance; financial, accounting, and risk management
Other Current Directorships:
•
Kohl’s Corporation

Thomas S. Schreier
Thomas S. Schreier Age 60 Director since 2018 Piper Sandler Board Committees: • Compensation • Governance
Principal Occupation: Mr. Schreier was the vice chairman of Nuveen Investments, Inc., and chairman of its largest investment adviser, Nuveen Asset Management, from 2011 to 2014, and, following Nuveen’s acquisition by TIAA, from 2014 to 2016. Prior to that, Mr. Schreier was the chief executive officer of FAF Advisors from 2001 to 2010, when it was acquired by Nuveen. Earlier in his career, Mr. Schreier was a senior managing director and head of equity research at Piper Sandler from 1999 to 2001.
Qualifications: Mr. Schreier has extensive leadership experience in the financial services sector, including as a senior leader of significant asset management companies. This leadership experience in human capital-based businesses such as ours, as well as his investment banking industry experience, provide significant value to the Board.
Highlighted Skills: Investment banking or financial services industry experience; corporate governance; financial, accounting, and risk management

Proposal One: Election of Directors

Sherry M. Smith
Sherry M. Smith Age 61 Director since 2016 Piper Sandler Board Committees: • Audit (Chair)
Principal Occupation: Ms. Smith served as executive vice president and chief financial officer of SUPERVALU INC., a grocery wholesaler and retailer, from 2010 to 2013. Prior to that, she held the role of senior vice president of finance from 2005 to 2010, and senior vice president of finance and treasurer from 2002 to 2005.
Qualifications: As a result of her roles at SUPERVALU and the public company boards on which she has served, Ms. Smith has extensive public company financial, accounting, and risk management experience, which provides valuable insight and skills for a director of a publicly traded securities firm such as our company.
Other Current Directorships:
•
Deere & Company

•
Anywhere Real Estate Inc.

Highlighted Skills: Focus sector experience; corporate governance; financial, accounting, and risk management
Other Previous Directorships Held within the Last Five Years:
•
Tuesday Morning Corporation (2014 to 2022)

Philip E. Soran
Philip E. Soran Age 66 Director since 2013 Piper Sandler Board Committees: • Governance (Chair)
Principal Occupation: Mr. Soran served as president, chief executive officer and a director of Compellent Technologies, Inc., a Minnesota-based publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011. Following the acquisition, he served as the president of Dell Compellent from February 2011 to March 2012. From July 1995 to August 2001, Mr. Soran served as president, chief executive officer and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000.
Qualifications: Mr. Soran’s experience founding and building technology companies provides strategic guidance to the Board and management, and his experience in the technology industry is valuable to the company as it is a focus area for our investment banking business. He also has extensive management experience as a former chief executive officer of a publicly traded company, and Mr. Soran’s perspective as a board member of another publicly traded company provides valuable insight to the Board.
Lead Director: Mr. Soran has been our lead director since 2018.
Highlighted Skills: Chief executive experience; focus sector experience; corporate governance; financial, accounting, and risk management
Other Current Directorships:
•
SPS Commerce, Inc.

Proposal One: Election of Directors

Brian R. Sterling
Brian R. Sterling Age 62 Director since 2021
Principal Occupation: Mr. Sterling is a former managing director in the financial services group at Piper Sandler. Mr. Sterling joined Piper Sandler in 2020 in connection with our acquisition of Sandler, where Mr. Sterling had been a principal and co-head of investment banking. Prior to joining Sandler in 2002, Mr. Sterling was a managing director at Merrill Lynch & Co. from 1996 through 2001.
Qualifications: Mr. Sterling has more than 30 years of experience in the investment banking and capital markets industry, including 17 years as co-head of investment banking of Sandler, where his responsibilities included management of the group’s employees, business operations, and long-term growth strategy. The Board believes that Mr. Sterling’s extensive industry experience and his knowledge of financial services investment banking provides important perspective and insight to the Board.
Highlighted Skills: Investment banking or financial services industry experience; focus sector experience; financial, accounting, and risk management

Scott C. Taylor
Scott C. Taylor Age 58 Director since 2014 Piper Sandler Board Committees: • Audit • Compensation (Chair)
Principal Occupation: Mr. Taylor served as executive vice president, general counsel, and secretary for NortonLifeLock Inc. (formerly Symantec Corp.), a publicly traded computer security software provider, from August 2008 through January 2020. Mr. Taylor’s prior experience includes positions as chief administrative officer, senior vice president and general counsel of Phoenix Technologies Ltd. Prior to that, he was vice president and general counsel of Narus, Inc. Mr. Taylor began his legal career as a corporate attorney at Pillsbury Madison and Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP).
Qualifications: Mr. Taylor brings to the Board significant public company legal and governance expertise developed through his experience as general counsel of two publicly traded companies. In addition, his significant executive experience at leading technology companies provides Mr. Taylor with strong knowledge of the technology industry, which is an area of focus for our investment banking business.
Highlighted Skills: Focus sector experience; corporate governance; financial, accounting, and risk management
Other Current Directorships:
•
Ziff Davis, Inc.

•
1Life Healthcare, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board conducts its business through meetings of the members of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, and, annually in November, each committee reviews its charter, performs a self-evaluation and establishes a plan for committee activity for the upcoming year. The committee charters are all available on the Investor Relations page of our website at www.pipersandler.com, under the heading “Corporate Governance,” and following the “Charters & Policies” link, together with our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, procedures for contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters.
Codes of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our executive officers, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Sandler must comply with both codes. Both codes are available on the Investor Relations page of our website at www.pipersandler.com, under the heading “Corporate Governance” and following the “Charters & Policies” link. We will post on our website at www.pipersandler.com any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.
Director Independence
Under applicable rules of the New York Stock Exchange (“NYSE”), a majority of the members of our Board must be independent, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Piper Sandler. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on the Investor Relations page of our website at www.pipersandler.com, under the heading “Corporate Governance” and the following “Charters & Policies” link.
The Board has affirmatively determined, in accordance with our Director Independence Standards that, other than Mr. Sterling, none of our non-employee directors has a material relationship with Piper Sandler and that each of them is independent. Every transaction and relationship involving our directors in 2022 was deemed immaterial under the NYSE listing standards as well as our Director Independence Standards. These transactions and relationships included: (i) with respect to Ms. Smith, a relationship arising solely from her position as a director of another company that was provided services by Piper Sandler; and (ii) with respect to Mr. Soran and Mses. Holt and Mitchell, immaterial grants of less than $120,000 from Piper Sandler to charitable foundations or other non-profit organizations with which each of those directors is associated.
None of Messrs. Abraham, Doyle, or Sterling can be considered an independent director under NYSE corporate governance rules because Messrs. Abraham and Doyle are current employees of Piper Sandler, and because Mr. Sterling was an employee of Piper Sandler within the past three years.

Board of Directors and Corporate Governance

Board Leadership Structure and Lead Director
The Board has no policy with respect to the separation of the offices of chairman and chief executive officer, and it believes the determination of whether to combine the roles of chairman and chief executive officer is a part of the succession planning process, which the Board oversees. Following Mr. Abraham’s transition to the role as our chief executive officer in January 2018, the Board elected Mr. Abraham as our chairman in May 2019. The Board believes that the combination of the roles under Mr. Abraham provides unified leadership for the Board and the company, with one cohesive vision for our organization. As chairman and chief executive officer, Mr. Abraham helps shape the strategy ultimately set by the entire Board and leverages his operational experience to help balance growth and risk management. We believe that the oversight provided by the Board’s independent directors, the work of the Board’s committees described below, and the coordination between the chief executive officer and the independent directors facilitated by the lead director provides effective oversight of our company’s strategic plans and operations.
The Board has a lead director, a position which has been held by Mr. Soran since February 2018. Our lead director has the following duties and responsibilities, as further described in our Corporate Governance Principles:
•
presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

•
serves formally as a liaison between the chief executive officer and the independent directors;

•
sets Board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

•
monitors information sent to the Board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

•
has authority to call meetings of the independent directors; and

•
if requested by major shareholders, makes himself available for consultation and direct communication.

Majority Voting Standard and Director Resignation Policy
Our amended and restated bylaws (the “bylaws”) provide for a majority voting standard in uncontested director elections. Each nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director’s election. For these purposes, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” will not be counted as votes cast either “for” or “against” a director’s election. Contested director elections will continue to be decided by a plurality vote. Our bylaws require any director nominee failing to receive a majority of the votes cast in an uncontested director election promptly tender his or her resignation to the Board. Within 90 days of certification of the election results, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken, and the Board will publicly disclose its decision regarding the tendered resignation and the rationale behind such decision. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. For additional information regarding the majority voting standard, see Article II, Section 2.3 of our bylaws.
Board Involvement in Risk Oversight
The company’s management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day

Board of Directors and Corporate Governance

basis. The Board’s responsibility is to monitor the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible for defining or managing the company’s various risks. The Board has allocated responsibility for oversight of specific risks between itself and its committees as provided below. Management regularly reports to each committee and the Board concerning the specific risks it oversees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.
Board of Directors Oversees Major Risks
Corporate Strategy	Leadership & Organizational Structure	Culture and Ethics

Audit Committee	Compensation Committee	Governance and Nominating Committee
Information security (with shared Board oversight) Market risk Credit risk Liquidity risk Operational risk Legal and regulatory risk Human capital risk (fraud and misconduct)	Compensation risk Succession risk	Board and committee risk oversight structure
Meetings of the Non-Employee and Outside Directors
At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Messrs. Abraham and Doyle and other members of management do not participate. Our independent directors meet regularly in executive session without any of Messrs. Abraham, Doyle, or Sterling, the non-independent directors under NYSE rules. Mr. Soran, our lead director, serves as the presiding director at executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of such committee.

Board of Directors and Corporate Governance

Committees of the Board
We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below shows the current membership of these committees:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
William R. Fitzgerald	Member	Member	
Victoria M. Holt	Member	Member	
Robbin Mitchell			Member
Thomas S. Schreier		Member	Member
Sherry M. Smith	Chairperson		
Philip E. Soran(L)			Chairperson
Scott C. Taylor	Member	Chairperson	

C Chairperson   Member   (L) Lead director

Following the annual meeting of shareholders, Mr. Scheier will become chair of the Governance Committee, and Mr. Soran will continue to serve as a member of the Governance Committee. None of Messrs. Abraham, Doyle, or Sterling serve on any of the committees of the Board.

Board of Directors and Corporate Governance

Audit Committee
Members: Sherry M. Smith (Chair) William R. Fitzgerald Victoria M. Holt Scott C. Taylor Number of Meetings in 2022: 10
Functions: The Audit Committee’s purpose is to oversee the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements. To this end, the Audit Committee:
•
Oversees our public financial reporting, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in our proxy statement for the annual meeting of shareholders;

•
Oversees and evaluates the performance of the independent auditor;

•
Oversees our risk assessment and management framework;

•
Provides an open avenue of communication among the independent auditor, financial and senior management, the internal auditors and the Board; and

•
Oversees our major risk exposures in the areas of market risk, credit risk, liquidity risk, legal and regulatory risks, operational risk (including cybersecurity), human capital risks related to misconduct and fraud, and legal and compliance matters.

In exercising its authority to oversee, retain, and terminate the independent auditor, the Audit Committee annually reviews the independent auditor’s performance and independence, taking into consideration the quality of the Audit Committee’s ongoing discussions with the independent auditor, management’s perceptions of the independent auditor’s expertise and past performance, the appropriateness of fees charged; and the independent auditor’s independence qualification, including the independent auditor’s provision of any permissible non-audit services and the related fees received for such services, as further described below in the section titled “Audit Committee Report and Payment of Fees to our Independent Auditor—Auditor Fees.”
The Audit Committee’s responsibilities are more fully described in its charter.
The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable NYSE rules and in the rules and regulations of the Securities and Exchange Commission (the “SEC”)), that all members are financially literate and have the accounting or related financial expertise required by the NYSE rules, and that multiple members, including Ms. Smith, qualify as an “audit committee financial expert” as defined under the rules and regulations of the SEC.

Board of Directors and Corporate Governance

Compensation Committee
Members: Scott C. Taylor (Chair) William R. Fitzgerald Victoria M. Holt Thomas S. Schreier Number of Meetings in 2022: 6
Functions: The Compensation Committee’s purpose is to oversee the compensation of the company’s executive officers as well as other broad-based employee compensation and benefits programs to ensure that our compensation and employee benefit programs are aligned with our compensation philosophy and adequately attract and retain the talent that we rely on as a human-capital business. To that end, the Compensation Committee:
•
Establishes performance goals for our CEO and oversees the performance goals set by our CEO for our other executive officers and annually evaluates their performance;

•
Determines the annual compensation of our CEO and other executive officers;

•
Oversees our executive compensation program, as well as other broad-based incentive, equity-based, retirement or other material employee benefit plans;

•
Reviews and discusses with management the disclosures regarding executive compensation to be included in our proxy statement for the annual meeting of shareholders, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our proxy statement for the annual meeting of shareholders; and

•
Oversees major risk exposures relating to compensation and succession, and whether the company’s compensation arrangements are consistent with effective controls and sound risk management.

The Compensation Committee’s responsibilities are more fully described in its charter. For more information regarding the Committee’s process in setting compensation, please see “Compensation Discussion and Analysis—How Compensation Decisions are Made” below.
Management Support: The work of the Compensation Committee is supported by our human capital department, primarily through our chief human capital officer, our finance department, primarily through our chief financial officer, and by our legal department, primarily through our general counsel, who all prepare and present information and recommendations for review and consideration by the Compensation Committee. These personnel work closely with the Compensation Committee chair and, as appropriate, our chief executive officer. For more information, refer to the section below titled “Compensation Discussion and Analysis—How Compensation Decisions are Made—Involvement of Executive Officers.”
Use of Compensation Consultant: The Compensation Committee has sole authority to engage, retain, and terminate independent compensation consultants to provide strategic planning, market context, and general advice to the Compensation Committee with respect to executive compensation, as described below under “Compensation Discussion and Analysis—How Compensation Decisions are Made—Compensation Consultant.”
The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable NYSE rules).

Board of Directors and Corporate Governance

Nominating and Governance Committee
Members: Philip E. Soran (Chair) Robbin Mitchell Thomas S. Schreier Number of Meetings in 2022: 4
Functions: The purpose of the Nominating and Governance Committee (“Governance Committee”) is to oversee the make-up and succession of our Board to ensure that our Board continues to have the right mix of skills, qualifications, and diversity to effectively oversee our company. To that end, the Governance Committee:
•
Identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, evaluates the performance and independence of our Board members, and recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings;

•
Oversees committee membership and structure, and recommends qualified members of the Board for membership on committees;

•
Reviews and assesses the adequacy of our Corporate Governance Principles, and recommends to the Board sound corporate governance principles and practices;

•
Oversees administration of our related person transaction policy and reviews the transactions submitted to it pursuant to such policy;

•
Oversees the annual evaluation process for the chief executive officer, the Board, and Board committees; and

•
Oversees the Board’s committee structures and functions as they relate to risk oversight.

The responsibilities of the Governance Committee are more fully described in its charter.
The Board has determined that all members of the Governance Committee are independent (as that term is defined in applicable NYSE rules).

Annual Board Evaluation Process
The Governance Committee oversees the Board’s annual evaluation process. In connection with this process, every year the Governance Committee chair interviews each director and members of management concerning the effectiveness of the Board and its committees, including in the areas of strategic prioritization, risk oversight, director engagement, and management accountability. The Governance Committee chair reviews information from these interviews with the Board. Each of our committees includes any feedback received concerning the committee in its annual self-evaluation, which is discussed at a regular committee meeting. The results of each committee’s self-evaluation are discussed with the full Board.
Meeting Attendance
Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board also encourages directors to observe meetings of committees on which they are not members. Our Board held seven meetings during 2022. Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served during 2022, with the directors collectively attending 99% of the aggregate number of the meetings held by the Board and the committees on which they served during the year. All of our current directors who were serving at the time of our 2022 annual meeting of shareholders attended such virtual meeting.

Board of Directors and Corporate Governance

Procedures for Contacting the Board of Directors
The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.
Procedures for Selecting and Nominating Director Candidates
The Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies on the Board that arise between shareholder meetings must timely provide the Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402.
Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the SEC. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s annual meeting of shareholders. As a result, any shareholder nominees for election to the Board pursuant to our bylaws must be received no earlier than January 18, 2024, and no later than February 20, 2024. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).
In addition to the requirements set forth above, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Governance Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise, experience as a director of a public company, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. Based on these factors and the qualifications and background of each director, the Board believes that its current composition is

Board of Directors and Corporate Governance

diverse. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Governance Committee will reassess the qualifications of a director, including the director’s attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for re-election.
Compensation Program for Non-Employee Directors
Our non-employee directors participated in our non-employee director compensation program. Employees of Piper Sandler who also serve as directors receive compensation for their service as employees, but they do not receive any additional compensation for their service as directors. The compensation structure for non-employee directors will change for 2023. Our non-employee director compensation program provides for the annual payments described in the table below.
	Annual Compensation for Non-Employee Directors for 2022	2023 Program Changes
Board Service	• $80,000 cash retainer • $95,000 grant of shares of our common stock	• Increased to $100,000 • No change
Service on a Committee	• Audit—$10,000 cash retainer • Compensation—$5,000 cash retainer • Governance—$5,000 cash retainer	• Eliminated • Eliminated • Eliminated
Service as a Committee Chair	• Audit—$25,000 cash retainer • Compensation—$15,000 cash retainer • Governance—$15,000 cash retainer	• Decreased to $20,000 • Decreased to $10,000 • Decreased to $10,000
Additional Retainer	• Service as Lead Director—$30,000 cash retainer	• No change
A director that receives fees for service as a chairperson of a committee does not receive fees for membership on that committee. Non-employee directors who join the Board after the first month of a calendar year are paid a pro rata annual retainer based on the period they serve as a director during the year. The annual grant of $95,000 of vested shares of our common stock is made on the day of our annual meeting of shareholders to all directors whose service continues after that date. In addition, at the time of a director’s initial election to the Board, he or she is granted $60,000 of vested shares of our common stock. All equity awards granted to our non-employee directors are granted under the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (the “Incentive Plan”). With respect to Board service in 2023, as a reflection of market practices based on an analysis prepared by our Compensation Committee’s independent compensation consultant, the structure of the non-employee director compensation program was changed by eliminating the retainer for committee service and reducing retainers for service as a committee chair by $5,000. In response, the annual cash retainer for Board service was increased from $80,000 to $100,000.
Our non-employee directors may participate in the Piper Sandler Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company. The plan permits our non-employee directors to defer all or a portion of the cash retainers payable to them and shares of common stock granted to them for service as a director of Piper Sandler for any calendar year. All cash amounts and share grants deferred by a participating director are credited to a recordkeeping account and deemed invested in phantom shares of our common stock as of the date the deferred fees otherwise would have been paid or the shares otherwise would have been issued to the director. Any dividends that we pay on shares of our common stock are also credited as additional phantom shares to the directors’ recordkeeping accounts based on the closing price per share of our common stock on the NYSE on the date the dividend is paid. No shares of common stock are reserved, repurchased or issued until the director’s service ceases. Following the last day of the year in which the director’s service ceases, the director will receive a share of our common stock for each phantom share in their recordkeeping account.

Board of Directors and Corporate Governance

Non-employee directors may participate in our non-profit gift matching program, pursuant to which we will match a director’s gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $5,000 per year.
Non-Employee Director Compensation for 2022
The following table contains compensation information for our non-employee directors for the year ended December 31, 2022.
	Fees Earned or Paid in Cash
Director	Annual Retainer ($)	Additional Retainer and Meeting Fees ($)	Stock Awards(1)(2) ($)	All Other Compensation ($)(4)	Total ($)
William R. Fitzgerald	80,000	10,000	95,067(3)	5,000	190,067
Victoria M. Holt	80,000	5,000	95,067(3)	6,028	186,095
Robbin Mitchell	80,000	10,000	95,067(3)	5,000	190,067
Thomas S. Schreier	80,000	15,000	95,067	6,538	196,605
Sherry M. Smith	80,000	30,000	95,067(3)	5,000	210,067
Philip E. Soran	80,000(3)	45,000(3)	95,067	5,808	225,875
Brian R. Sterling	80,000(3)	—	95,067	2,005,000	2,180,067(7)
Scott C. Taylor	80,000	25,000	95,067	8,598	208,665

(1)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(2)
Our non-employee directors hold no outstanding stock option awards.

(3)
These amounts were deferred pursuant to the Piper Sandler Companies Deferred Compensation Plan for Non-Employee Directors.

(4)
The amounts in the “All Other Compensation” column reflect $5,000 matching contributions made by the company to non-profits designated by the director and, as applicable, airfare for travel by director spouses to the annual strategic off-site Board meeting held at our New York City and Greenwich offices. Mr. Sterling’s amount includes a $2,000,000 payment made by the company in connection with the termination of the Transition Services Agreement and the completion of a transaction concerning which Mr. Sterling had been providing services. Please see the section below titled “Transactions with Related Persons” for more information.

Compensation Discussion and Analysis
2022 Financial Performance
In 2022, despite a challenging market backdrop and significant decline in client activity from record 2021 levels, we achieved the second highest adjusted net revenues, adjusted net income, and adjusted earnings per share in firm history. We believe that our 2022 results reflect our solid execution on our long-term growth strategy and successful integration of our acquisitions, which have significantly increased our market relevance, expanded our client base, and added to our differentiated capabilities. We believe that the strength of our platform, combined with our emphasis on a capital-light model, positions us to provide solid financial performance throughout the business cycle, as evidenced by our strong profitability during 2022 with adjusted earnings per share of $11.26, and an adjusted ROE of 17.5%.
Importantly, our 2022 results reflect our focus on strengthening and expanding our advisory services business, as we generated over $776 million of advisory services revenues, which represents the second strongest year in our history, with a total of 230 mergers and acquisition advisory deals closed or announced and over $82 billion in aggregate transaction value. In addition, we continue to aggressively compete to gain market share, and we were ranked by Mergermarket as the number two advisor based on the number of announced U.S. mergers and acquisition advisory deals with a reported value under $1 billion for the year. Our 2022 results were positively impacted by a strong performance by our financial services group, which joined us through our acquisition of Sandler in 2020, and by a record performance by our energy and power team, which joined us through our acquisition of Simmons & Company International in 2016. These results demonstrate the success of our long-term strategy to expand the breadth and relevance of our investment banking platform by adding sector and product expertise, and serving as a destination of choice for market-leading firms and top-tier talent looking to build their businesses, deepen their client relationships, and expand their product offerings.
We continued to build on our momentum in 2022 with our acquisitions of DBO Partners LLC (“DBO Partners”), a technology investment banking firm, and Stamford Partners LLP (“Stamford Partners”), a specialist investment bank offering mergers and acquisition advisory services to European food and beverage companies. In addition, our acquisition of Cornerstone Macro LLC (“Cornerstone Macro”), a research firm focused on providing macro research and equity derivatives trading to institutional investors, closed in February 2022, and contributed to record revenues of $210 million by our equities institutional brokerage business during the year.
Although our 2022 performance was strong given the challenging market backdrop, the overall decline in our operating results from a record 2021 had a significant impact on our named executive officers’ 2022 incentive compensation, which was down 32% from 2021 in aggregate, consistent with our pay-for-performance philosophy.

Executive Compensation: Compensation Discussion and Analysis

The following were the key aspects of our 2022 financial performance considered by our Compensation Committee (referred to as the “Committee” in this Compensation Discussion and Analysis) when determining executive officer compensation for 2022:
Adjusted Net Revenues ($M)*

$2,500.00
$2,000.00
$1,500.00
$1,000.00
$500.00
$742.2
$825.6
$1,235.0
$1,980.5
$1,433.7
2018
2019
2020
2021
2022

Adjusted ROE*

40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
12.7%
15.7%
18.6%
35.1%
17.5%
2018
2019
2020
2021
2022

Adjusted Earnings Per Share*

$27.00
$22.00
$17.00
$12.00
$7.00
$2.00
$5.72
$7.36
$10.02
$21.92
$11.26
2018
2019
2020
2021
2022

Total Shareholder Returns (“TSR”)
(as of 12/31/2022)

*
From continuing operations only.

(1)
Adjusted net revenues, adjusted net income, adjusted earnings per share, adjusted pre-tax operating income, and adjusted ROE (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in Appendix A to this proxy statement.

•
We generated adjusted net revenues of $1.43 billion, reflecting the scale and breadth of our platform, with significant contributions from our financial services, healthcare, and energy and power advisory teams and equities institutional brokerage business, which allowed us to deliver solid performance on a relative basis despite a market-wide downturn in activity from 2021.

•
We achieved adjusted net income of $201.3 million, adjusted earnings per share of $11.26, and an adjusted ROE of 17.5% despite the challenging market conditions, demonstrating the profitability of our scaled business and our disciplined focus on profitable growth, especially in our higher-margin advisory business.

•
At the end of 2022, our three- and five-year TSR ranked 4th among our peer group.

Named Executive Officers
Throughout this proxy statement, we refer to our chief executive officer (“CEO”), chief financial officer (“CFO”), and each of our three other most highly compensated executive officers for 2022, collectively as the “named executive officers.” In addition to Chad R. Abraham, our CEO, and Timothy L. Carter, our

Executive Compensation: Compensation Discussion and Analysis

CFO, this group includes James P. Baker and Michael R. Dillahunt, our global co-heads of investment banking and capital markets, and Jonathan J. Doyle, our head of financial services group.
Say-on-Pay Results and Shareholder Engagement
At our 2022 annual meeting of shareholders, our say-on-pay proposal received “for” votes that represented approximately 97.8% of the aggregate number of shares that voted “for” and “against” the proposal. We believe that this result reflects endorsement of the Committee’s handling of executive compensation matters. In fall 2022, we sought to engage with the majority of our 25 largest shareholders in order to give them an opportunity to provide input on our executive compensation program as well as any of their governance or other priorities.

Executive Compensation: Compensation Discussion and Analysis

Executive Compensation Program
In 2022, consistent with previous years, our named executive officers’ compensation consisted primarily of three elements: base salary, annual incentive compensation (including cash and restricted compensation), and long-term incentive awards in the form of long-term performance share units (“PSUs”).
Base Salary	Base salaries provide a market-competitive amount of cash compensation for each executive that is not variable.

Annual Incentive Compensation
Our annual incentive program directly aligns our named executive officers’ annual incentive pay with our firm-wide profitability and business line performance. Increasing our profitability is a key objective for us as we seek to maximize long-term value for our shareholders. Annual incentive compensation is paid in a mix of cash and time-vested restricted compensation in the form of shares of our common stock and shares of certain investment funds.

Long-Term PSU Awards
Our PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to certain long-term performance metrics. The PSU award will be earned only if over the 36-month performance period we achieve a certain (1) adjusted ROE or (2) relative TSR compared to a broad index of financial services companies. The amount of PSUs awarded to each named executive officer is based on the amount of annual incentive compensation paid to the named executive officer.

For compensation earned for individual performance in 2022 and paid or granted in February 2023, our named executive officers’ total incentive compensation was paid or granted as follows:
2022 Incentive Compensation Program (paid or granted in February 2023)

Executive Compensation: Compensation Discussion and Analysis

2022 Named Executive Officer Compensation Overview
The table below shows the base salary, annual incentive compensation, and fair value of the long-term incentive award PSU grants that were paid or awarded to each named executive officer in connection with the 2022 executive compensation program. Importantly, because the incentive awards are shown in relation to the year of performance, this Supplemental Compensation Table differs from the Summary Compensation Table and the Pay-Versus-Performance Table appearing later in this proxy statement.
For example, the “Restricted Compensation Incentive” column in the table below shows the restricted shares of our common stock that were earned as part of the annual incentive compensation program for 2022 performance, but were granted in February 2023. In contrast, the Summary Compensation Table appearing later in this proxy statement shows for 2022 the restricted shares of our common stock that were granted in February 2022, meaning that they were earned as part of the annual incentive compensation program for 2021 performance.
Similarly, the Supplemental Compensation Table below shows in the “Long-Term PSU Award” column the PSUs granted to our executive officers in February 2023. In contrast, the Summary Compensation Table appearing later in this proxy statement shows for 2022 the PSUs granted in February 2022, meaning that they were earned as part of the compensation program for 2021 performance.
This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table, Pay-Versus-Performance Table, and the related tables appearing later in this proxy statement.

Executive Compensation: Compensation Discussion and Analysis

Supplemental Compensation Table
			Incentive Compensation
Name		Base Salary	Cash Incentive(1)	Restricted Compensation Incentive(2)	Long-Term PSU Award(3)	Incentive Total	Total
Chad R. Abraham(4) Chairman and CEO	2022	$650,000	$2,940,000	$2,205,000	$2,205,000	$7,350,000	$8,000,000
	2021	$633,333	$3,250,000	$4,058,333	$4,058,333	$11,366,666	$12,000,000
Timothy L. Carter CFO	2022	$425,000	$962,500	$481,250	$481,250	$1,925,000	$2,350,000
	2021	$425,000	$1,337,500	$668,750	$668,750	$2,675,000	$3,100,000
James P. Baker Global Co-Head of Investment Banking and Capital Markets	2022	$425,000	$1,966,250	$804,375	$804,375	$3,575,000	$4,000,000
	2021	$425,000	$2,791,250	$1,141,875	$1,141,875	$5,075,000	$5,500,000
Michael R. Dillahunt(5) Global Co-Head of Investment Banking and Capital Markets	2022	$425,000	$2,296,250	$939,375	$939,375	$4,175,000	$4,600,000
Jonathan J. Doyle Vice Chairman, Head of Financial Services Group	2022	$500,000	$3,850,000	$1,575,000	$1,575,000	$7,000,000	$7,500,000
	2021	$500,000	$6,150,000	$3,075,000	$1,025,000	$10,250,000	$10,750,000

(1)
2022 amounts reflect the cash compensation portion of amounts paid under the 2022 annual incentive compensation program in February 2023.

(2)
2022 amounts reflect the value of the time-vested restricted shares of our common stock and restricted investment fund shares granted in February 2023 as the restricted compensation portion of amounts paid under the 2022 annual incentive compensation program.

(3)
2022 amounts reflect the value of the PSU awards made in February 2023 as the long-term performance-based portion of amounts paid under the 2022 annual incentive compensation program.

(4)
On February 15, 2023, Mr. Abraham was awarded a special performance-based non-qualified stock option which vests over five years to purchase 75,000 shares of Common Stock with an exercise price of $170.77. Because the option grant was not related to Mr. Abraham’s 2022 performance, the value of the grant has not been included in this Supplemental Compensation Table or discussions in this Compensation & Discussion Analysis of his 2022 incentive compensation totals.

(5)
Mr. Dillahunt was not a named executive officer for 2021. Accordingly, the table above includes the compensation of Mr. Dillahunt only for 2022.

Executive Compensation: Compensation Discussion and Analysis

2022 Incentive Compensation Overview

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Our annual incentive program directly ties our executive officers’ annual incentives to our adjusted pre-tax operating income. With respect to 2022 performance, each executive officer received annual incentive awards based on the adjusted pre-tax operating income of our company or the operating performance of their business line, as applicable, which the Committee had the discretion to further adjust based on individual and business line operating performance considerations. Annual incentives are delivered in a mix of cash and time-vested restricted compensation. Our named executive officers also were granted a long-term PSU award in an amount that is directly based on the amount of their annual incentives.

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For 2022 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards decreased overall by 32% as compared to 2021, reflecting the 51% decline in our adjusted pre-tax operating income from 2021.

Adjusted Pre-Tax Operating Income*	Named Executive Officers’ Annual Incentive Awards (cash, time-vested restricted compensation, and PSUs)**

*Adjusted pre-tax operating income is a non-GAAP financial measure and is further defined and reconciled to the most directly comparable GAAP financial measure in Appendix A to this proxy statement.

**The year-over-year annual incentive comparisons includes Messrs. Abraham, Baker, Carter, and Doyle, and does not include Mr. Dillahunt, who was not a named executive officer in 2021. In addition, the annual incentive award total for Mr. Abraham does not include the value of his February 2023 non-qualified stock option grant.

Executive Compensation: Compensation Discussion and Analysis

2022 Pay Mix
As illustrated below, the pay mix for all 2022 elements of compensation received by our CEO and by our other named executive officers, as disclosed in the Supplemental Compensation Table above (including the value of the restricted stock, MFRS, and PSU awards granted in February 2023) was significantly weighted toward performance-based compensation:
We believe the mix of base salary relative to performance-based compensation in the form of annual incentives and PSU awards illustrated above appropriately balances our goal of aligning pay for performance without encouraging undue risk-taking that can arise from compensation excessively weighted toward performance-based elements. This mix is designed to provide an appropriate and competitive amount of incentives for strong annual performance, while leaving a sufficient level of compensation tied to our long-term performance to retain executives and encourage them to focus on long-term value creation. The balance of these interests is determined by the Committee at its discretion, considering factors including reference to pay practices at our peer group.

Executive Compensation: Compensation Discussion and Analysis

Our Compensation Practices Demonstrate Sound Governance
Our compensation practices demonstrate sound corporate governance. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders. Our executive compensation program currently includes:
	What we do:		What we do NOT do:
✓	Annual incentives directly tied to our adjusted pre-tax operating income or business line operating performance, each of which are related to our profitability;	X	No stand-alone change-in-control agreements;
✓	Long-term PSU awards directly tied to (1) adjusted ROE, a key operating performance metric, and (2) returns generated for our shareholders as measured by relative TSR;	X	No repricing of underwater stock options;
✓	Stock ownership guidelines for executive officers and directors, supplemented with an anti-hedging policy;	X	No excessive perquisites;
✓	“Double trigger” change-in-control provision for all equity awards;	X	No hedging transactions, short sales, or pledging of our common stock permitted for any employee, including executive officers;
✓	Clawback policy to recover incentive compensation in certain circumstances;	X	No tax gross-ups on perquisites, severance, or change in control payments;
✓	On-going shareholder outreach by our Committee and management to solicit feedback on compensation and governance;	X	No executive pensions or additional benefit accruals under nonqualified executive retirement programs; and
✓	Independent compensation consultant provides input into the Committee’s compensation determinations; and	X	No dividends paid on unvested equity awards or unearned PSU awards.
✓	Peer group reviews are conducted annually by our Committee to ensure the ongoing relevance of each peer.

Executive Compensation: Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives
Our executive compensation program is designed to drive and reward corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive and meet the following core objectives:
Core Compensation Principles and Objectives
Principle	Objectives	How We Achieved These Objectives
Pay for Performance	• Drive Profitability
Most of the total compensation paid to our named executive officers is based on our adjusted pre-tax operating income or business line performance. In addition, up to half of the PSU award is earned only if our adjusted ROE meets certain levels.

• Drive Shareholder Returns
Our executive officers are granted a PSU award which vests if we achieve certain levels of (1) adjusted ROE, and (2) relative TSR over a three-year performance period from the date of grant. Vesting is based on meeting one or both metric’s respective threshold level of performance at the end of the three-year performance period; if the threshold is not met, the portion of the PSU relating to that metric is forfeited.

• Demonstrate Leadership
Our named executive officers’ performance is also measured against defined objectives in areas such as strategic initiatives, business performance, leadership effectiveness, and internal talent development, which impacts their annual incentive compensation amounts.

Sustain and Strengthen the Franchise	• Attract Talent
Because our business is highly competitive and relies on the talents and efforts of our employees, our compensation program is designed to be competitive to allow us to attract the most talented people who are committed to the long-term success of our company.

• Retain Talent
Our success drives the compensation realized by our executive officers, both in the form of increased incentive compensation paid and in appreciation of the company’s stock price, which makes up a significant portion of our executive officers’ annual incentive compensation in the form of time-vested restricted stock.

Align Risk and Reward	• Foster Balanced Risk-Taking
We use a mix of compensation components—base salary, annual incentives and long-term incentives—to create an environment that encourages increased profitability for the company without undue risk-taking. We also have an incentive compensation recovery policy that allows the Committee to recover incentive compensation under certain circumstances.

Align Employees with Shareholders	• Encourage Equity Ownership
We use equity ownership to directly align the interests of our executive officers with those of our shareholders in creating long-term shareholder value. A significant portion of annual incentives is paid in restricted shares of our common stock, and each executive officer is subject to our stock ownership guidelines that requires them to hold a specified multiple of their base salary in shares of our company stock while they are an executive officer.

Executive Compensation: Compensation Discussion and Analysis

Relationship between Performance and Total Incentive Pay
The design of our incentive program is intended to directly align pay with performance. Total incentive compensation paid to our executive officers includes compensation from our (1) annual incentive program and (2) long-term PSU award program.
Our annual incentive program is intended to directly align annual incentive pay with a measure of our profitability. Our long-term PSU award program is intended to directly align long-term incentive pay with our (1) adjusted ROE and (2) relative TSR. Each year, annual incentives are determined based on individual and business line operating performance as measured by our adjusted pre-tax operating income. Long-term PSU awards are then granted to our executive officers in amounts that are tied to the amount of annual incentives that each executive officer earned during that year. The executive officer must then earn the PSU award through long-term performance.
Our annual incentive program measures performance in terms of our adjusted pre-tax operating income. Executive officers receive increased annual incentives when the company (in the case of the CEO and CFO) or his or her business line (in the case of business line leaders) achieves increased annual profitability.

Executive Compensation: Compensation Discussion and Analysis

The Committee’s Use of Discretion in Setting Annual Incentive Compensation

Although annual incentive compensation is based on company and business line operating performance, the Committee exercises discretion that allows it to best align executive officer pay with performance during the year. The Committee believes that its ability to use discretion in setting annual incentive compensation is a critical feature of the company’s annual incentive compensation program for the following reasons:
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We operate in a cyclical industry. The Committee’s use of discretion allows it to take into consideration other, less quantifiable factors that impacted company and business line operating performance, including relative performance against the company’s peers, and provides the flexibility to adjust annual incentive compensation for individual performance versus broader cyclical or market-driven factors that may have impacted results.

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A formulaic annual incentive program based on predetermined metrics could fail to appropriately incentivize our executive officers from pursuing the strategic opportunities that unexpectedly arise in a human capital-based industry such as ours. For example, our executive officers may find opportunities during the year to hire personnel which may decrease short-term profitability but may be in the best long-term interests of their business. The Committee’s use of discretion removes disincentives to taking advantage of such opportunities, while allowing it to hold management accountable for realizing specific results from those opportunities in subsequent years.

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Our annual incentive compensation program is designed to align long-term risk and reward, and the Committee’s use of discretion helps to achieve that goal.

2022 Compensation Determinations and Relevant Factors
After the Committee reviewed our adjusted pre-tax operating income and business line performance and followed the processes and considered the factors described above under “—How Compensation Decisions are Made,” the following were the material factors that influenced the Committee’s determination of 2022 total incentive compensation for each of the named executive officers:

Executive Compensation: Compensation Discussion and Analysis

Chad R. Abraham Chairman and CEO
As CEO, Mr. Abraham is responsible for overseeing our firm-wide financial performance, business strategy, and execution, as well as for managing our business operations. Mr. Abraham’s 2022 incentive compensation decreased approximately 35% from 2021, which reflects more challenging market conditions and reduced client activity in 2022 as compared to record 2021 levels. In determining Mr. Abraham’s 2022 total incentive compensation, the Committee took the following factors into account as well as other compensation considerations:
Pay for Performance
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Led us to full year 2022 adjusted net revenues of $1.43 billion, adjusted net income of $201.3 million, and adjusted earnings per share of $11.26, representing our second strongest year on record.

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At the end of 2022, our three- and five-year TSR was 4th among our 13 peers.

Sustain and Strengthen the Franchise
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Managed the successful integration of our three strategic acquisitions completed in 2022: DBO Partners, Cornerstone Macro, and Stamford Partners, each of which further diversified and expanded the capabilities of our platform.

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Balanced growth and profitability across our firm, and focused our firm on continuing to find growth opportunities within a challenging market environment.

2022 Incentive Compensation Overview for Chad R. Abraham

On February 15, 2023, the Committee granted a special performance-based non-qualified stock option to Mr. Abraham to purchase 75,000 shares of our Common Stock. The option was awarded with an exercise price of $170.77, which represented a 10% premium to the closing price of a share of our common stock on the grant date, and is intended to incentivize Mr. Abraham to further drive the company’s growth and performance. Mr. Abraham was last awarded a special option grant in connection with his promotion to CEO in February 2018, which fully vested in February 2023.
The grant date fair value of the option award was $3,503,250. The option vests in three equal parts on the third, fourth, and fifth anniversaries of the date of grant as long as Mr. Abraham remains an employee of the company. The option must be exercised within ten years of the date of grant. Because the option grant was unrelated to Mr. Abraham’s 2022 performance, the value of the grant has not been included in discussions in this Compensation & Discussion Analysis of 2022 incentive compensation totals.

Executive Compensation: Compensation Discussion and Analysis

Timothy L. Carter CFO
As CFO, Mr. Carter is responsible for overseeing our overall financial plan, capital and financial risk management, and our financial reporting. Mr. Carter’s 2022 annual incentive compensation decreased 28% as compared with 2021, which reflects more challenging market conditions and reduced client activity in 2022 as compared to record 2021 levels. In determining Mr. Carter’s 2022 total incentive compensation, the Committee took the following factors into account as well as other compensation considerations:
Pay for Performance
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Led our 2022 strategic and financial plan, including compensation and expense management which helped maintain our strong profitability.

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Managed capital management initiatives, including our dividend program, which resulted in a total dividend related to 2022 of $3.65 per share. An aggregate of $295 million of capital was returned to shareholders during 2022 through share repurchases and dividends paid.

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At the end of 2022, our three- and five-year TSR was 4th among our 13 peers.

Sustain and Strengthen the Franchise
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Led our capital and financial risk management, financial reporting, and investor relations and research coverage.

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Managed our treasury, financial planning & analysis and regulatory reporting functions

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Managed the successful accounting and financial reporting integration of our three strategic acquisitions completed in 2022: DBO Partners, Cornerstone Macro, and Stamford Partners.

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Managed the continued high quality of our accounting and financial reporting functions.

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Acts as Executive Sponsor of our Multicultural Network.

2022 Incentive Compensation Overview for Timothy L. Carter

Executive Compensation: Compensation Discussion and Analysis

James P. Baker Global Co-Head of Investment Banking and Capital Markets

Michael R. Dillahunt Global Co-Head of Investment Banking and Capital Markets
As Global Co-Heads of Investment Banking and Capital Markets, Messrs. Baker and Dillahunt are responsible for managing, developing, and executing on our business strategy for our investment banking and capital markets businesses. Mr. Baker’s 2022 annual incentive compensation decreased 30% as compared with 2021, which reflects the 35% decline in our corporate investment banking business’s revenues in 2022, which was in line with the overall decline in market activity in 2022 as compared to record 2021 levels. Mr. Dillahunt was not a named executive officer in 2021. In determining Messrs. Baker’s and Dillahunt’s 2022 total incentive compensation, the Committee took the following factors into account as well as other compensation considerations:
Pay for Performance
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Led our advisory services business, which achieved its second highest ever revenues of $776 million, representing 54% of our total 2022 adjusted net revenues, despite challenging market conditions that resulted in a significant decline in client activity during the year.

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Positioned our advisory services business for continued market share gains, which ranked second on announced U.S. M&A deals under $1 billion in 2022.

Sustain and Strengthen the Franchise
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Led the acquisition and integration of Stamford Partners, bolstering our European consumer coverage.

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Led the acquisition and integration of DBO Partners, which is an important component of our long-term strategy to grow technology investment banking and add a general partner advisory practice.

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Led targeted talent growth efforts resulting in a total headcount of 159 corporate investment banking managing directors, which is the highest in our firm’s history.

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Focused on mentoring and developing diverse investment banking talent.

Executive Compensation: Compensation Discussion and Analysis

2022 Incentive Compensation Overview for James P. Baker and Michael R. Dillahunt

Executive Compensation: Compensation Discussion and Analysis

Jonathan J. Doyle Vice Chairman and Head of Financial Services Group
As Vice Chairman and Head of Financial Services Group, Mr. Doyle is responsible for leading the overall business and growth strategy of the financial services group, and he plays an active role in many of firm’s key client relationships. In his responsibilities, Mr. Doyle manages and leads the employees within our financial services investment banking group that joined our firm in connection with the acquisition of Sandler. Mr. Doyle’s 2022 annual incentive compensation decreased 32% as compared with 2021, which was in line with the overall decline in market activity in 2022 as compared to record 2021 levels. In determining Mr. Doyle’s 2022 total incentive compensation, the Committee took the following factors into account as well as other compensation considerations:
Pay for Performance
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Led our financial services group to a solid financial performance in 2022, with financial services advisory being one of our strongest performing sectors during the year and a significant contributor to our firm-wide financial results.

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Led the financial services group advisory team, which ranked No. 1 by S&P Global Market Intelligence in U.S. bank and thrift M&A based on number of announced transactions in 2022, advised on 7 of the 10 largest bank mergers announced during the year, and advised on about 25% of the total number of announced bank deals during 2022, more than double the transactions reported by the next-closest advisor.

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Led our financial services group to grow non-depository revenues, which accounted for nearly 50% of our total financial services investment banking revenues in 2022 (up from 32% for 2019 before the group joined our platform).

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Personally advised clients on corporate transactions and was a significant revenue producer during 2022.

Sustain and Strengthen the Franchise
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Continued to oversee and lead the integration of the financial services group into our broader platform, allowing us to utilize our combined platform to strengthen our respective client offerings.

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Led the financial services group to increase their growth efforts across their verticals through focused hiring and development, which contributed to their continued growth beyond the depositories sector.

2022 Incentive Compensation Overview for Jonathan J. Doyle

Executive Compensation: Compensation Discussion and Analysis

Annual Incentives Paid in Restricted Compensation
With respect to our annual performance, the Committee determines a total incentive compensation amount that is based on the profitability of the company (with respect to the CEO and CFO) or operating performance of the applicable business line (with respect to business line leaders) and individual performance during the year. Of that total incentive compensation amount, generally between 40% and 55% is paid to each named executive officer in cash as an annual incentive. With respect to the remaining 45% to 60% of the total incentive amount, the Committee then splits this amount between (1) long-term PSU awards and (2) time-vested restricted compensation.
As a result, under our typical executive compensation program, even when our named executive officers have very strong business performance in one year, between 45% to 60% of their total incentive compensation has performance-based and time-based vesting conditions. More specifically, each named executive officer generally receives between 22.5% and 30% of his or her total incentive compensation amount in the form of long-term PSU awards.
The time-vested restricted compensation is allocated 50% in restricted shares of our common stock, and 50% in restricted investment fund shares pursuant to our MFRS Plan (as defined below). This restricted compensation vests in three equal annual installments from the date of grant. By paying a portion of annual incentives in time-vested restricted stock, our executive officers are incentivized to achieve long-term returns for our shareholders, as the value of the restricted stock that vests is tied to the performance of our stock price over time. The number of shares of restricted stock granted to each executive officer was determined by dividing the total dollar value designated to be paid out to the executive officer in restricted stock by the closing price per share of our common stock on the New York Stock Exchange on February 15, 2023.
Dividends are accrued on the unvested shares of restricted stock and are only paid out at the time that the underlying restricted shares vest.
Mutual Fund Restricted Share Plan
The Mutual Fund Restricted Share Plan (the “MFRS Plan”) provides that a portion of the restricted compensation granted for annual incentive compensation is paid in the form of restricted shares of selected investment funds. The MFRS Plan provides us another way of increasing retention of our executive officers by deferring a portion of their annual incentive compensation and requiring that they continue working for the company in order to receive it. In 2022, each named executive officer received 50% of their restricted compensation in investment fund shares. The MFRS awards have the same restrictions that would apply to restricted shares of our common stock and vest ratably over three years from the date of grant. We adopted the MFRS Plan to provide our executives an opportunity to diversify the restricted compensation they receive, and we believe the MFRS Plan will help us attract and retain top talent.
Long-Term PSU Awards
The Committee granted the 2022 PSU awards on February 15, 2022, with the amount based on 2021 performance, and 2023 PSU awards on February 15, 2023, with the amounts based on 2022 performance. The amount of each PSU award granted to each executive officer is determined in relation to their related annual incentives for the year (which were determined based on profitability and individual performance), resulting in each named executive officer receiving between 22.5% and 36% of his or her total incentive compensation in the form of a PSU award (Mr. Doyle received 10% of his 2021 incentive compensation (paid and/or granted in February 2022) in the form of a PSU award as provided in his employment agreement, but received 22.5% of his 2022 incentive (paid and/or granted in February 2023) in the form of a PSU award).
The grant date fair value of the February 2023 award is reflected in the Supplemental Compensation Table above for 2022 compensation. The grant date fair value of the February 2022 award is reflected in the Summary Compensation Table below for 2022 compensation earned as part of the executive compensation program for 2021 performance.

Executive Compensation: Compensation Discussion and Analysis

February 2022 and 2023 PSU Awards Overview

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PSU awards vest only if certain (1) adjusted ROE, or (2) relative TSR metrics are met over a three-year period.

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Our adjusted ROE targets for each annual PSU grant are determined by the Committee based on our recent and planned future operating performance to ensure that the award properly rewards performance.

Granted February 2022 (for 2021 Performance)
Piper Sandler Relative TSR Targets	Piper Sandler Adjusted ROE Targets

Potential 50% of award	TSR Performance Measure

Half of the target shares will be earned based on our relative TSR.

Relative TSR Earned	% of PSUs
Below 25th percentile	**0%**
25th percentile (threshold)	**12.5%**
50th percentile (target)	**50%**
75th percentile (maximum)	**75%**

Potential 50% of award	ROE Performance Measure

Half of the target shares will be earned based on our adjusted ROE.

Adjusted ROE Earned	% of PSUs
Below 16.4%	0%
16.4% (threshold)	25%
23.4% (target)	50%
26.4% (maximum)	75%

Granted February 2023 (for 2022 Performance)
Piper Sandler Relative TSR Targets	Piper Sandler Adjusted ROE Targets

Potential 50% of award	TSR Performance Measure

Half of the target shares will be earned based on our relative TSR.

Relative TSR Earned	% of PSUs
Below 25th percentile	0%
25th percentile (threshold)	12.5%
50th percentile (target)	50%
75th percentile	75%
85th percentile (maximum)	100%

Potential 50% of award	ROE Performance Measure

Half of the target shares will be earned based on our adjusted ROE.

Adjusted ROE Earned	% of PSUs
Below 10.0%	**0%**
10.0% (threshold)	**25%**
16.0% (target)	**50%**
22.0%	**75%**
25.0% (maximum)	**100%**

Note: Each vesting metric provides for interpolation between points in the tables above on a straight-line basis (from threshold to target and from target to maximum).
With respect to the peer group used for relative TSR, our PSU grants use the list of companies within the Russell 3000 that have an investment banking GICS code as of the date of the grant. Occasionally, the Committee may determine to add an additional peer investment bank to the group if such peer is not otherwise captured by the above criteria and the Committee determines that its inclusion would increase the representativeness of the peer group. For the February 2022 PSU grant, this peer group was as follows: B. Riley Financial, Cowen Inc., Evercore Inc., The Goldman Sachs Group, Inc., Greenhill & Co., Houlihan Lokey, Lazard Ltd., Moelis & Company, Morgan Stanley, Oppenheimer Holdings, Inc., PJT Partners Inc., Raymond James Financial, Stifel Financial Corp., and StoneX Group Inc. This group is not identical with the compensation peer group disclosed below.
The PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by requiring that the company achieve certain levels of (1) adjusted ROE or (2) relative TSR in order to vest. The target level of the adjusted ROE metric is determined based upon a number of factors, including the company’s recent operating performance, assessed cost of capital, and long-term financial performance objectives. The Committee believes that the PSU award program incentivizes our executive officers to achieve strong financial performance as measured by adjusted ROE and shareholder returns.

Executive Compensation: Compensation Discussion and Analysis

The 36-month performance period is designed to provide management an incentive to focus on our strategic direction, sustained performance, and long-term value creation. The Committee established the vesting performance metrics with the intent that our executive officers will only receive additional long-term incentive compensation above the target amounts of the PSU awards if, over the performance period, we significantly outperform the peer group used for the relative TSR metric and/or achieve an adjusted ROE that exceeds the target ROE. In 2023, following a competitive benchmarking analysis of long-term performance-based awards at peer firms prepared by our independent compensation consultant, the Committee determined to add an additional performance threshold and vesting amount (200%) for each of the relative TSR and adjusted ROE metrics in order to better align the terms with peer practices and incentivize long-term outperformance.
For purposes of the awards, TSR is calculated based on the average closing price per share of our common stock on the New York Stock Exchange during the trailing 60 calendar days as of the beginning and the end of the performance period, and takes into account dividends paid during the performance period. Adjusted ROE under the PSU awards is a non-GAAP financial measure that is calculated based on our reported net income adjusted to eliminate certain expenses and losses that do not relate to our core business. See Appendix A to this proxy statement for a reconciliation of adjusted ROE to the most directly comparable GAAP financial measure.
The PSUs do not provide the recipient any rights as a shareholder, such as the right to vote, but do have dividend equivalent rights, which will result in dividends accruing on earned shares that are paid out when and only if those shares ultimately vest.
Other Compensation
Our executives receive only limited perquisites. Executive officers receive limited additional compensation in the form of reimbursement of certain insurance premiums, and they may receive limited personal use of aircraft under the company’s contractual arrangements. The cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.
How Compensation Decisions are Made
The Committee is responsible for approving the compensation paid to our executive officers and ensuring it meets our compensation objectives. With respect to our CEO, the Committee has sole responsibility for evaluating performance and determining his compensation. In doing so, the lead director solicits evaluation input from each member of the Board and also leads a discussion of the full Board reporting on the results of the annual evaluation and reviewing the CEO’s self-evaluation.
At the beginning of each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the current year if there are changes, and establishes incentive compensation targets for the upcoming year based on benchmarking data and the company’s financial plan.
Involvement of Executive Officers
The work of the Committee is supported by our human capital department, our finance department, and our legal department. Our Chief Human Capital Officer, CFO, and General Counsel, with input from the CEO, prepare and present information and recommendations for review and consideration by the Committee, including:
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The annual performance goals for each executive officer;

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Financial information for the company and each business unit reviewed in connection with executive compensation decisions;

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The firms considered in the compensation peer group and financial and compensation data for those firms (including TSR for those firms as compared to the company);

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The performance evaluations and compensation recommendations for the executive officers;

Executive Compensation: Compensation Discussion and Analysis

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Tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting total proposed compensation and potential compensation under various scenarios; and

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The evaluation and compensation process to be followed by the Committee.

Compensation Peer Group
The Committee and its independent compensation consultant, with input from management, annually identify a compensation peer group of firms with which we compete for executive talent. As a middle-market, full-service investment bank, there are a limited number of other companies that are directly comparable to Piper Sandler. Our peer group primarily consists of investment banks as well as similar human capital-based financial consulting businesses with revenues and market capitalizations similar to ours. Our 2022 peer group, which we use to benchmark our 2022 compensation against generally, consisted of the following companies:
2022 Peer Group
Canaccord Genuity Group Inc. Cowen Group, Inc. Evercore Partners Inc. FTI Consulting, Inc. Greenhill & Co. Houlihan Lokey, Inc. Jefferies Financial Group Inc.	Lazard Ltd. Moelis & Co. Oppenheimer Holdings Inc. Perella Weinberg Partners PJT Partners, Inc. Stifel Financial Corp.
We also may use data from external market surveys to the extent that such surveys are available and provide representative data, and we may review publicly available data for similar companies that are not direct competitors to address issues we may encounter obtaining compensation information for executives holding positions comparable to our executive officers. The peer group market data is an important factor considered by the Committee when setting compensation, but it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on individual performance, firm performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As such, the Committee uses peer group and market survey information to put the total compensation proposed to be paid to each named executive officer in context of pay ranges for like positions at similar companies, and confirms that any variances from median pay levels and market norms are justified in light of the specific circumstances of our financial or business performance and our named executive officers.
The Committee and management use the peer group above for benchmarking compensation levels and firm performance; however, the PSU awards use a broader group of financial services firms for purposes of measuring the relative TSR metric of the PSU awards.
Compensation Consultant
Throughout 2022, the Committee received advice and recommendations concerning our executive compensation program from Semler Brossy Consulting Group (“Semler Brossy”) as its independent compensation consultant.
The Committee considered advice and recommendations received from Semler Brossy in making executive compensation decisions. Semler Brossy did not provide services to us other than the advice provided to the Committee. The Committee determined that Semler Brossy had no conflicts of interest in providing services to the Committee and is independent under the factors set forth in the NYSE rules for compensation committee advisors.
Limited Term Employment Agreement with Mr. Doyle
In connection with our acquisition of Sandler in 2020, Mr. Doyle became our vice chairman and head of financial services group, and we appointed him to the Board in January 2020. His leadership has helped

Executive Compensation: Compensation Discussion and Analysis

to ensure the success of the integration. Further, Mr. Doyle remains a key producer within the financial services group as he continues to advise clients.
As previously disclosed and discussed in the proxy statements that we prepared for our 2021 and 2022 annual shareholders’ meetings, in connection with the acquisition, we made the strategic decision to enter into a limted term employment agreement with Mr. Doyle that provides for minimum levels of incentive compensation from 2020 through 2024 while providing us with extensive restrictive covenants, including a five-year non-compete, designed to protect the value paid in the transaction. The employment agreement provides that Mr. Doyle’s annual incentive compensation will be no less than $5,000,000 through 2024. If Mr. Doyle is terminated by the company without cause, he will receive an annual bonus for the year in which he was terminated, but not for any additional years.
Compensation Policies
Executive Stock Ownership and Prohibition on Hedging and Pledging
We have adopted stock ownership guidelines to ensure that our executives maintain a meaningful equity stake in the company, which aligns management’s interests with those of our shareholders. The guidelines also help to drive long-term performance and strengthen retention. Our stock ownership guidelines generally require that our executive officers own a specific multiple of their annual base salary in shares of our common stock. The ownership multiple is eight times the base salary for our CEO, three times the base salary for each of our President, CFO, and business line heads, and one times the base salary for every other executive officer. Whether an executive officer meets the guidelines is determined at the beginning of each year by multiplying his or her share ownership (not including unvested stock awards) by the average daily closing price per share of our common stock on the New York Stock Exchange for the prior year. If an executive officer is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them as executive officers through the Incentive Plan, or acquired upon exercise of stock options, net of taxes and exercise costs. The guidelines apply upon becoming an executive officer and remain in effect while the individual serves as an executive officer. As of December 31, 2022, all of our executive officers are in compliance with this policy.
All of our employees, including our executive officers, as well as our non-employee directors are prohibited from hedging, or entering into any short positions or derivative transactions substantially equivalent to short positions (including protective puts), or pledging any shares of our common stock, even shares they can freely sell.
Termination and Change-in-Control Arrangements
We do not have any separate change-in-control agreements (often referred to as “golden parachute” arrangements) that would pay a certain multiple of an executive’s compensation (e.g., base salary) upon a change-in-control of the company. In certain instances, award agreements and plans may include provisions regarding the payment of compensation in the event of a termination of employment or a change-in-control of our company as follows:
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All awards granted under the Incentive Plan contain a “double trigger” provision that provides that awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the award recipient’s employment is terminated involuntarily (other than for “cause”) within 24 months of the change-in-control.

•
If a change-in-control occurs during the performance period for the PSUs, then each PSU will be converted into a share of restricted stock with time-based vesting, and, if the executive’s employment with us or one of our affiliates is terminated after the change-in-control and prior to the end of the performance period by us or one of our affiliates without cause, by the executive for good reason, or in connection with the executive’s death, disability or retirement, then all restrictions on such shares of restricted stock will lapse upon such termination.

Executive Compensation: Compensation Discussion and Analysis

•
Under the Incentive Plan, following a termination of employment (other than as a result of a change-in-control), our restricted stock awards granted as part of our annual incentive program will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards.

•
Executive officers who are terminated during the year (other than as a result of a change-in-control) will receive cash and equity compensation for that year under our annual incentive program in the discretion of the Committee.

Clawback Policy
The Board has adopted a clawback policy that allows the Committee to recover incentive compensation from any current or former executive officer if that executive officer engages in intentional misconduct that caused or contributed to noncompliance with a financial reporting requirement under the federal securities laws which requires the company to file an accounting restatement with the SEC. If the Committee seeks to recover incentive compensation following an accounting restatement, the amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned based on the restated financial results as determined by the Committee. In addition, regardless of whether there is an accounting restatement, the Committee may recover incentive compensation from a current or former executive officer if that executive officer engages in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the company’s financial results as filed with the SEC. The incentive compensation recoverable in this circumstance will be based on the Committee’s determination of the harm caused by the executive officer’s conduct and the incentive compensation awarded to the officer with a vesting or performance period during which the conduct took place. The Board continues to monitor regulatory developments and intends to further review and revise the policy as necessary to comply with NYSE listing standards implementing new Exchange Act Rule 10D-1.
Equity Grant Timing Policy
In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our CEO to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards.
Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount we may deduct for compensation paid in any year to our named executive officers to $1,000,000. This limit on the deductibility for federal tax purposes of compensation amounts paid in excess of $1,000,000 has not impacted the design of our executive compensation program as described in this Compensation Discussion and Analysis, as our Committee continues to emphasize performance-based compensation that aligns with its pay-for-performance compensation philosophy.

Executive Compensation: Compensation Discussion and Analysis

Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the foregoing review and discussions, has recommended to the Board the inclusion of the Compensation Discussion and Analysis in the company’s 2022 year-end disclosure documents.
Compensation Committee of the Board of Directors of Piper Sandler Companies
Scott C. Taylor, Chairperson
William R. Fitzgerald
Victoria M. Holt
Thomas S. Schreier

Executive Compensation

Summary Compensation Table
The following table contains compensation information for the fiscal years noted in the table for our named executive officers.
Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Chad R. Abraham CEO	2022	650,000	6,160,411	—	4,042,500	329,290	11,182,201
	2021	633,333	3,085,233	—	5,279,167	140,481	9,138,214
	2020	283,333	2,522,168	—	3,857,000	31,349	6,693,850
Timothy L. Carter CFO	2022	425,000	1,015,368	—	1,203,125	65,363	2,708,855
	2021	425,000	607,235	—	1,671,875	21,927	2,726,037
	2020	241,667	479,989	—	1,351,000	10,466	2,083,122
James P. Baker Global Co-Head of Investment Banking and Capital Markets	2022	425,000	1,733,355	—	2,368,438	37,794	4,564,587
	2021	425,000	936,890	—	3,362,188	16,678	4,740,756
	2020	241,667	797,833	—	2,285,500	15,381	3,340,381
Michael R. Dillahunt Global Co-Head of Investment Banking and Capital Markets(4)	2022	425,000	1,656,509	—	2,765,938	44,249	4,891,696
Jonathan J. Doyle Vice Chairman and Head of Financial Services Group	2022	500,000	2,580,934	—	4,637,500	41,883	7,760,317
	2021	500,000	2,062,269	—	7,687,500	32,685	10,282,454
	2020	260,898	9,895,652	—	6,621,000	9,359	16,786,909

(1)
The entries in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date value of the restricted stock, PSUs, and stock option awards computed in accordance with FASB ASC Topic 718. SEC rules do not permit inclusion in a given year of stock awards attributable to a particular year’s performance, as is the case for salary and non-equity incentive plan amounts. For example, the restricted stock and PSU grants disclosed in 2022 were made in February 2022, and were related to 2021 performance. See Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for the assumptions used in the valuation of the awards granted during 2022 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock and PSUs granted during February 2022 if target performance and maximum performance is achieved are as follows:

	Restricted Stock Awards (granted in February 2022 for 2021 performance) ($)	PSUs (granted in February 2022 for 2021 performance)
Name		Target ($)	Maximum ($)
Chad R. Abraham	2,029,219	4,131,192	6,196,788
Timothy L. Carter	334,515	680,852	1,021,278
James P. Baker	570,964	1,162,390	1,743,585
Michael R. Dillahunt	545,652	1,110,857	1,666,286
Jonathan J. Doyle	1,537,526	1,043,408	1,565,112

(2)
The amounts in this column include for the applicable year (i) the cash compensation earned under our annual incentive program and (ii) the portion of the annual incentive compensation earned during the year and paid in restricted compensation in the form of restricted investment fund shares under our MFRS Plan (which was 50% of the restricted compensation for 2022 annual incentive compensation). The following amounts earned for 2022 performance were paid to the named executive officers in the form of restricted investment fund shares in February 2023: Mr. Abraham: $1,102,500; Mr. Carter: $240,625; Mr. Baker: $402,188; Mr. Dillahunt: $469,688; and Mr. Doyle: $787,500. The MFRS vest in three equal annual installments from the date of grant.

Executive Compensation

(3)
All other compensation for 2022 includes the following payments of accrued cash dividends from vested restricted shares and PSUs: Mr. Abraham: $317,455; Mr. Carter: $55,286; Mr. Baker: $28,077; Mr. Dillahunt: $33,862; and Mr. Doyle: $25,493. The other amounts reported include 401(k) matching contributions, insurance premiums for life and long-term disability benefits, the cost of airfare for spouses to attend an off-site directors’ retreat we held during 2022, the incremental cost of a flight for Mr. Abraham’s spouse to accompany him to an industry event, and limited personal use of aircraft that our company has use of under a contract with FlexJet. Under this contract, the company pays certain hourly and monthly fees for its use of two different airplanes. The incremental cost to the company excludes monthly fees because such fees do not change based on usage. The value of personal use of aircraft under the FlexJet arrangement is imputed for federal income tax purposes as income based on Internal Revenue Service guidelines using Standard Industry Fare Level rates, which are determined by the U.S. Department of Transportation. We do not reimburse or otherwise gross-up any income tax owed for personal use of the aircraft.

(4)
Mr. Dillahunt was not a named executive officer for 2021 or 2020. Accordingly, the table above includes the compensation of Mr. Dillahunt only for 2022.

Executive Compensation

Grants of Plan-Based Awards
The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2022.
Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
				Threshold	Target	Maximum
Chad R. Abraham	—	—	4,042,500	—	—	—	—	—	—	—
	2/15/2022	2/8/2022	—	13,628	27,256	40,884	—	—	—	4,131,192
	2/15/2022	2/8/2022	—	—	—	—	13,388	—	—	2,029,219
Timothy L. Carter	—	—	1,203,125	—	—	—	—	—	—	—
	2/15/2022	2/8/2022	—	2,246	4,492	6,738	—	—	—	680,852
	2/15/2022	2/8/2022	—	—	—	—	2,207	—	—	334,515
James P. Baker	—	—	2,368,438	—	—	—	—	—	—	—
	2/15/2022	2/8/2022	—	3,835	7,669	11,504	—	—	—	1,162,390
	2/15/2022	2/8/2022	—	—	—	—	3,767	—	—	570,964
Michael R. Dillahunt	—	—	2,765,938
	2/15/2022	2/8/2022	—	3,665	7,329	10,994	—	—	—	1,110,857
	2/15/2022	2/8/2022	—	—	—	—	3,600	—	—	545,652
Jonathan J. Doyle	—	—	4,637,500	—	—	—	—	—	—	—
	2/15/2022	2/8/2022	—	3,442	6,884	10,326	—	—	—	1,043,408
	2/15/2022	2/8/2022	—	—	—	—	10,144	—	—	1,537,526

(1)
The amounts in this column reflect the (i) cash compensation earned under our annual incentive program for 2022 performance and (ii) portion of the annual incentive compensation earned for 2022 performance and paid in restricted compensation in the form of restricted investment fund shares under our MFRS Plan (which was 50% of the restricted compensation for 2022 annual incentive compensation). These amounts correspond to the amounts disclosed under “Non-Equity Incentive Plan Compensation” for 2022 in the Summary Compensation Table above.

(2)
The amounts in this column reflect the number of PSUs granted to the named executive officers on February 15, 2022, which will be earned and vest based on our adjusted ROE and our TSR as measured on a relative basis compared to other companies within the Russell 3000 that have an investment banking GICS code as of the date of the grant over a 36-month performance period. The number of PSUs granted to each named executive officer was determined by dividing a dollar value for the executive’s award by the fair market value of a PSU, rounded up to the nearest whole PSU. The fair market value of each PSU granted on February 15, 2022, was $148.90. The 50% portion of the award that vests based on relative TSR was determined to have a fair market value of $73.11 per PSU, and was determined by using a Monte Carlo simulation, which assumed a risk-free interest rate of 1.80%and expected stock price volatility of 43.8%. The remaining 50% of the award that vests based on adjusted ROE was determined to have a fair market value of $75.79 per PSU, and was determined based on the $151.57 closing price of a share of our common stock on the New York Stock Exchange on February 15, 2022. The number of PSUs reflected in the table above represents the threshold, target, and maximum number of shares of common stock that may be issued pursuant to the PSU awards depending on the performance metrics that are achieved. If the performance metrics that are achieved for the adjusted ROE and/or the relative TSR measures exceed the target amounts, then the maximum number of shares of common stock that can be earned under the PSU awards are 150% of the target number of shares.

(3)
The February 2022 PSUs do not provide any voting rights, but do provide the recipient with dividend equivalent rights, which will be paid out in cash at the end of the performance period only on those shares that are ultimately earned and vested under the award. For a more complete description of the PSUs, see “Compensation Discussion and Analysis—Long-Term PSU Awards.”

(4)
The amounts in this column reflect restricted company common stock awards granted to the named executive officers in February 2022 based on their 2021 performance. The shares of restricted stock were granted to these officers on February 15, 2022. All of the restricted stock was granted under the Incentive Plan and will vest in three equal installments on February 16th of each of 2023, 2024, and 2025, assuming the award recipient complies with the terms and conditions of the applicable award agreement. The restricted stock awards are subject to forfeiture prior to vesting following certain terminations of employment or in the event the award recipient is terminated for cause, misappropriates confidential company information, participates in or is employed by a talent competitor of Piper Sandler, or solicits employees, customers or clients of Piper Sandler, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote all shares of Piper Sandler restricted stock they hold, but do not receive accrued dividends until the shares vest. The number of shares of restricted stock awarded to each named executive officer for 2021 performance was determined by dividing specified dollar amounts representing a percentage of the individual’s total annual incentive compensation for 2021 by $151.57, the closing price of our common stock on the February 15, 2022 grant date.

(5)
The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2022.
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Chad R. Abraham	32,666	16,334	99.00	2/15/2028	23,568	3,068,318	65,811	8,567,935
Timothy L. Carter	—	—	—	—	3,930	511,647	12,354	1,608,368
James P. Baker	—	—	—	—	6,589	857,822	20,167	2,625,542
Michael R. Dillahunt	—	—	—	—	6,841	890,630	7,329	954,163
Jonathan J. Doyle	—	—	—	—	141,930	18,477,867	15,258	1,986,440

(1)
The stock options fully vested on February 15, 2023.

(2)
The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement.

Vesting Date	Chad R. Abraham	Timothy L. Carter	James P. Baker	Michael R. Dillahunt	Jonathan J. Doyle
January 17, 2023	—	—	—	—	41,428
February 16, 2023	11,166	1,904	3,181	3,247	7,131
January 17, 2024	—	—	—	—	41,429
February 16, 2024	7,939	1,290	2,152	2,394	7,131
January 17, 2025	—	—	—	—	41,429
February 16, 2025	4,463	736	1,256	1,200	3,382

(3)
The values in these columns are based on the $130.19 closing sale price of a share of our common stock on the New York Stock Exchange on December 30, 2022.

(4)
The numbers in this column reflect the number of PSUs awarded in February of 2020, 2021, and 2022 that will vest on February 28 of 2023, 2024, and 2025, respectively, to the extent earned in accordance with the performance metrics over the three-year performance period. These performance metrics are adjusted ROE and relative total shareholder return. The number of PSUs shown represents the target number of shares of common stock that may be issued pursuant to such award depending on the performance metrics that are achieved.

Executive Compensation

Option Exercises and Stock Vested
The following table sets forth certain information concerning stock options exercised and restricted stock and PSU awards vested during the year ended December 31, 2022.
	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Chad R. Abraham	—	—	30,171	4,528,878
Timothy L. Carter	—	—	5,245	787,319
James P. Baker	—	—	3,068	470,539
Michael R. Dillahunt	—	—	3,659	561,181
Jonathan J. Doyle	—	—	3,749	557,476

(1)
There were no stock options exercised by our named executive officers during 2022.

(2)
The value realized upon vesting of the restricted stock awards is based on the $153.37 closing sale price of a share of our common stock on the New York Stock Exchange on February 16, 2022, the date on which the awards vested. In addition, 150% of the PSUs that were granted to our executive officers in February 2019 vested following the certification by our Committee that certain total shareholder return and ROE metrics were met, and each PSU that vested was settled in a share of our common stock. The value realized upon settlement of the PSUs is based on the $148.70 closing sale price of a share of our common stock on the New York Stock Exchange on February 25, 2022.

Potential Payments Upon Termination or Change-in-Control
The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2022. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2022, using the closing sale price per share of $130.19.
	Type of Termination
Name	Change-in-Control Not Followed by Employment Termination ($)	Involuntary Termination Within 24 Months Following a Change-in-Control ($)	Voluntary Termination ($)	Involuntary Termination Under Severance Plan ($)	Other Involuntary Termination Not for Cause ($)	Death or Disability ($)	Involuntary Termination for Cause ($)
Chad R. Abraham
Severance(1)	—	—	—	325,000	—	—	—
Restricted Compensation(2)(3)	—	5,536,424	5,536,424	5,536,424	5,536,424	5,536,424	—
PSUs(4)	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—
Stock Options(2)(5)	—	509,458	—	509,458	—	509,458	—
Timothy L. Carter
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	931,175	931,175	931,175	931,175	931,175	—
PSUs(4)	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—
James P. Baker
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	1,662,266	1,662,266	1,662,266	1,662,266	1,662,266	—
PSUs(4)	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—
Michael R. Dillahunt
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	1,808,983	1,808,983	1,808,983	1,808,983	1,808,983	—
PSUs(4)	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—

Executive Compensation

	Type of Termination
Name	Change-in-Control Not Followed by Employment Termination ($)	Involuntary Termination Within 24 Months Following a Change-in-Control ($)	Voluntary Termination ($)	Involuntary Termination Under Severance Plan ($)	Other Involuntary Termination Not for Cause ($)	Death or Disability ($)	Involuntary Termination for Cause ($)
Jonathan J. Doyle
Severance(1)	—	—	—	250,000	—	—	—
Restricted Compensation(2)(3)	—	20,337,045	—	20,337,045	20,337,045	20,337,045	—
PSUs(4)	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	Indeterminable	—

(1)
Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee’s position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan. In addition, under this plan, the named executive officers would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the severance period.

(2)
Under the Incentive Plan, in the event of a change-in-control of Piper Sandler, all awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the recipient’s employment is terminated involuntarily (other than for cause) within 24 months of the change-in-control.

(3)
Under the applicable award agreements, all of the restricted stock and mutual fund restricted shares awards will continue to vest following a termination of employment only so long as the termination was not for cause and the employee does not violate certain post-termination restrictions; provided, however, that if Mr. Doyle voluntarily terminates his employment without good reason, the unvested portion of retention restricted stock award shall be forfeited. Vesting of all awards is also accelerated upon a company-determined severance event. The amounts in the table reflect these terms and conditions and assume compliance with any post-termination vesting requirements that are within the named executive officers’ control.

(4)
With respect to PSU awards, under the applicable award agreement, if the change-in-control occurs within the first 12-months of the performance period, each PSU automatically will become one share of restricted stock as if the performance under the award would have been achieved at the target level. If the change-in-control occurs within the second or third year of the performance period, each PSU automatically will become one share of restricted stock based on the actual performance achieved as if the date of the change-in-control were the last day of the performance period. If the named executive officer remains continuously employed by us after the closing of the change-in-control through the end of the 36-month performance period, all shares of restricted stock arising from the PSUs will vest on the last day of the performance period. If the named executive officer’s employment is terminated after the closing of the change-in-control and prior to the end of the performance period (i) by us without cause, (ii) by the named executive officer for good reason, (iii) in connection with the named executive officer’s death or disability or (iv) under such circumstances qualifying as a retirement, all unvested shares of restricted stock arising from the PSUs will vest on the date of termination of the named executive officer’s employment with us. Because the number of PSUs that would become shares of restricted stock in the event of a change-in-control depends on the date of the change-in-control, the total amounts are not determinable at this time. In the absence of a change in control, if the named executive officer’s employment with us terminates because of a company-determined severance event or the named executive officer’s death or disability, then the named executive officer will earn the same number of PSUs that would otherwise be earned pursuant to the award agreement (or in the case of a company-determined severance event, a pro rata portion of such number) but for the named executive officer’s termination. If the named executive officer experiences a voluntary termination under circumstances qualifying as a retirement or involuntary termination without cause, then the named executive officer will earn the same number of PSUs that would otherwise be earned pursuant to the award agreement but for the named executive officer’s termination, as long as the named executive officer does not violate certain post-termination

Executive Compensation

restrictions. The PSUs that might vest in connection with a named executive officer’s termination as a result of a company-determined severance event, his or her death or disability, voluntary termination under circumstances constituting retirement, or involuntary termination are not determinable at this time.
(5)
Under the applicable stock option award agreement, the stock options shall vest ratably on the third, fourth, and fifth anniversary of the date of grant, which was February 15, 2018. If Mr. Abraham is terminated by the company without cause following the second anniversary of the date of grant, then the portion of the stock option that was scheduled to vest on the next anniversary of the date of grant shall immediately vest in full and may be exercised until February 15, 2028.

Pay Versus Performance
The following table contains additional compensation and performance information for our CEO (our principal executive officer ) and other named executive officers (sometimes abbreviated in this section as “NEO”) for the fiscal years noted in the table. The disclosure included in this section is prescribed by SEC rules. For a discussion of how the company views its executive compensation program, including alignment with company performance, see the CD&A above.
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO(1) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(2) ($)	Average Compensation Actually Paid to Non-CEO NEOs(2) ($)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($)	Adjusted Pre-Tax Operating Income(4) ($)
					TSR ($)	Peer Group TSR(3) ($)
2022	11,182,201	4,446,107	4,981,196	2,227,357	184.02	134.26	101,180,000	269,153,000
2021	9,138,214	19,556,186	5,480,436	10,319,156	240.26	151.31	330,368,000	549,952,000
2020	6,693,850	9,327,590	6,794,365	8,212,364	129.64	111.36	49,356,000	250,288,000

(1)
A reconciliation of Total Compensation from the Summary Compensation Table to Compensation Actually Paid (sometimes abbreviated in this section as “CAP”) to our CEO and the average of our other NEOs is shown below:

	Summary Compensation Table Total ($)	Exclusion of Stock Awards ($)	Inclusion of Equity Values* ($)	Compensation Actually Paid ($)
Chad R. Abraham
2022	11,182,201	(6,160,412)	(575,682)	4,446,107
2021	9,138,214	(3,085,233)	13,503,205	19,556,186
2020	6,693,850	(2,522,168)	5,155,908	9,327,590
Average of Non-CEO NEOs
2022	4,981,196	(1,746,541)	(1,007,298)	2,227,357
2021	5,480,436	(1,175,465)	6,014,185	10,319,156
2020	6,794,365	(3,178,065)	4,596,064	8,212,364

*
The amounts in the Inclusion of Equity Values in the table above are derived from the amounts set forth in the following table:

Executive Compensation

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included ($)	Total— Inclusion of Equity Values ($)
Chad R. Abraham
2022	4,503,199	(3,854,605)	—	(1,224,276)	—	—	(575,682)
2021	6,614,712	6,707,894	—	180,599	—	—	13,503,205
2020	3,402,432	1,721,959	—	31,517	—	—	5,155,908
Average of Non-CEO NEOs
2022	1,309,496	(2,213,711)	—	(103,083)	—	—	(1,007,298)
2021	2,320,693	3,660,132	—	33,360	—	—	6,014,185
2020	4,085,084	504,155	—	6,825	—	—	4,596,064

(2)
The CEO is Chad R. Abraham for all reported years; the other named executive officers included for the year 2022 includes Messrs. Baker, Carter, Dillahunt, and Doyle. With respect to 2021, this group included Messrs. Baker, Carter, and Doyle and Debbra L. Schoneman, President. With respect to 2020, this group included Messrs. Carter, Doyle, and R. Scott LaRue, former Global Co-Head of Investment Banking and Capital Markets, and Ms. Schoneman.

(3)
Our peer group used for the TSR calculation is the S&P 500 Diversified Financials index, which is the industry index used to show our performance in our 2022 Form 10-K. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2019.

(4)
Our company-selected measure, adjusted pre-tax operating income, a non-GAAP measure, is defined and reconciled in Appendix A to this proxy statement.

Tabular List of Most Important Performance Measures Used to Determine Compensation Actually Paid for 2022
The following table lists the most important performance measures used by the Committee when determining compensation actually paid for our named executive officers in 2022. The measures in the table are not ranked.
Adjusted Pre-Tax Operating Income*	Adjusted ROE*	Adjusted Earnings Per Share*
Adjusted Net Revenues*	Relative TSR

*
Non-GAAP measures which are defined and reconciled to the most directly comparable GAAP financial measure in Appendix A to this proxy statement.

Relationship Between Pay and Performance
As discussed above in the CD&A sections titled “Relationship between Performance and Total Incentive Pay” and “Annual Incentives Paid in Restricted Compensation,” our executive compensation program is intended to directly align pay with performance, the most important measurement of which is profitability, which is best captured by our adjusted pre-tax operating income.
As a result of the structure of our executive compensation program, the most direct relationship between pay and performance will be between the total annual incentive compensation amounts shown in the

Executive Compensation

Supplemental Compensation Table and our adjusted pre-tax operating income, which are both depicted in the “2022 Incentive Compensation Overview” section of the Compensation Discussion and Analysis.
The amounts presented in the “Compensation Actually Paid” in the Pay Versus Performance Table above include the year-over-year changes in the value of the outstanding, unvested long-term PSU awards and time-vested restricted compensation which were granted in previous years as a portion of the named executive officers’ total annual incentives for that year. The Committee does not consider these year-over-year changes in unvested awards when determining each year’s annual incentives. In addition, our U.S. GAAP net income reflects acquisition-related compensation and non-compensation costs as well as other specified items that the Committee excludes from consideration when assessing profitability and performance.
Nevertheless, because between 40% and 55% of our named executive officers’ annual incentive compensation is paid in cash, and because the year-over-year change in value of unvested long-term PSU awards and time-vested restricted compensation should generally have some correlation with our profitability, a general relationship between Compensation Actually Paid to our named executive officers as disclosed in the Pay Versus Performance Table above and our net income and adjusted pre-tax operating income are shown below:

The company’s TSR has significantly outperformed the S&P 500 Diversified Financials index during the years shown.

Total Shareholder Return
(Value of Initial Fixed $100 Investment)
Total Shareholder Return (TSR)
$260
$240
$220
$200
$180
$160
$140
$120
$100
2019
2020
2021
2022
$240
$184
$151
$130
$134
$111
Piper Sandler Companies
S&P 500 Diversified Financials Index

We believe that our TSR during these years reflects our successful acquisition and integration of Sandler, as well as our continued execution on our strategic growth efforts which resulted in record results in 2021 and strong results during 2022 despite challenging market conditions. Our profitability during these years determined the annual incentives paid to our named executive officers, and Compensation Actually Paid to our named executive officers reflected the level of our profitability as well as the impact from the performance of our stock price over that time, as reflected below:

Executive Compensation

The Committee considers the company’s TSR compared to its compensation peer group when determining our named executive officers’ annual incentives, and the company uses TSR compared to a specifically selected peer group as a performance measure under the long-term PSU award.
CEO Pay Ratio
We reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for our fiscal year ended December 31, 2022 was approximately 58:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
The median employee used to calculate this ratio was the same employee that we identified and used in connection with the proxy statement that we prepared for our 2021 annual shareholders’ meeting. We believe that the continued use of this employee as our 2021 median employee is reasonable because we did not otherwise have any meaningful changes in our employee population or employee compensation arrangements in 2022. We determined the median employee’s annual total compensation for 2022, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.
The annual total compensation of our 2022 median employee was determined to be $195,382, which we then compared to the annual total compensation of our CEO disclosed above in the Summary Compensation Table of $11,182,201. The elements included in the CEO’s annual total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
Risk Assessment of Compensation Policies and Practices
In February 2022, our management prepared a company-wide inventory and review of our compensation policies and practices for both executive officers and for employees generally, which management discussed with the Compensation Committee. In connection with this review and discussion, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Security Ownership

SECURITY OWNERSHIP
Stock Ownership Guidelines
We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company to ensure that their interests are aligned with the interests of our shareholders. Our Compensation Committee has adopted stock retention guidelines to establish expectations for our executive officers and non-employee directors with respect to their equity stake in the company. Non-employee directors are expected to own shares of our common stock with a value at least equal to three times the annual basic cash retainer fee paid under our non-employee director compensation program, which does not include fees paid for committee or any other Board service. If a director is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them through the Incentive Plan. The guidelines for non-employee directors apply irrespective of taxes paid for shares awarded. As of December 31, 2022, all of our non-employee directors are in compliance with this policy.
The stock retention guidelines applicable to our executive officers and the hedging restrictions applicable to our executive officers and non-employee directors are described above in “Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging and Pledging.”
Beneficial Ownership of Directors, Nominees and Executive Officers
The following table shows how many shares of our common stock were beneficially owned as of March 20, 2023 by each of our directors and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. The table also includes the number of shares of phantom stock that were deemed owned as of this date by each of our non-employee directors. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.
Name of Beneficial Owner	Shares of Piper Sandler Common Stock*	Phantom Shares**
Chad R. Abraham	106,616(1)	—
James P. Baker	96,601(2)	—
Timothy L. Carter	18,688(3)	—
Michael R. Dillahunt	13,953(4)	—
Jonathan J. Doyle	214,394(5)	—
William R. Fitzgerald	1,725(6)	21,506
Victoria M. Holt	—	5,183
Robbin Mitchell	—	1,409
Thomas S. Schreier	5,478(7)	—
Sherry M. Smith	4,032(8)	7,440
Philip E. Soran	5,784(9)	15,465
Brian R. Sterling	20,761(10)	1,360
Scott C. Taylor	9,923(11)	5,599
All directors and executive officers as a group (15 persons)	593,397(12)	57,962

*
None of the individuals identified in this table owns more than 1% of Piper Sandler common stock outstanding with the exception of Mr. Doyle with 1.2%. As a group, our directors and executive officers hold 3.3% of Piper Sandler common stock. (These percentages are calculated using our outstanding shares as of March 20, 2023.) The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

Security Ownership

**
The directors have no voting or investment power with respect to the shares of phantom stock. All shares of phantom stock have been deferred pursuant to the Deferred Compensation Plan for Non-Employee Directors, as described above under “Compensation Program for Non-Employee Directors.”

(1)
Includes 10,306 shares of restricted stock that will vest on February 16, 2024, 6,830 shares of restricted stock that will vest on February 16, 2025, 2,368 shares of restricted stock that will vest on February 16, 2026, 55,000 shares of common stock held in a revocable living trust, of which Mr. Abraham and his spouse are the trustees, for the benefit of Mr. Abraham, and 32,112 shares of common stock held directly.

(2)
Includes 3,015 shares of restricted stock that will vest on February 16, 2024, 2,120 shares of restricted stock that will vest on February 16, 2025, 864 shares of restricted stock that will vest on February 16, 2026, 51,398 shares of common stock held by family trusts, and 39,204 shares of common stock held directly.

(3)
Includes 1,807 shares of restricted stock that will vest on February 16, 2024, 1,253 shares of restricted stock that will vest on February 16, 2025, 517 shares of restricted stock that will vest on February 16, 2026, and 15,111 shares of common stock held directly.

(4)
Includes 3,402 shares of restricted stock that will vest on February 16, 2024, 2,209 shares of restricted stock that will vest on February 16, 2025, 1,009 shares of restricted stock that will vest on February 16, 2026, and 7,333 shares of common stock held directly.

(5)
Includes 8,822 shares of restricted stock that will vest on February 16, 2024, 5,073 shares of restricted stock that will vest on February 16, 2025, 1,691 shares of restricted stock that will vest on February 16, 2026, 82,858 shares of restricted stock which Mr. Doyle received for employment retention in connection with our acquisition of Sandler O’Neill that will vest ratably on January 17 of 2024 and 2025, and 115,950 shares of common stock held directly.

(6)
All shares beneficially owned by Mr. Fitzgerald are held directly.

(7)
All shares beneficially owned by Mr. Schreier are held directly.

(8)
All shares beneficially owned by Ms. Smith are held directly.

(9)
All shares beneficially owned by Mr. Soran are held directly.

(10)
All shares beneficially owned by Mr. Sterling are held directly.

(11)
All shares beneficially owned by Mr. Taylor are held directly.

(12)
Includes 41,429 shares of restricted stock that will vest on January 17, 2024, 30,975 shares of restricted stock that will vest on February 16, 2024, 41,429 shares of restricted stock that will vest on January 17, 2025, 19,907 shares of restricted stock that will vest on February 16, 2025, 7,386 shares of restricted stock that will vest on February 16, 2026, and 452,271 shares of common stock held directly, by family members, or by family trusts.

Security Ownership

Beneficial Owners of More than Five Percent of Our Common Stock
Based on filings made under Section 13(g) of the Exchange Act of 1934, the persons known by us to be beneficial owners of more than 5% of our common stock, as of March 10, 2022, were as follows:
Name of Beneficial Owner	Shares of Piper Sandler Common Stock	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,543,637(1)	14.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,831,000(2)	10.3%

(1)
This information is based on a Schedule 13G/A filed with the SEC on January 23, 2023, by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power as to 2,494,637 shares and sole dispositive power as to 2,543,637 shares as of December 31, 2022.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has shared voting power as to 12,315 shares, sole dispositive power as to 1,802,020 shares, and shared dispositive power as to 28,980 shares as of December 31, 2022.

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the rules and regulations of the SEC.
Transactions with Related Persons
From time to time in the ordinary course of business, Piper Sandler, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Sandler or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm’s-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Sandler, such as brokerage, asset management and financial advisory services. Such transactions are made on substantially the same terms and conditions as other similarly-situated clients who are neither directors nor employees.
We have engaged in ordinary course trading, brokerage and capital markets transactions with BlackRock and Vanguard, both of whom are 5% or greater shareholders of the company. The transactions we conduct with these firms are negotiated on an arms-length basis and contain customary terms and conditions.
From time to time, we permit our employees, including executive officers, and directors who are accredited investors to personally invest in private funds managed by Piper Sandler to support marketing efforts for these funds. To encourage employee participation in these private funds, they may be offered to employees, including executive officers, on a reduced or no management fee basis. Our employees otherwise participate on the same terms as other similarly situated investors in the funds. During 2022, no distributions consisting of profits and other income and/or return of amounts initially invested exceeding $120,000 were made to our executive officers or directors, except for distributions from our merchant banking fund to Mr. Soran in the aggregate amount of $265,484, following liquidity events achieved by the fund.
On December 31, 2020, in connection with Mr. Sterling’s retirement from his position as a managing director of our company, he and Piper Sandler & Co. (“PS&Co.”), our broker-dealer subsidiary, entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which Mr. Sterling was to provide certain limited services exclusively to PS&Co. The Transition Services Agreement was terminated on April 29, 2022. In connection with the termination of the Transition Services Agreement and the completion of a transaction concerning which Mr. Sterling had been providing services, Piper Sandler made a one-time payment to Mr. Sterling of $2,000,000.
Review and Approval of Transactions with Related Persons
To minimize actual and perceived conflicts of interests, the Board has adopted a written policy governing our company’s transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest:   (a) our executive officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) immediate family members of any executive officer or director (including nominees), and (d) the primary business affiliation of any person described in (a), (b) or (c). Unless exempted from the policy, related person transactions must be submitted for review by the Governance Committee. The Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those

Certain Relationships and Related Transactions

related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board also may exercise the powers and duties of the Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the SEC are exempted from the definition of related person transactions under our policy.

Audit Committee Report

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR
Audit Committee Report
The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Sandler Companies for the year ended December 31, 2022, were audited by Ernst & Young LLP, independent auditor for the company.
As part of its activities, the Audit Committee has:
1.
Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.
Discussed with the independent auditor the matters required to be communicated under applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

3.
Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the company’s system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Piper Sandler Companies the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Audit Committee of the Board of Directors of Piper Sandler Companies
Sherry M. Smith, Chairperson
William R. Fitzgerald
Victoria M. Holt
Scott C. Taylor
Auditor Fees
Ernst & Young LLP served as our independent auditor for 2022 and 2021. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2022 and 2021, as well as fees for the review of our interim consolidated financial statements for each quarter in 2022 and 2021 and for all other services performed for 2022 and 2021 by Ernst & Young LLP.
	2022	2021
Audit Fees	$2,040,000	$1,752,500
Audit-Related Fees(1)	$196,500	$194,500
Tax Fees	$0	$0
All Other Fees(2)	$5,000	$5,000
Total	$2,241,500	$1,952,000

(1)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2022 and 2021 included services relating to IRA Keogh agreed-upon procedures, employee

Audit Committee Report

benefit plan audits, audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory matters, internal control reviews and assistance with internal control reporting requirements, including the security custody surprise audit count, and the issuance of an independent auditor’s report on controls placed in operation and tests of operating effectiveness. The services provided also include audit services provided to consolidated investment funds of our alternative asset management business and certain of our alternative asset management funds.
(2)
Other fees include our subscription fee for online research provided by Ernst & Young LLP. All of these amounts and the services provided were pre-approved by our Audit Committee in accordance with our pre-approval policy (described below) that applies to any non-audit services that Ernst & Young LLP is engaged to provide.

Auditor Services Pre-Approval Policy
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee’s practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.
The Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. On February 25, 2022, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date, and pre-approved any additional audit or audit-related services as disclosed above as necessary during the year.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR
The Audit Committee of the Board has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2023. While it is not required to do so, the Board is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to attend the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.
The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies and our subsidiaries for the year ending December 31, 2023. Proxies will be voted FOR the ratification of auditors if you return a signed proxy card but do not provide voting instructions.

PROPOSAL THREE—ADVISORY (NON-BINDING)
VOTE ON EXECUTIVE COMPENSATION
We are asking our shareholders to provide advisory approval of the compensation of the officers included in this proxy statement, as we have described it in the “Executive Compensation” section. While this vote is advisory and not binding on our company, the Compensation Committee of the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.
In 2022, we believe that our results reflected the durability of our diversified and scaled business in the face of a challenging market backdrop, with our company’s second highest adjusted net revenues, adjusted net income, and adjusted earnings per share in firm history.
2022 Operating Performance Highlights
$1.43B Adjusted Net Revenues	We generated adjusted net revenues of $1.43 billion.
$201.3M Adjusted Net Income	We achieved adjusted net income of $201.3 million.
$11.26 Adjusted Earnings Per Share	We achieved adjusted earnings per share of $11.26.

Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation

2022 Executive Compensation Program Highlights
•
We have designed our compensation programs to be pay-for-performance.

•
Total incentive awards are directly tied to our firm-wide profitability and business line performance.

•
For 2022 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards decreased overall by 32% as compared to 2021, reflecting the 51% decline in our adjusted pre-tax operating income from 2021.

Adjusted Pre-Tax
Operating Income*
Named Executive Officers’
Annual Incentive Awards
(cash, time-vested restricted
compensation, and PSUs)

The Board of Directors recommends that shareholders approve the following advisory resolution:
RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement), is hereby approved.
The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution. Proxies will be voted FOR the approval of this resolution if you return a signed proxy card but do not provide voting instructions.

PROPOSAL FOUR—ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES
We are asking our shareholders to submit an advisory, non-binding vote on how frequently they would like to have an opportunity to cast an advisory vote on the compensation of our named executive officers. We are providing shareholders the option of selecting a frequency of one, two, or three years. Our prior vote on this proposal occurred in 2017. Although this vote is non-binding, the Board and the Compensation Committee values the views of our shareholders and will review the voting results. However, the Board may decide that it is in the best interests of Piper Sandler and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.
The Board believes that conducting an advisory vote on executive compensation on an annual basis is currently appropriate for the company and its shareholders.
The Board of Directors recommends that you vote “ONE YEAR” as the frequency of future advisory votes on executive compensation. Proxies will be voted for “ONE YEAR” under this resolution if you return a signed proxy card but do not provide voting instructions.

PROPOSAL FIVE—APPROVAL OF THE
AMENDMENT TO THE PIPER SANDLER COMPANIES AMENDED AND RESTATED 2003 ANNUAL
AND LONG-TERM INCENTIVE PLAN
The Board of Directors recommends that you vote FOR approval of the amendment to the Amended and Restated 2003 Annual and Long-Term Incentive Plan (the “Incentive Plan”).
In the event that the proposal is not approved, we do not anticipate that we can continue to use equity in 2024 consistent with our current program. If sufficient shares are not available, we would be forced to increase the cash or investment fund restricted share component of our annual incentive compensation to make up for the missing equity component. We believe this would not be in our shareholders’ best interests as it would remove incentives aligning our employees and our senior leaders with shareholders to drive firm-wide performance and create long-term shareholder value.
The Board has unanimously approved, upon the recommendation of the Compensation Committee, an amendment to the Incentive Plan to increase the number of shares of our common stock that may be issued thereunder by 1,500,000. This amendment is subject to the approval of our shareholders at the 2023 annual meeting. The last time we obtained shareholder approval to increase the shares authorized was in 2020, when such approval increased the shares authorized by 1,200,000 to the current level of 9,400,000. Of those shares, as of March 20, 2023, 497,273 remain available for grant. With shareholder approval of an increase of 1,500,000 in the number of shares authorized, a total of 10,900,000 shares will be authorized under the Incentive Plan, with 1,997,273 available for grant.
We expect that shareholder approval of the amendment would allow us to continue granting equity awards to our employees for three years based on historical granting practices and the recent trading price of our shares of common stock.
The Board of Directors recommends that you vote FOR this proposal. Proxies will be voted FOR the approval of the amendment to the Incentive Plan if you return a signed proxy card but do not provide voting instructions.

Proposal Five: Approval of the Amendment of the Incentive Plan

Highlights of the Proposal

What is the purpose of this proposal?

We last received shareholder approval for 1,200,000 additional shares under our Incentive Plan in 2020, with the expectation that such shares would be used for our firm-wide compensation program and hiring and retention efforts through 2023. In the event that this proposal to increase the number of shares authorized is not approved, we do not anticipate that we can continue to use equity in 2024 consistent with our current program.

As a human capital-based business that must competitively compensate, retain, and align our highly skilled and productive revenue-generating employees, our Incentive Plan is a key component of our firm-wide compensation program, as we grant shares primarily in the form of time-vested restricted stock as a portion of annual incentive compensation as well as for hiring and retention efforts. Because we rely on revenue-generating employees for our business, our use of restricted stock for annual incentive compensation and for hiring and retention efforts is necessarily broad, as evidenced by the fact that 38% of our employees have received a grant of shares from our Incentive Plan as a portion of their annual incentives over the past three years.

It has been three years since we last sought shareholder approval for additional shares to be authorized under our Incentive Plan. Shareholder approval of this proposal would allow us to continue to grant equity to our employees for three years (i.e., through 2026), consistent with our past practices and the recent trading price of our shares of common stock.

How does the company offset the dilution caused by the equity plan?
Over the long-term, we have sought to address shareholder concerns about dilution through share repurchases. Over the past five years, our share repurchases and shares withheld for taxes have offset approximately 97% of all of the equity that we have granted during that period, other than grants related to the Sandler acquisition, as that represented the single largest transaction in our history. Our intention is to continue to opportunistically and strategically repurchase shares to limit the dilution from our firm-wide compensation program and acquisitions over the long-term.

From 2018-2022:
	4,065,071 Total shares granted, excluding Sandler acquisition- related shares	3,924,914 Total shares repurchased or vested shares withheld for taxes	97% off-set of all grants of equity other than Sandler acquisition- related shares

Proposal Five: Approval of the Amendment of the Incentive Plan

Our Board approved a new two-year, $150 million authorization under our share repurchase program which became effective on May 6, 2022. The amount of repurchases in future years will depend on a number of factors, including our choices with respect to our capital allocation strategy and market conditions.

How does the company’s use of equity compare to its peers?
The rate at which a company grants equity compared to the number of outstanding shares of company stock is referred to as the company’s “burn rate.” Some shareholders view the burn rate as a helpful measure to compare the rates at which peer companies have granted equity. The more equity that a company grants in relation to the total number of its shares of common stock outstanding, the higher that company’s burn rate will be.
Over the past three years, our average burn rate under our Incentive Plan has been 3.6%, which is below the median of the peer group that we used for compensation purposes in 2022, according to an analysis prepared by our independent compensation consultant, Semler Brossy.

	3.6%	6.0%
	Our average Incentive Plan Burn Rate from 2020 through 2022.	The median 2020 through 2022 average burn rate of our compensation peer group.
	Please see the section below titled “Historical Equity Award Granting Practices” for a detailed overview of how our Incentive Plan Burn Rate was calculated.
How will the additional 1.5 million shares affect current shareholders?
Aggregate potential dilution is intended to be a measure of the total potential shareholder dilution posed by an equity plan. Based on the total number of outstanding unvested equity awards and potential future awards under our existing equity plan as of March 20, 2023, if the Incentive Plan is approved by shareholders, the potential dilution associated with all of our equity compensation plans will be 21.6%.
When assessing the potential dilution, we believe that shareholders should consider and take into account the ways in which we use equity under employment inducement award plans to retain the key producers of the companies that we acquire. We have found that the use of retention equity helps us to align these producers with Piper Sandler, providing them with a more immediate connection with our firm and our long-term growth. This alignment and the integration of acquired talent has been a critical component of our successful execution on our strategic growth efforts. Please see the section below titled “Use of Equity in Acquisitions” for a detailed overview of how we use equity in connection with our acquisitions. For that reason, and because Sandler represented the single largest transaction in our firm’s history, we have presented an alternative view of our potential dilution that excludes the issued but outstanding acquisition-related shares that were granted to Sandler employees under the 2020 Employment Inducement Award Plan:

Proposal Five: Approval of the Amendment of the Incentive Plan

	21.6%		19.5%
	Our potential dilution including the additional 1.5M shares to be authorized under the amended Incentive Plan, as of March 20, 2023.		Our potential dilution including the amended Incentive Plan, but excluding the acquisition-related employment inducement grants made to Sandler employees, as of March 20, 2023.

31.9%
The median potential dilution
of our peer group (calculations generally
reflect data as of our peer companies’ 2022
fiscal year-ends, the most recent period for
which complete information is publicly available).

How does the company use equity under the Incentive Plan?
We use equity under our Incentive Plan with our revenue-generating employees and senior leaders in accordance with our compensation philosophy and objectives. Our most significant use of equity arises from our annual incentive compensation, where we grant a portion of our revenue-generating employees’ and senior leaders’ annual incentive compensation in restricted equity awards in lieu of cash. Over the past three years, these restricted equity awards for annual incentives have been granted to approximately 38% of our employees, and have made up 72% of the restricted equity compensation we have granted over that time.
Below is an overview of how we have used equity under our Incentive Plan over the past three fiscal years:

	Annual Incentives 72% of the equity awards that we have granted have been in lieu of cash for annual incentives based on performance and profitability.	Hiring and Retention 15% of the equity awards that we have granted have been used in connection with hiring and retention of employees.	PSUs 12% of the equity awards that we have granted have been to senior leaders for our performance-based long-term incentive award program.

Proposal Five: Approval of the Amendment of the Incentive Plan

	38% of our employees have received a grant of restricted equity as a portion of their annual incentives	23% of our employees received a grant of equity under our Milestone Award Program.*

*
The Piper Sandler Companies Milestone Award Program is intended to recognize long-tenured employees with special equity grants equal to $500 for each year of service, beginning on their 10th work anniversary and continuing every five years thereafter through their 40th anniversary.

Will any other term of the Incentive Plan change if this amendment is approved?
If this proposal is approved by shareholders, an additional 1,500,000 shares will be authorized and the term of the Incentive Plan will be extended from May 2030 to May 2033. As discussed above, we expect to need shareholder approval to amend the Incentive Plan again to add additional shares before the Incentive Plan is scheduled to expire. The Incentive Plan will also be updated to include certain clarifying amendments.
The Incentive Plan and our compensation policies will continue to retain the following features:
•
No “evergreen” provision (which would automatically increase the number of shares).

•
Double-trigger change-in-control provisions.

•
No hedging or pledging of equity-based awards permitted by our employees (including executive officers) and directors.

•
No repricing or below-market grants of stock options and stock appreciation rights (SARs) permitted.

•
Dividend equivalents may not be paid on stock options and stock appreciation rights (SARs) and any dividend equivalents are subject to the same vesting and payment provisions as the underlying shares or share equivalents.

•
All incentive awards to executive officers under the Incentive Plan will be subject to recovery under our clawback policy.

Why does the Board of Directors recommend that I vote FOR this proposal?
Without your approval of this proposal, we do not anticipate having sufficient equity to complete our anticipated equity grants in 2024. The ability to issue equity is fundamental to our long-term strategic growth efforts and compensation philosophy for the following reasons:
•
Pay for performance—We pay for performance. Our employees’ annual incentives are based on our profitability. We grant a portion of our revenue-generating employees’ and senior leaders’ annual incentives in the form of restricted equity in lieu of cash for services already performed and profits already generated. On average over the past three years, these restricted equity awards for services already performed and revenue already generated have been granted to 38% of our employees, and have made up 72% of the equity awards we have granted over that time.

•
Sustain and strengthen the franchise—We operate in a

Proposal Five: Approval of the Amendment of the Incentive Plan

highly competitive industry and our results are driven in large part by the talents, expertise, and efforts of our revenue-generating employees. Our compensation program, including our ability to grant equity awards, is the primary means by which we attract and recruit new employees. Approximately 15% of the shares that we have granted under the Incentive Plan over the past 3 years have been used as a means to help hire or retain key talent, which is critical to our strategic growth efforts. In addition, nearly all of our equity awards are restricted, which means they generally vest ratably over three years’ time only so long as the employee remains employed by us or refrains from working for a deemed talent competitor. These restrictions provide a powerful retention tool with respect to the revenue-generating employees upon whom the future growth and success of our company depend.
•
Align risk and reward—We are committed to using a mix of compensation to create an environment that encourages increased profitability for the company without undue risk taking. Our use of equity compensation in lieu of cash allows us to tie a portion of our revenue-generating employees’ compensation to our company’s long-term results, performance, and financial strength.

•
Align employees with shareholders—By providing our revenue-generating employees with an ownership stake in our company, our use of equity compensation incentivizes these employees think more broadly about our firm-wide results and long-term growth. In addition, with respect to the talent that comes to us from acquired firms, we believe that the use of Piper Sandler equity encourages a heightened level of alignment and integration that has been a critical component of our successful execution on our strategic growth efforts.

Your approval of this proposal would allow us to continue to grant equity to our employees in connection with our annual incentive compensation, long-term incentive awards, and hiring and retention efforts for three years, consistent with our past practices and the recent trading price of our shares of common stock. We believe that three years’ time provides our shareholders the opportunity to regularly vote on our equity plan and allows us to respond to evolving compensation practices.

The material features of the Incentive Plan are provided below in the section titled “Description of the Incentive Plan.” A copy of the Incentive Plan as proposed to be amended is attached as Appendix B. The summary of the Incentive Plan provided in this proxy statement is qualified in its entirety by reference to the text of the Incentive Plan provided in Appendix B.
Shares Available under the Incentive Plan
As of March 20, 2023, we had 497,273 shares available for grant under our existing Incentive Plan. This figure reflects the 760,188 shares we had available for future issuance under the Incentive Plan as of December 31, 2022, minus 288,981 shares granted in the form of restricted stock for annual incentive

Proposal Five: Approval of the Amendment of the Incentive Plan

awards or for hiring or retention to employees or directors through March 20, 2023, minus 146,362 shares granted in the form of long-term PSU awards (or settlement of a previous year’s award) and a special non-qualified stock option award, plus 172,428 shares returned to the Incentive Plan in connection with tax withholding upon vesting or cancellation. We currently expect to grant up to 150,000 shares during 2023 in connection with our anticipated recruiting and retention efforts, leaving approximately 347,273 shares available for 2024, assuming we do not make any other equity award grants during 2023. We do not believe that these shares will be sufficient to allow us to continue to use equity consistent with our current program through 2024. Therefore, the additional 1,500,000 shares for which we are seeking approval is necessary in order to allow us to continue our compensation program using the same mix of cash and equity as we have in recent years and which we believe have generated superior shareholder value.
Historical Equity Award Granting Practices

Although burn rate is just one factor that we believe shareholders should consider when assessing the Incentive Plan, we believe that our three-year average Incentive Plan Burn Rate (as calculated below) of 3.6% is reasonable, and demonstrates that we have been disciplined and have maintained sound equity compensation practices in light of our compensation philosophy and objectives.

Over the long-term, we have sought to address shareholder concerns about dilution through share repurchases. The parameters under which we choose to repurchase shares are set in light of our overall capital allocation strategy, and the rate or timing of any share repurchases can be affected by market conditions. Over the past five years, our share repurchases and shares returned through tax withholdings have offset approximately 97% of all of the equity that we have granted during that period, other than grants related to the Sandler acquisition, as that represented the single largest transaction in our history.
Year	All Shares Granted	Total Shares Repurchased or Withheld for Taxes	Weighted Average Basic Common Shares Outstanding
2018	453,911	960,897	13,234,000
2019	507,442	701,718	13,555,000
2020	1,281,332(1)	292,754	13,781,000
2021	419,198	554,509	14,265,000
2022	1,403,188	1,415,036	13,982,000
Total	4,065,071	3,924,914	N/A

(1)
Figure does not include 2,786,093 shares of restricted stock granted as deal consideration and employment inducement shares in connection with our acquisition of Sandler. It does include 936,414 shares granted as deal consideration and employment inducement shares in connection with our acquisitions of Valence Group and TRS Advisors.

The rate at which a company grants equity compared to the number of outstanding shares of company stock is referred to as the company’s “burn rate.” Burn rate is a direct measure of how a company utilizes the share reserves that are approved by shareholders. We calculate burn rate by dividing (a) the number of shares subject to equity awards granted during the period by (b) the weighted average basic common shares outstanding during the period. Our Incentive Plan Burn Rate has averaged 3.6% over the past three fiscal years.

Proposal Five: Approval of the Amendment of the Incentive Plan

Use of Equity in Acquisitions
Although the equity that we have available under our Incentive Plan is generally used for annual incentives, long-term PSU awards, and hiring and retention, we also use equity outside of our Incentive Plan in connection with our strategic acquisitions. Similar to our objective of aligning our key producers with shareholders, an important component of our acquisition structuring is to deliver a significant portion of the consideration paid for the acquired company in the form of restricted shares of our common stock. Generally, these shares only vest if the recipient remains an employee of Piper Sandler for a certain period of time following the closing of the acquisition. We refer to these shares as deal consideration shares in this proposal.
Frequently, we find that the ownership of the acquired company does not perfectly align with the productivity or potential productivity of its employees at the time of the acquisition. In those situations, we will often utilize additional grants of restricted shares to the relatively underequitized employees in order to incentivize them to join our firm in the acquisition and remain for a designated period of time following the acquisition. These shares only vest if the recipient remains an employee of Piper Sandler for a certain period of time following the closing of the acquisition. We refer to these shares as acquisition-related retention grants in this proposal. We generally establish employment inducement plans outside of our Incentive Plan in order to grant these shares.
We believe that our approach to using equity with our acquisitions is an important component of the success of our strategic growth efforts because it helps us retain the human capital which constitutes our most important asset.
Incentive Plan Burn Rate
The following table provides an overview of our grant history over the past three years under our Incentive Plan, the 2019 Employment Inducement Award Plan, the 2020 Employment Inducement Award Plan, the 2022 Employment Inducement Award Plan (collectively, the “Inducement Plans”), and in connection with our deal consideration grants. We understand that shareholders may take a different view of how to determine our burn rate. Accordingly, we have presented a few different possible views in the table below.
As described above in the section titled “Use of Equity in Acquisitions,” the deal consideration grants were made as consideration for ownership interests in the acquired company, and the 2020 Employment Inducement Award Plan and 2022 Employment Inducement Award Plan grants were made to employees of the acquired companies whose ownership interests did not fully reflect their current or potential productivity as a means of incentivizing these employees to join our firm and remain employees for a certain period of time following the closing of the acquisition. In other words, we view these grants as part of the overall consideration paid for the acquired company.

Proposal Five: Approval of the Amendment of the Incentive Plan

Burn Rate Table
	2022	2021	2020	Three-Year Average
Incentive Plan Equity Grants
Restricted Equity Granted under the Incentive Plan for Annual Incentive Compensation	536,193	323,911	237,570	365,892
Equity Granted for Long-Term Incentive Program (PSUs)	69,693	62,569	56,066	62,776
Restricted Equity Granted in Connection with Hiring or Retention	85,124	29,842	36,875	50,614
Equity Granted to Non-Employee Directors	7,183	2,876	8,814	6,291
Restricted Equity Granted Under Incentive Plan for Acquisition-Related Retention(1)	65,125	—	5,593	23,573
(A) Total Incentive Plan Equity Grants	763,318	419,198	344,918	509,145
(B) Restricted Equity Granted as Deal Consideration in Acquisitions(2)	482,999	—	2,361,890	948,297
(C) Restricted Equity Granted to Sandler Employees under 2020 Employment Inducement Award Plan as Acquisition-Related Retention(3)	—	—	1,217,423	405,808
(D) Restricted Equity Granted Under Employment Inducement Award Plans as Acquisition-Related Retention(4)	161,030	—	143,194	101,408
(E) Total Equity Granted (A+B+C+D)	1,407,347	419,198	4,067,425	1,964,658
(F) Weighted Average Basic Common Shares Outstanding	13,982,000	14,265,000	13,781,000	N/A
(G) Equity Granted Excluding Deal Consideration (A+C+D)	924,348	419,198	1,705,535	1,016,361
Burn Rate Excluding Deal Consideration (G ÷ F)(5)	6.6%	2.9%	12.4%	7.3%(8)
(H) Equity Granted Excluding (i) Deal Consideration and (ii) grants to Sandler Employees under 2020 Employment Inducement Award Plan as Acquisition Related Retention (A+D)	924,348	419,198	488,112	610,553
Burn Rate Excluding Deal Consideration and Sandler Acquisition-Related Retention (H ÷ F)(6)	6.6%	2.9%	3.5%	4.3%(8)
(I) Equity Granted Excluding (i) Deal Consideration, (ii) grants to Sandler Employees under 2020 Employment Inducement Award Plan as Acquisition-Related Retention, and (iii) all other grants made under Employment Inducement Award Plans as Acquisition-Related Retention (A)	763,318	419,198	344,918	509,145
Incentive Plan Burn Rate (A ÷ F)(7)	5.5%	2.9%	2.5%	3.6%(8)

(1)
The restricted equity granted for retention of key employees in connection with our 2022 acquisitions of Cornerstone Macro and Stamford Partners was granted from our Incentive Plan for administrative reasons due to the relative amount of equity granted.

Proposal Five: Approval of the Amendment of the Incentive Plan

(2)
Represents restricted equity granted as consideration for ownership interests in connection with the acquisitions of Sandler (2020), Valence Group (2020), TRS Advisors (2020), Cornerstone Macro (2022), Stamford Partners (2022), and DBO Partners (2022). These restricted shares generally vest only if the individual remains an employee of Piper Sandler for a certain period of time following the acquisition, and are intended to ensure that Piper Sandler retains key employees of the acquired firm and receives the value of the acquisition.

(3)
Represents restricted equity granted for retention in connection with our acquisition of Sandler. These acquisition-related retention shares have been separately identified in this table since Sandler represented the single largest transaction in our firm’s history. These shares were granted outside of our Incentive Plan under the 2020 Employment Inducement Award Plan. These grants were made to employees of Sandler in the form of restricted stock which vest only if the employee remains employed by the company through the applicable vesting dates. Although granted outside of our Incentive Plan, we have included these shares in this table to give a perspective on our overall equity usage. Importantly, we exclude these shares from our Incentive Plan Burn Rate, as these shares were granted in connection with the acquisition to key employees of Sandler that were relatively underequitized or had no equity in the acquired firm, and therefore, we believe, should be viewed as part of the overall consideration paid for Sandler.

(4)
Represents restricted equity granted for retention in connection with our acquisitions of Valence Group (2020), TRS Advisors (2020), and DBO Partners (2022). These acquisition-related retention shares were granted outside of our Incentive Plan under the 2020 Employment Inducement Award Plan and 2022 Employment Inducement Award Plan. The grants made under these plans were made to employees of the acquired firms in the form of restricted stock which vest only if the employee remains employed by the company through the applicable vesting dates. Although granted outside of our Incentive Plan, we have included these shares in this table to give a perspective on our overall equity usage. Importantly, we exclude these shares from our Incentive Plan Burn Rate, as these shares were granted in connection with an acquisition to key employees of the acquired firm that were relatively underequitized or had no equity in the acquired firm, and therefore, we believe, should be viewed as part of the overall consideration paid for the acquired firms.

(5)
This figure is calculated by taking the sum of the “Total Incentive Plan Equity Grants,” “Restricted Equity Granted to Sandler Employees under 2020 Employment Inducement Award Plan as Acquisition-Related Retention,” and “Restricted Equity Granted Under Employment Inducement Award Plans as Acquisition-Related Retention,” and dividing such sum by the corresponding “Weighted Average Basic Common Shares Outstanding” figure. This figure provides a view of our total equity usage excluding shares paid as deal consideration in exchange for ownership interests in the acquired firms. Importantly, it includes all shares that we have granted as acquisition-related retention in connection with our acquisitions.

(6)
This figure is calculated by taking the sum of the “Total Incentive Plan Equity Grants” and “Restricted Equity Granted Under Employment Inducement Award Plans as Acquisition-Related Retention,” and dividing such sum by the corresponding “Weighted Average Basic Common Shares Outstanding” figure. This figure provides a view of our total equity usage excluding (i) shares granted as deal consideration in exchange for the equity interests in the acquired firms, and (ii) shares granted as acquisition-related retention to Sandler employees under the 2020 Employment Inducement Award Plan. Although we believe that all acquisition-related retention grants should be viewed as part of the overall consideration paid for the acquired firm, we understand that some may find that the adjusted view of our burn rate presented here appropriately takes into account the significant size of our Sandler acquisition by excluding the acquisition-related retention grants made to Sandler employees, while including all other acquisition-related retention grants.

(7)
This figure is calculated by taking “Total Incentive Plan Equity Grants,” and dividing such figure by the corresponding “Weighted Average Basic Common Shares Outstanding” figure. This figure provides a view of our equity usage under our Incentive Plan, excluding all equity granted as deal consideration or as acquisition-related retention under the 2020 Employment Inducement Award Plan and 2022 Employment Inducement Award Plan. We believe that this Incentive Plan Burn Rate figure more accurately depicts the rate at which we grant equity to our employees, as it excludes shares that we grant for consideration or retention purposes in connection with acquisitions, which we believe should be viewed as consideration paid for the acquired firm.

Proposal Five: Approval of the Amendment of the Incentive Plan

(8)
Determined by taking the average of the burn rates over the three years shown.

Because we have not yet made all of the grants we anticipate making in 2023, we have omitted 2023 grant activity from the table above. However, in February 2023, equity compensation awards to employees consisted of 288,981 shares of restricted stock, 48,931 PSU shares, and 75,000 non-qualified stock options. We currently expect to grant up to an additional 150,000 shares during 2023 in connection with our anticipated recruiting and retention efforts.
Some shareholders find it important to compare a company’s burn rate with that of its peers as a way of measuring the rate at which a company is granting equity. The following table summarizes, as of December 31, 2022, our annual burn rate as compared with the peer group we use for compensation purposes as described in the “Compensation Discussion and Analysis” section above, including Canaccord Genuity Group Inc., Cowen Group, Inc., Evercore Partners Inc., FTI Consulting, Inc., Greenhill & Co., Houlihan Lokey, Inc., Jefferies Financial Group Inc., Lazard Ltd., Moelis & Co., Oppenheimer Holdings Inc., Perella Weinberg Partners, PJT Partners, Inc., and Stifel Financial Corp. The peer group data was compiled by Semler Brossy, the independent compensation consultant to the Compensation Committee, based on publicly available data as of December 31, 2022.
	Burn Rate: Shares Granted as % of Weighted Average Basic Common Shares Outstanding(1)
Name	2020	2021	2022	3-Year Average
Piper Sandler Companies–Burn Rate Excluding Deal Consideration and Sandler Acquisition-Related Retention	6.6%	2.9%	3.5%	4.3%
Peer Group−75th Percentile	9.0%	6.5%	8.9%	9.0%
Peer Group−Median	4.8%	5.2%	6.6%	6.0%
Peer Group−25th Percentile	2.8%	3.3%	3.3%	3.3%

(1)
Data as of December 31, 2022. The burn rate for the peer group is calculated by dividing (a) the number of shares subject to equity awards granted during the period under equity plans by (b) the weighted average basic common shares outstanding during the period. The three-year average 75th, median, and 25th percentile figures for the peer group represents the figures determined using each peer group company’s three-year average burn rate, and are not the average of the figures shown in the table. The data presented for Piper Sandler Companies is presented in row (H) in the Burn Rate Table above and is the “Equity Granted Excluding (i) Deal Consideration and (ii) grants to Sandler Employees under 2020 Employment Inducement Award Plan as Acquisition-Related Retention.”

Expected Dilution
We recognize that some shareholders focus on the potential dilutive effect of a company’s equity plan. Aggregate potential dilution is intended to be a measure of the total potential shareholder dilution posed by an equity plan, which we calculate on a “fully-diluted” basis by dividing (a) outstanding equity grants plus shares available for future grant, by (b) the total common shares outstanding plus outstanding equity grants plus shares available for future grants.
Based on the total number of outstanding unvested equity awards and potential future awards under the Incentive Plan and Inducement Plans and the number of shares of common stock that are issued and outstanding as of March 20, 2023, the total of the potential shareholder dilution resulting from issuing all shares authorized under the Incentive Plan, if approved, would be 21.6%. This potential dilution is lower than the median of our peer group of 31.9%, based on calculations generally reflecting information as of our peer companies’ 2022 fiscal year-ends, the most recent period for which complete information is publicly available for most of our peers.

Proposal Five: Approval of the Amendment of the Incentive Plan

Importantly, the potential dilution of 21.6% includes the three Inducement Plans that we adopted in connection with our strategic growth acquisitions of Weeden & Co., L.P. (“Weeden”), Sandler, The Valence Group, LLC (“Valence Group”), TRS Advisors LLC (“TRS Advisors”), and DBO. We adopted these plans at the closing of the relevant acquisitions in order to make a special, one-time grant of time-vested restricted stock to key revenue-generating employees of the acquired firms. These time-vested restricted stock grants will vest only if the recipient continues to be an employee of our company through the applicable vesting period, which is intended to allow us to realize the benefits of our acquisitions. The number of shares granted to employees of Sandler was particularly significant given Sandler’s size and the transformational nature of that acquisition.

A summary of the outstanding awards granted under Inducement Plans as of March 20, 2023, is below:
	# of Unvested Shares of Restricted Stock Awards	Final Vesting Date	# of Employees
2019 Employment Inducement Award Plan Weeden	47,353	8/3/2023	40
2020 Employment Inducement Award Plan Sandler Valence Group & TRS Advisors	491,727 105,745	1/17/2025 4/3/2025	23 11
2022 Employment Inducement Award Plan DBO Partners	161,030	10/7/2027	8
Since Sandler represented the largest acquisition in our firm’s history, and we granted acquisition-related retention awards to over 100 Sandler employees as a way of incentivizing their key employees to join our firm and remain for a designated period of time following the acquisition, we believe that a more representative view of our potential dilution excludes the issued but unvested shares granted to Sandler employees under the 2020 Employment Inducement Award Plan. Excluding these Sandler acquisition-related shares, the potential dilution including the additional authorized shares under the Incentive Plan will be 19.5%. A summary of the potential dilution associated with the Incentive Plan as compared with our peer group follows:
21.6%	19.5%
Our potential dilution including the additional 1.5M shares to be authorized under the amended Incentive Plan, as of March 20, 2023.	Our potential dilution including the additional 1.5M shares to be authorized under the amended Incentive Plan, but excluding the acquisition-related employment inducement grants made to Sandler employees, as of March 20, 2023.

31.9%
The median potential dilution
of our peer group (calculations generally reflect data as of our peer companies’ 2022 fiscal year-ends, the most recent period for which complete information is publicly available).

Proposal Five: Approval of the Amendment of the Incentive Plan

Below is a summary of the potential dilution associated with the proposed amendment to the Incentive Plan. The shares listed in the table are as of March 20, 2023.
Share Amounts
Incentive Plan
Shares Available for Issuance under the Incentive Plan as of March 20, 2023	497,273
Issued but Unvested Restricted Shares under the Incentive Plan	920,360
Issued but Unvested PSUs under the Incentive Plan	181,193
Issued but Unexercised Stock Options under the Incentive Plan	156,667
Requested Shares	1,500,000
Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan	3,255,493
2019 Employment Inducement Award Plan
Shares Available for Issuance under the 2019 Employment Inducement Plan as of March 20, 2023	0
Issued but Unvested Restricted Shares under the 2019 Employment Inducement Plan	47,353
Total Potential Unvested or Unexercised Equity Awards under the 2019 Employment Inducement Award Plan	47,353
2020 Employment Inducement Award Plan
Shares Available for Issuance under the 2020 Employment Inducement Award Plan as of March 20, 2023	0
Issued but Unvested Restricted Shares under the 2020 Employment Inducement Plan:
Issued to Sandler Employees	491,727
Issued to Valence Group and TRS Advisors Employees	105,745
Total Potential Unvested or Unexercised Equity Awards under the 2020 Employment Inducement Award Plan	597,472
2022 Employment Inducement Award Plan
Shares Available for Issuance under the 2020 Employment Inducement Award Plan as of March 20, 2023	18,970
Issued but Unvested Restricted Shares under the 2020 Employment Inducement Plan	161,030
Total Potential Unvested or Unexercised Equity Awards under the 2022 Employment Inducement Award Plan	180,000
Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan and Inducement Plans as of March 20, 2023	4,080,318
Deal Consideration Shares(1)	1,260,203
Common Shares Issued and Outstanding as of March 20, 2023(2)	14,774,492
Total Shares(3)	18,854,810
Potential Dilution including Additional Shares Authorized Under the Incentive Plan(4)	21.6%
Potential Dilution including Additional Shares Authorized Under the Incentive Plan, excluding the Acquisition-Related Retention Shares Granted to Sandler Employees under the 2020 Employment Inducement Award Plan(5)	19.5%

(1)
This figure includes unvested restricted stock paid as consideration for our acquisitions of Valence Group, Stamford Partners, TRS Advisors, and DBO Partners.

Proposal Five: Approval of the Amendment of the Incentive Plan

(2)
This figure does not include (i) Treasury Shares), (ii) issued but unvested restricted shares of stock under the Incentive Plan (920,360), 2019 Employment Inducement Award Plan (47,353), 2020 Employment Inducement Award Plan (597,472), or 2022 Employment Inducement Award Plan (161,030)), and (iii) issued but unvested restricted stock paid as deal consideration for our acquisitions of Valence Group, Stamford Partners, TRS Advisors, and DBO Partners (1,260,203).

(3)
This figure is the sum of the “Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan and Inducement Plans as of March 20, 2023” figure and the “Common Shares Issued and Outstanding as of March 20, 2023” figure. It does not include deal consideration shares.

(4)
This percentage is calculated by dividing “Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan and Inducement Plans as of March 20, 2023” by “Total Shares.”

(5)
This percentage is calculated by subtracting the issued but unvested shares issued to Sandler employees as acquisition-related retention under the 2020 Employment Inducement Award Plan (491,727) from both (i) the “Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan and Inducement Plans as of March 20, 2023” and (ii) “Total Shares,” and then dividing the result in (i) by the result obtained in (ii). We believe that this figure provides a view of the aggregate potential dilution that appropriately adjusts for the acquisition-related retention grants made to Sandler employees, as that acquisition represented the largest in our firm’s history.

We believe we have demonstrated our commitment to sound equity compensation practices. Our management and our Board are mindful of the expense of, and potential for dilution posed by, equity awards, and strive to maintain both at appropriate levels in light of our compensation philosophy and objectives, and in the case of incentive plans established in connection with acquisitions, our long-term growth strategy. In addition, we have sought to address shareholder concerns about dilution through share repurchases, and we remain committed to managing dilution over the long-term. Our Board approved a new two-year, $150 million authorization under our share repurchase program effective beginning on May 6, 2022. The amount of repurchases in future years will depend on a number of factors, including our capital allocation strategy and market conditions.
The following table summarizes our average Aggregate Potential Dilution (as defined below) as compared with our peer group. Our Aggregate Potential Dilution is as of December 31, 2022 (and does not include any additional shares authorized by shareholder approval of the Incentive Plan). Peer group data were compiled by Semler Brossy and the calculations generally reflect information as of our peer companies’ 2022 fiscal year-ends, the most recent period for which complete information is publicly available for most of our peers.
	Aggregate Potential Dilution(1)(2)
Name	Grants Outstanding	Available for Future	Total
Piper Sandler Companies	17.4%	5.9%	23.3%
Peer Group−75th Percentile	18.6%	20.3%	37.3%
Peer Group−Median	14.1%	11.5%	31.9%
Peer Group – 25th Percentile	11.5%	5.4%	19.3%

(1)
All figures, including those of Piper Sandler Companies, are as of December 31, 2022, except for Houlihan Lokey, whose data is as of March 31, 2022. We have presented Piper Sandler Companies’ figures as updated through March 20, 2022, in the table further above.

(2)
“Aggregate Potential Dilution” is calculated by dividing (x) outstanding grants plus shares currently available for future grant under equity plans (excluding employee share purchase plans) by (y) total basic common shares outstanding at fiscal year-end plus outstanding grants plus shares available for future grants. With respect to the figures for Piper Sandler Companies, both (x) and (y) are adjusted to exclude the grants to Sandler employees under the 2020 Employment Inducement Award Plan as acquisition-related retention.

Proposal Five: Approval of the Amendment of the Incentive Plan

Equity Compensation Plan Information
The following table summarizes the number of shares of our common stock to be issued upon exercise of outstanding options granted under our equity plans as of December 31, 2022. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by shareholders	81,667	$99.00	760,188(1)
Equity compensation plans not approved by shareholders(2)	—	n/a	359,000(3)

(1)
Based on the 9,400,000 shares currently authorized for issuance under the plan. In addition to the 81,667 shares to be issued upon the exercise of outstanding options to purchase our common stock, 991,226 shares of restricted stock and 259,690 performance-based restricted share units were issued and outstanding as of December 31, 2022. All of the shares available for future issuance under the plan as of December 31, 2022, may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

(2)
These shares are authorized under the Inducement Plans. On October 7, 2022, we issued 161,030 shares of restricted stock to 8 employees who had been employees of DBO Partners under the 2022 Employment Inducement Award Plan. The New York Stock Exchange permits the adoption of an equity compensation plan without shareholder approval if awards under the plan are to be a material inducement to prospective employees to accept employment. As of December 31, 2022, 47,353 shares of restricted stock issued from the 2019 Employment Inducement Award Plan were issued and outstanding, 1,236,322 shares of restricted stock issued from the 2020 Employment Inducement Award Plan were issued and outstanding, and 161,030 shares of restricted stock issued from the 2022 Employment Inducement Award Plan were issued and outstanding.

(3)
On March 17, 2023, our Board terminated future grants under the 2019 Employment Inducement Award Plan and 2020 Employment Inducement Award Plan, and as such, 0 shares remain available for future grants under these plans. Therefore, as of March 20, 2023, only 18,970 shares remain available for future issuance under equity compensation plans not approved by shareholders, all of which relate to the 2022 Employment Inducement Award Plan.

Proposal Five: Approval of the Amendment of the Incentive Plan

Purpose of the Incentive Plan
Equity compensation is fundamental to our compensation philosophy and core objectives of pay for performance, sustaining and strengthening the franchise, aligning risk and reward, and aligning employees with shareholders.
Pay for Performance

We pay for performance. Our employees’ annual incentive compensation is based on performance and profitability, and a portion of our senior leaders and revenue-generating employees’ annual incentive compensation is paid in the form of restricted equity in lieu of cash. These restricted equity awards are for services already performed and revenue already generated.

Our employees’ annual incentive compensation is generally based on the performance and profitability of the employee and that employee’s business line. Those employees that are most responsible for generating revenue, or who hold the most senior positions within the company, are granted a portion of their annual incentive compensation in the form of equity awards each year. In recent years, we have granted restricted equity awards, on average, to approximately 38% of our employees as part of their annual incentive compensation. These grants have represented approximately 72% of the total shares granted to employees during that time period. With respect to the other shares granted over that time, approximately 12% of the total shares granted were made in the form of PSUs.
We believe that the restricted equity awards granted to our revenue-generating employees in connection with annual incentive compensation, as well as the PSU and option awards granted to a select group of our most senior leaders, and the potential these awards hold for appreciation through an increase in our stock price, fully support our pay-for-performance philosophy and provide further incentive for our employees to focus on creating long-term shareholder value.
Sustain and Strengthen the Franchise

We operate in a highly competitive industry and our results are largely attributable to the talents, expertise, efforts, and dedication of our revenue-generating employees. Our compensation program is the primary means by which we attract and recruit new employees, as well as retain our most experienced and skilled employees. On average, those employees that received equity awards in connection with the most recent annual incentive compensation grant have been with us for over 10 years.

We believe that our strong performance and returns over the past three years are indicative of the talents, expertise, efforts, and dedication of our employees upon whom our future growth and success rely, and our success at attracting, recruiting, developing, and retaining those employees.
Our ability to issue equity is an essential component of our compensation program. Market-competitive grants of equity make our company a more attractive platform for the revenue-generating employees and firms that we seek to add as part of our strategic growth efforts. Approximately 15% of the total of the shares granted under the Incentive Plan during the last three fiscal years were in connection with hiring and other retention of revenue-generating employees outside of our annual incentive program and PSU grants.
Without the ability to issue equity, we believe that we would become a less attractive destination for high-performing employees and productive firms. In addition, nearly all of our equity awards, including those for annual incentive compensation and hiring and retention purposes, are restricted, which means they generally vest ratably over three years only so long as the employee remains employed by us or refrains from working for a talent competitor of ours. These restrictions materially contribute to our retention of our senior leaders and the revenue-generating employees upon whom the future growth and

Proposal Five: Approval of the Amendment of the Incentive Plan

success of our company depend. We are fortunate to have some of the most experienced and skilled employees in our industry, and we use equity compensation as one means of retaining the human capital that is so essential to our long-term performance. We believe our success at retaining employees and building an ownership culture is evidenced by the tenure of our employee base, including those employees that receive equity awards under the Incentive Plan.
Align Risk and Reward

We are committed to using a mix of compensation to create an environment that encourages increased profitability for the company without undue risk taking. Our use of equity compensation in lieu of cash allows us to tie a portion of our senior leadership’s and revenue-generating employees’ compensation to our company’s long-term results, performance, and financial strength.

We believe that the use of equity compensation, which provides our employees with an ownership stake in our company, is essential to our goal of incentivizing appropriate risk-taking among our employees and management. By granting our senior leaders and revenue-generating employees a meaningful amount of equity compensation, we believe that we encourage these employees to accept appropriate levels of risk in order to create long-term shareholder value. Furthermore, we believe that our use of restricted stock awards rather than stock options further aligns our employees’ risk tolerances with those of our shareholders, because the economic risks and opportunities these awards present to our employees are aligned with shareholders both when our stock price increases as well as when it decreases, and such risks and opportunities do not depend on when an employee joined the company or received stock options.
In addition to the vesting restrictions placed on nearly all of our equity awards, our executive officers are subject to stock ownership guidelines and an anti-hedging and anti-pledging policy as described above in the section titled “Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging and Pledging.” The equity awards granted to our executive officers are also subject to our clawback policy, which provides us the right to recover incentive compensation paid in the form of equity under certain circumstances when the officer engages in intentional misconduct. The stock ownership guidelines and clawback policy work together to tie a meaningful portion of our executive officers’ net worth to the company’s stock price and deter excessive risk-taking or wrongful conduct, and therefore provide a continuing incentive for our executive officers to work towards our long-term results and financial strength.
Align Employees with Shareholders

A key element of our compensation philosophy and objectives is to align our employees’ interests with the interests of our shareholders. By providing our senior leaders and revenue-generating employees with an ownership stake in our company, our use of equity compensation incentivizes these employees, who have the most control over firm-wide performance, to create long-term value for our shareholders.

Unlike compensation awards that consist solely of cash, equity awards help to directly align the interests of our employees with those of shareholders. To greater align an employee with the strategic success of our company and the interests of our shareholders, we believe that the higher the compensation level of the employee, the higher the proportion of their compensation that should be paid in longer-term equity versus cash. Of the annual incentive compensation that is awarded to employees that participate in the Incentive Plan, we generally grant between 6% and 40% in the form of restricted equity compensation, with our more highly compensated employees generally receiving a percentage near the top of that range and our CEO receiving 60% in the form of restricted equity. Of their restricted equity award, the employee may elect to receive up to 75% in restricted shares of selected investment funds. The remainder is received in restricted shares of our common stock granted from our Incentive Plan that generally vest ratably over three years, providing the employee with a longer-term ownership stake in our company.

Proposal Five: Approval of the Amendment of the Incentive Plan

In addition to grants of equity made to our senior leaders and revenue-generating employees in connection with annual incentive payments, we also selectively grant equity awards in connection with our hiring and retention efforts, and we make grants of PSUs to our executive officers and senior leaders under our long-term incentive award program that are earned based on our total shareholder return over a three-year period.
Employee stock ownership is intended promote the success and enhance the value of our company by aligning the personal interests of our employees with the company’s shareholders by providing such persons with an incentive for outstanding performance and long-term value creation. We believe our past equity award practices have greatly contributed to our growth and success to date and should continue to contribute to our success in the future. Our Board believes that shareholder approval of the Incentive Plan will further align the goals of our employees and non-employee directors with those of the shareholders.
Description of the Incentive Plan.
A copy of the Incentive Plan as proposed to be amended is attached as Appendix A. The following information summarizes the Incentive Plan as proposed to be amended and is qualified in its entirety by reference to the full text of the Incentive Plan as provided in Appendix A.
Summary of Key Terms
Plan Term	May 17, 2023 to May 17, 2033.
Shares Currently Authorized
9,400,000 shares.
Shares used by a participant as full or partial payment to us of the purchase price relating to an award, including in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards.

Amendment to Increase Shares	Increase of 1,500,000 shares.
Shares Available for Grant	There are approximately 497,273 shares available for grant as of March 20, 2023.
Expected Share Usage
Based on the number of shares currently available and expected grants to be made in the next 12 months in connection with 2023 recruiting, retention, director compensation and annual incentive compensation, we believe we will need additional shares to continue to use equity in 2024 consistent with past practices and based on the recent trading price of our shares of common stock.

Vesting	Vesting is determined by the Compensation Committee, but in recent years employee awards have generally had three-year annual ratable vesting.
Prohibitions	The Incentive Plan prohibits the grant of stock options at a price below fair market value as well as the repricing of stock options without shareholder approval.
Purpose
The purpose of the Incentive Plan is to promote the interests of our company and our shareholders by making us competitive in attracting, retaining, and motivating officers, employees, directors and consultants, to offer these persons incentives directly linked to the performance and profitability of our businesses and increases in shareholder value, and to provide these persons an opportunity to acquire an ownership interest in Piper Sandler.
Eligibility
Our current and prospective directors, officers, employees and consultants, as well as those of our affiliates, are eligible to participate in the Incentive Plan. As of March 1, 2023, there were approximately

Proposal Five: Approval of the Amendment of the Incentive Plan

1,825 officers and employees of the company and its affiliates, eight non-employee directors of the company, and an indeterminate number of consultants who would be eligible to receive awards under the Incentive Plan. In determining which eligible individuals will receive an award, the Compensation Committee may take into account the nature of the services rendered by such eligible individual, their present and potential contributions to the success of the company or such other factors as the Compensation Committee deems relevant.
Administration
The Incentive Plan is administered by the Compensation Committee of our Board of Directors, which has broad authority to administer the plan. This authority includes the power to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Incentive Plan. In addition, the Compensation Committee may specify whether, and under what circumstances, awards to be received or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the Incentive Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the Incentive Plan and establish rules and regulations for its administration. The Compensation Committee may delegate its powers under the Incentive Plan to directors and certain officers selected in the Compensation Committee’s discretion. Notwithstanding the foregoing, the Board may also exercise any of the powers of the Compensation Committee.
Authorized Shares
The number of authorized shares under the Incentive Plan was last increased in 2020. There are approximately 497,273 shares available for grant under the company’s existing Incentive Plan as of March 20, 2023. We currently expect to grant up to an additional 150,000 shares during 2023 in connection with our anticipated recruiting and retention efforts, and, as a result, we are requesting a 1,500,000-share increase to ensure we have sufficient shares to cover our equity compensation program in 2024 and for the following two years consistent with our historical practices and based on our current stock price. We typically grant awards to employees (including officers) based on performance and retention objectives, in addition to any other objectives that our Compensation Committee may determine to be relevant. With respect to our directors, our grants are compensatory and will be in the amounts described above under “Information Regarding the Board of Directors and Corporate Governance—Compensation Program for Non-Employee Directors.”
Grants of shares that may be issued under the Incentive Plan may be authorized but unissued shares or shares reacquired and held in our treasury. In general, we use treasury shares to the extent available before issuing new shares in connection with awards. The Incentive Plan includes an annual limitation on awards granted to an employee, officer, consultant, independent contractor or advisor in the amount of 500,000 shares. The Incentive Plan also includes an annual limitation on awards granted and total compensation paid to non-employee directors of $600,000.
If an award entitles the holder to receive or purchase shares, the number of shares covered by the award or to which the award relates will be counted on the date of grant of the award against the aggregate number of shares available for granting awards under the Incentive Plan. Any shares that are used by a participant as full or partial payment to us of the purchase price relating to an award, including in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards under the Incentive Plan. In addition, if any shares covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the Incentive Plan to the extent of any such forfeiture or termination will again be available for granting awards under the Incentive Plan. Shares issued under awards granted in substitution for awards previously granted by an entity that is acquired by or merged with our company or an affiliate shall not be counted against the aggregate number of shares available for awards under the Incentive Plan.

Proposal Five: Approval of the Amendment of the Incentive Plan

Adjustments
In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, liquidations, reorganizations or other distributions of stock or property of our company, including an extraordinary stock or cash dividend, but excluding regular cash dividends, the Compensation Committee or our Board shall make adjustments to the aggregate number and kind of shares reserved for issuance under the Incentive Plan, and the maximum share limitations upon stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and exercise price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the Incentive Plan, and may also make any other equitable substitutions or adjustments that the Compensation Committee or Board determines to be appropriate; provided, however, any adjustments made to an award that is considered to be deferred compensation under Section 409A of the Code must comply with Section 409A.
Restricted Stock and Restricted Stock Units
Shares of restricted stock and restricted stock units (“RSUs”) will be subject to such restrictions as the Compensation Committee may impose, which may lapse separately or in combination at such time or times, in installments or otherwise as the Compensation Committee may deem appropriate. The grant or vesting of restricted stock and RSUs may be performance-based, time-based or both. For example, awards may, at the Compensation Committee’s discretion, be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals established by the Compensation Committee, or upon any combination of service-based and performance-based conditions. A restricted stock or RSU award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (including goals specific to the participant’s individual performance, other than performance of service alone) is generally referred to as a performance share or PSU award.
The provisions of restricted stock and RSUs, including any applicable performance goals, need not be the same with respect to each participant. With respect to restricted stock awards, other than restrictions on transfer, the restriction regarding dividends set forth in the next sentence, and any other restrictions the Compensation Committee may impose, the participant will have all the rights of a shareholder holding the class or series of stock that is the subject of the award. Any dividends and dividend equivalents accrued on unvested restricted stock and RSUs may not be paid until all conditions or restrictions relating to the underlying shares of the award have been satisfied, waived, or lapsed.
Stock Options
The Compensation Committee may grant stock options to eligible individuals. Only non-qualified stock options are permitted to be granted under the Incentive Plan. The exercise price per share purchasable under a stock option will be determined by the Compensation Committee, but cannot be less than 100% of the fair market value of a share of our common stock on the date of grant of the option, unless it is a substitute award for an option granted by an acquired entity. As of March 20, 2023, the closing sale price of a share of our common stock on the New York Stock Exchange was $137.96. The term of each stock option will be fixed by the Compensation Committee at the time of grant, but in no event may it be more than ten years from the grant date. The Compensation Committee will determine the time or times at which a stock option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price may be made.
Stock Appreciation Rights
The Compensation Committee may grant stock appreciation rights to eligible individuals. Each stock appreciation right will confer upon the holder upon exercise the right to receive, as determined by the Compensation Committee, cash or a number of shares whose fair market value is equal to the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the grant price of the stock appreciation right as determined by the Compensation Committee. The grant price may not

Proposal Five: Approval of the Amendment of the Incentive Plan

be less than 100% of the fair market value of one share on the date of grant of the stock appreciation right unless it is a substitute award for a stock appreciation right granted by an acquired entity. Subject to the terms of the Incentive Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any stock appreciation right will be as determined by the Compensation Committee, but in no event may the term of a stock appreciation right be longer than ten years.
Dividend Equivalents
The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property) equivalent to the amount of cash dividends paid by us to the holders of common stock, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee, but the Compensation Committee may not grant dividend equivalents to a participant in connection with grants of options, stock appreciation rights or other awards the value of which is based is solely on an increase in the value of our common stock after the grant of such award. Dividend equivalent amounts with respect to any share underlying any other award may be accrued but shall not be paid until all conditions or restrictions relating to such share have been satisfied, waived or lapsed.
Other Stock-Based Awards
Other awards that are denominated or payable in, valued by reference to, or otherwise based on common stock may also be granted under the Incentive Plan, either alone or in conjunction with other awards. No such stock-based awards will contain a purchase right or an option-like exercise feature.
Transferability of Awards
Awards (other than fully vested and unrestricted shares issued pursuant to any award) are non-transferable other than by will or the laws of descent and distribution. Awards may not be pledged, alienated, attached or other encumbered, and any purported ledge, alienation, attachment or encumbrance shall be void and unenforceable against the company and its affiliates. However, in the discretion of the Compensation Committee, non-qualified stock options may be transferred for no consideration to the holder’s family members. The Compensation Committee may also establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.
Tax Withholding
A participant must pay us, or make arrangements satisfactory to us regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld in connection with the grant, vesting, exercise or settlement of an award. Our obligations under the Incentive Plan are conditional on such payment or arrangements, and the company may, to the extent permitted by law, take such action as may be necessary to withhold or collect all applicable payroll, withholding, income and other taxes from a participant. The Compensation Committee may permit a participant to satisfy tax obligations by (a) electing to have us withhold a portion of the shares or other property otherwise to be delivered in connection with an award having a fair market value equal to the amount of such taxes or (b) delivering to us shares or other property with a fair market value equal to the amount of such taxes. Any such election must be made on or before the date that the amount of tax to be withheld is determined.
Change in Control
If a change-in-control of our company occurs, then the consequences will be as described in this paragraph unless the Compensation Committee provides otherwise in an applicable award agreement. If any outstanding award is continued, assumed or replaced by us or the surviving or successor entity in

Proposal Five: Approval of the Amendment of the Incentive Plan

connection with the change-in-control, and if within 24 months after the change-in-control a participant’s employment or other service is involuntarily terminated without cause, then (i) each of the participant’s outstanding options and stock appreciation rights will become exercisable in full and remain exercisable for the remaining term of the award, (ii) each of the participant’s other forms of awards that are unvested will fully vest, and (iii) any performance goals applicable to the participant’s performance-based awards will be deemed to have been satisfied at the target level of performance. If any outstanding award is not continued, assumed or replaced in connection with the change-in-control, then the same consequences as specified in clauses (i) through (iii) of the previous sentence will occur in connection with a change-in-control (except that any outstanding options and stock appreciation rights will only be exercisable for such period of time prior to the change-in-control as the Compensation Committee deems fair and equitable and will terminate at the effective time of the change-in-control) unless and to the extent the Compensation Committee elects to terminate such awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the consideration that would otherwise be received in the change of control transaction for the same number of shares over the aggregate exercise price (if any) for the shares subject to such award (or, if there is not any such excess, such award may be terminated without payment).
For purposes of the Incentive Plan, a “change-in-control” of our company generally occurs if (i) a person or group acquires 20% or more of our outstanding common stock or voting power; (ii) certain changes occur in the composition of a majority of the Board of Directors; (iii) we are involved in a merger or consolidation or sell all or substantially all of our assets (unless more than 50% of the common stock and voting power of the surviving or successor entity is owned by our shareholders immediately prior to the business combination transaction, no person has a 20% or greater interest in the common stock or voting power of the surviving or successor entity, and a majority of the board of the surviving or successor entity consists of individuals who were members of our Board prior to the transaction); or (iv) a complete liquidation or dissolution of our company occurs. “Cause” for termination generally refers to (i) continued failure to substantially perform the participant’s duties with us after written demand for substantial performance is delivered to the participant, (ii) conviction of a crime (including a misdemeanor) that, in our determination, impairs the participant’s ability to perform his or her duties with us, (iii) violation of any of our policies that we deem material, (iv) violation of any securities law, rule or regulation that we deem material, (v) engagement in conduct that, in our determination, exposes the us to civil or regulatory liability or injury to our reputation, (vi) engagement in conduct that would subject the participant to statutory disqualification pursuant to Section 15(b) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, or (vii) gross or willful misconduct, as determined by us.
Compensation Recovery Policy
Awards may be made subject to forfeiture, recovery by the company or other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, including listing requirements, or as otherwise required by law. Any award agreement may be unilaterally amended by the Compensation Committee to comply with any such compensation recovery policy.
Amendments and Termination
Our Board of Directors may at any time amend, alter or discontinue the Incentive Plan, but shareholder approval is required for any amendment that could increase the number of shares granted under the Incentive Plan and as otherwise may be required by applicable stock exchange rules.
The Compensation Committee generally may amend the terms of any award but may not decrease the exercise price of an outstanding stock option or take any other action that would constitute a “repricing” of an “underwater” stock option or stock appreciation right unless the amendment is approved by shareholders. Further, the Compensation Committee may not amend an award in a way that materially adversely affects the rights of any holder without the holder’s consent unless the amendment is necessary to comply with applicable laws, stock exchange rules or any company compensation recovery policy.

Proposal Five: Approval of the Amendment of the Incentive Plan

In the event an award is granted to an individual who is employed outside the United States and is not compensated from a payroll maintained in the United States, the Compensation Committee may, in its sole discretion, modify the provisions of the grant as they pertain to such individual in order to comply with applicable foreign law.
Term of the Incentive Plan
If the amendment to the Incentive Plan is approved by shareholders, the Incentive Plan will terminate on May 17, 2033, which is the tenth anniversary of the approval date of the Incentive Plan, as amended, or on any earlier date determined by the Board.
Registration
We have registered shares of common stock that currently may be issued under the Incentive Plan on seven registration statements on Form S-8. The amount of shares registered includes shares of common stock currently available for issuance under the Incentive Plan as well as shares of common stock forfeited by plan participants or used to satisfy tax obligations of plan participants and again available for issuance pursuant to the terms of the Plan. If this proposal is approved, we intend to register on Form S-8 the additional 1,500,000 shares to be issued under the Incentive Plan as well as shares that are again available for grant due to forfeitures and tax withholdings.
Tax Consequences of Awards
The tax consequences of awards granted under the Incentive Plan can be complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of awards under the Incentive Plan under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Code, as well as administrative and judicial interpretations of the Code, as in effect on the date of this description. If federal tax laws, or interpretations of such laws, change in the future, the information provided here may no longer be accurate. This section does not consider state, local or foreign tax consequences, nor does it discuss the effect of gift, estate or inheritance taxes.
Non-Qualified Stock Options. If a participant is granted a non-qualified stock option under the Incentive Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We generally will be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
Other Awards. The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns. Stock appreciation rights are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant has elected under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. RSU awards generally result in income recognition by a participant at the time payment of cash or shares under the award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.
Dividends and Dividend Equivalents. If a restricted stock award permits dividends to accrue while the restricted stock is subject to a substantial risk of forfeiture, such dividends will be paid if and when the

Proposal Five: Approval of the Amendment of the Incentive Plan

underlying stock vests and will also be taxed as ordinary income, unless the participant has elected under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. If a RSU permits dividend equivalent amounts to accrue while the RSU is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock units are paid in cash or shares and will also be taxed as ordinary income.
Limitations on the Company’s Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Incentive Plan. However, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000.
Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made under Section 83(b) of the Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period
Section 409A. The foregoing discussion of tax consequences of awards under the Incentive Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The Incentive Plan will be administered in a manner intended to comply with Section 409A.
Plan Benefits
As of the date of this proxy statement, the Compensation Committee has not approved any awards under the Incentive Plan as proposed to be amended and restated. Because all awards under the Incentive Plan are discretionary with the Compensation Committee, neither the number nor types of future Incentive Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the existing version of the Incentive Plan during 2022 to our named executive officers is provided under the caption “Grants of Plan-Based Awards” in this proxy statement.

PROPOSAL SIX—Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Piper Sandler Companies to reflect new Delaware law provisions regarding officer exculpation.
Background of the Proposal
In August 2022, the State of Delaware, which is Piper Sandler’s state of incorporation, enacted legislation that amends Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). This amendment enables Delaware corporations to limit the personal financial liability of their officers in specific circumstances. In light of this new legislation, our Board of Directors is proposing to amend our Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to add a provision exculpating Piper Sandler officers from personal financial liability for actions taken in their capacity as officers of the company as permitted by the new Delaware law (the “Exculpation Amendment”). The full text of the Exculpation Amendment is provided in the Certificate of Amendment to the Restated Certificate (the “Certificate of Amendment”) attached as Appendix C to this proxy statement.
For more than 35 years, Section 102(b)(7) of the DGCL has permitted Delaware corporations to exculpate their directors from personal liability for monetary damages associated with breaches of the duty of care. This protection was enacted under the belief that the decisions that directors make, oftentimes in response to time-sensitive opportunities and challenges, will better reflect shareholders’ interests when directors are not under threat of personal financial liability from lawsuits that second guess such decisions with the full benefit of hindsight. This protection has been viewed as being necessary for the attraction and retention of qualified directors, and it has played an important role in reducing frivolous lawsuits and managing the costs paid by companies for director and officer insurance coverage. Importantly, exculpation does not eliminate directors’ liability for violations of their duty of loyalty, bad faith, or intentional misconduct or knowing violation of law, and it still permits shareholder plaintiffs to seek equitable or injunctive relief for breaches of the duty of care.
In response to the protections afforded to directors by exculpation, in order to avoid dismissal of claims that would be exculpated if brought against directors, plaintiffs have increasingly sought to bring such claims against officers of the corporation, which leads to increased litigation and insurance costs for companies. In addition, companies have been faced with the challenge of having employees who are both officers and directors being dismissed from a lawsuit in their roles as directors but not as officers. As a result, the amendment to Section 102(b)(7) of the DGCL was passed in 2022 in order to more closely align the protections available to directors and officers and address the litigation avenues that had been kept open for plaintiffs by the prior omission of the exculpation of officers.
Why the Board Recommends In Favor of the Proposed Amendment
Our Board has approved the Exculpation Amendment, subject to approval by our shareholders, in order to limit the personal financial liability of our officers for claims associated with breaches of the duty of care. Approval of the proposal would align the treatment of our officers with that of our directors, and our Board

Proposal Six: Approval of an Amendment to the Amended and Restated Certificate of Incorporation

believes it will serve as an important protection for our officers against frivolous litigation and help manage our director and officer insurance costs, which are ultimately borne by our shareholders.
Our Board believes that our officers, who work under the oversight of our Board, should be protected from personal financial liability to the same extent as directors, so that those officers (who have significant personal ownership of our company) are not preoccupied with the threat of such liability and are best able to reflect shareholders’ interests when making decisions based on their good faith business judgment. In addition, our Board believes that this protection from personal financial liability is important to ensure that our company remains able to attract and retain the most qualified officers, and that, in the absence of such protection, qualified officers might be deterred from serving as officers due to their exposure to personal financial liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit.
Limitations of the Proposed Amendment
The Exculpation Amendment would provide similar protection to our officers as is currently provided to our directors; however, under the amended Section 102(b)(7) of the DGCL, officers may not be exculpated from liability for any derivative action by or in the right of the corporation. This means that unlike director exculpation, our Board and shareholders (bringing a claim on behalf of the corporation where permitted) may still bring claims for a breach of duty of care against officers.
In addition, similar to our directors, the Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the company or our shareholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and any transaction from which the officer derived an improper personal benefit.
The Exculpation Amendment will not be retroactive to any act or omission occurring prior to its effective date. Further, the exculpation would only apply to certain officers, namely a person who (during the course of conduct alleged to be wrongful) (i) is or was president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) is or was identified in the company’s public filings with the Securities and Exchange Commission as one of the most highly compensated executive officers of the company; or (iii) has, by written agreement with the company, consented to be identified as an officer for purposes of accepting service of process.
Our Board believes that the Exculpation Amendment would not negatively impact shareholder rights, considering the narrow class and type of claims for which officers’ liability would be exculpated. In addition, our Board is not proposing the Exculpation Amendment in anticipation of any specific litigation confronting the company.
The Board believes that the Exculpation Amendment, in light of the rationale for limiting the scope of our officers’ liability, as described above, and the limitations described here, strikes an appropriate balance between our shareholders’ interest in accountability and their interest in the company being able to attract and retain quality officers who feel able to exercise their good faith business judgment without undue fear of the risk of personal financial liability.
Additional Information
The general description of the Exculpation Amendment set forth above is qualified in its entirety by reference to the Certificate of Amendment attached as Appendix C to this proxy statement.
If our shareholders approve the Exculpation Amendment, it will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which we anticipate doing immediately following shareholder approval. Other than the replacement of the existing Article VIII, Section 1 in the Restated Certificate through the proposed Exculpation Amendment, the remainder of our Restated Certificate will remain unchanged after effectiveness of the Certificate of Amendment. In addition, we intend to file a new Amended and Restated Certificate of Incorporation to integrate the Exculpation Amendment (if approved) into a single document.

Proposal Six: Approval of an Amendment to the Amended and Restated Certificate of Incorporation

If our shareholders do not approve the Proposed Amendment, the company’s current Restated Certificate will remain in place, and the Certificate of Amendment will not be filed with the Delaware Secretary of State.
Recommendation of the Board
The Board of Directors recommends that you vote FOR the proposal to approve the Exculpation Amendment to our Restated Certificate to reflect new Delaware law provisions regarding officer exculpation. Proxies will be voted FOR the proposal if you return a signed proxy card but do not provide voting instructions.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Who is entitled to vote at the virtual meeting?
The Board has set March 20, 2023 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 20, 2023, you are entitled to vote at the virtual meeting. As of the record date, 17,760,910 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the virtual meeting.
Why hold a virtual annual meeting?
We believe that a virtual shareholder meeting provides greater access to those who may want to attend our annual meeting, and, therefore, have chosen this over an in-person meeting. We ensure that at our virtual annual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for shareholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our Investors Relations website at www.pipersandler.com as soon as possible after the meeting and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We evaluate annually the method of holding the annual meeting, taking into consideration the above factors as well as the proposed agenda items.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 17,760,910 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the virtual meeting?
In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
•
you are present and vote in person at the virtual meeting; or

•
you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is a proxy?
It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2022 annual meeting of shareholders. These executive officers are John W. Geelan and Timothy L. Carter.

Questions and Answers

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?
As permitted by SEC rules and regulations, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials contains instructions on how to request a printed set of proxy materials, which we will provide to shareholders upon request at no cost to the requesting shareholder within three business days after receiving the request.
How can I get electronic access to the proxy materials if I don’t already receive them via e-mail?
To get electronic access to the proxy materials, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials. Once you have your control number, you may either go to www.proxyvote.com and enter your control number when prompted, or send an e-mail requesting electronic delivery of the materials to sendmaterial@proxyvote.com.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”
How do I submit my proxy?
If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:
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through the Internet using www.proxyvote.com;

•
if you request a full set of the proxy materials, you may vote over the telephone by calling a toll-free number; or

•
if you receive a paper copy of the proxy card after requesting the proxy materials by mail, you may sign, date and mail the proxy card.

To vote by Internet or telephone, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for shareholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Materials from your broker, bank, trust or other nominee, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials?
If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under “How do I submit my proxy?”

Questions and Answers

Can I vote my shares at the virtual meeting?
All shareholders as of the record date may vote during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIPR2023 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials). Even if you currently plan to attend the virtual meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the virtual meeting. If you submit your vote by proxy and later decide to vote at the annual meeting, the vote you submit at the virtual meeting will override your proxy vote.
What if I do not specify how I want my shares voted?
If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares in accordance with the recommendations of the Board as follows:
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FOR all ten of the nominees for director;

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FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies for the year ending December 31, 2023;

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FOR the advisory (non-binding) approval of the compensation of our officers included in this proxy statement;

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ONE YEAR for the advisory (non-binding) vote on the frequency of future advisory votes on executive compensation;

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FOR the amendment to the Incentive Plan; and

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FOR the approval of the Exculpation Amendment to our Restated Certificate.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2023, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2023, the rules permit member brokers (other than our broker-dealer subsidiary, Piper Sandler & Co.) to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”
Our broker-dealer subsidiary, Piper Sandler & Co., is a member broker of the NYSE and may be a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Sandler & Co. clients. Because Piper Sandler & Co. is our affiliate, NYSE rules prohibit Piper Sandler & Co. from voting uninstructed shares even on routine matters. Instead, Piper Sandler & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.
Can I change my vote after submitting my proxy?
Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:
•
by submitting a later-dated proxy by Internet or telephone before 11:59 p.m., Eastern Time, on Tuesday, May 16, 2023 for shares you hold directly, or 11:59 p.m., Eastern Time, on Friday, May 12, 2023 for shares you hold in a retirement plan;

Questions and Answers

•
by submitting a later-dated proxy to the corporate secretary of Piper Sandler Companies, which must be received by us before the time of the annual meeting;

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by sending a written notice of revocation to the corporate secretary of Piper Sandler Companies, which must be received by us before the time of the annual meeting; or

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by voting during the webcast of the virtual meeting by visiting www.virtualshareholdermeeting.com/PIPR2023 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

What vote is required to approve each proposal included in the notice of meeting?
•
The ten director nominees who receive the most votes cast at the virtual meeting in person or by proxy will be elected, subject to our majority voting standard in uncontested director elections as further described in the section above titled “Information Regarding the Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy.”

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The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the virtual annual meeting is required to ratify the selection of our independent auditor.

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If the advisory (non-binding) vote on the compensation of our officers included in this proxy statement receives more votes “for” than “against,” then it will be deemed to be approved.

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The frequency of the advisory vote on compensation of our officers receiving the highest number of votes (one, two, or three years) by shareholders will be considered the frequency recommended by shareholders.

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The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the virtual annual meeting is required to amend the Incentive Plan.

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The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the virtual annual meeting is required to approve the Exculpation Amendment to our Restated Certificate.

The advisory votes on the compensation of our officers (which was last held at the 2022 annual meeting of shareholders) and the frequency of say-on-pay votes (which was last held at the 2017 annual meeting of shareholders) are not binding on us or the Board, but we will consider the shareholders’ advisory input on these matters when establishing compensation for our executive officers in future years and recommending the frequency of future say-on-pay votes.
How are votes counted?
You may either vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee’s election. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the election of Ernst & Young LLP as our independent auditor for the year ending December 31, 2023, the advisory say-on-pay vote, the vote to amend the Incentive Plan, and the vote to adopt the Restated Certificate. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on the advisory vote regarding the frequency of future say-on-pay votes. If you properly submit your proxy but abstain from voting on any of the proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

Questions and Answers

With respect to the vote on each director nominee, under our bylaws’ majority voting standard, each director nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director’s election. For these purposes, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions, a failure to vote, and broker non-votes will not be counted as votes cast either “for” or “against” a director’s election, and will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. With respect to the proposal to approve the advisory (non-binding) say-on-pay vote, if you abstain from voting or if you do not vote your shares or submit voting instructions, this will have no effect on the outcome of the vote. With respect to the advisory vote regarding the frequency of future say-on-pay votes, the option among one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed to be the frequency selected by shareholders. Abstentions, a failure to vote, or broker non-votes will not affect the outcome of the vote on the matter. With respect to the proposal to amend the Incentive Plan, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), doing so will have no effect on the outcome of the vote. With respect to the proposal to approve the Exculpation Amendment to our Restated Certificate, if you abstain from voting, or do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares) doing so will have the same effect as a vote against the proposal.
How can I attend the meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend the virtual annual meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/PIPR2023 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
Who pays for the cost of proxy preparation and solicitation?
Piper Sandler pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Morrow Sodali LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000 plus reimbursement of out-of-pocket expenses. We are soliciting proxies primarily through the distribution of Notices of Internet Availability of Proxy Materials. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

Questions and Answers

SHAREHOLDER PROPOSALS FOR THE 2024
ANNUAL MEETING
In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before December 8, 2023. The proposal should be addressed to Piper Sandler Companies, Attention: John W. Geelan, Secretary, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402. The proposal must comply with SEC rules and regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
In accordance with our bylaws, in order to otherwise be properly brought before the 2024 annual meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than January 18, 2024, and no later than February 20, 2024.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Sandler Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402, (612) 303-5607. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Questions and Answers

OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of Piper Sandler.
John W. Geelan
Secretary
Dated: April 6, 2023

APPENDIX A
RECONCILIATION OF U.S. GAAP FINANCIAL PERFORMANCE FIGURES
TO ADJUSTED NON-GAAP FINANCIAL
INFORMATION
This proxy statement includes several “adjusted” financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including adjusted net revenues, adjusted net income, adjusted earnings per diluted common share, and adjusted return on average common shareholders’ equity. The corresponding reconciliations of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included below.
These non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing from net revenues, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements, (5) acquisition-related restructuring and integration costs, (6) the impact from remeasuring deferred tax assets resulting from changes to the U.S. federal tax code, (7) the impact of a deferred tax asset valuation allowance, and (8) discontinued operations. Beginning in 2020, the adjusted weighted average diluted common shares outstanding used in the calculation of adjusted earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to all acquisitions since January 1, 2020.
Management believes that presenting these results and measures on an adjusted basis in conjunction with the corresponding U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. These adjusted figures are also used by the Compensation Committee of our Board of Directors when reviewing business and individual executive officer performance and determining annual incentive compensation. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP.
Net Revenues:
A reconciliation of U.S. GAAP net revenues to adjusted net revenues:
	Twelve Months Ended December 31,
(Amounts in thousands)	2022	2021	2020	2019	2018
U.S. GAAP net revenues	$1,425,638	$2,031,061	$1,238,213	$834,566	$740,953
Adjustments:
Revenue related to noncontrolling interests(1)	1,575	(59,050)	(12,881)	(10,769)	(3,621)
Interest expense on long-term financing	6,500	8,446	9,628	1,848	4,902
Adjusted net revenues	$1,433,713	$1,980,457	$1,234,960	$825,645	$742,234

(1)
Noncontrolling interests include revenue from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.

Appendix A

Income before Income Tax Expense:
A reconciliation of U.S. GAAP income before income tax expense to adjusted pre-tax operating income:
	Twelve Months Ended December 31,
(Amounts in thousands)	2022	2021
U.S. GAAP income before income tax expense	$134,369	$441,512
Adjustments:
Revenue related to noncontrolling interests(1)	1,575	(59,050)
Interest expense on long-term financing	6,500	8,446
Non-compensation expenses related to noncontrolling interests(1)	7,919	7,196
Compensation from acquisition-related agreements	87,525	116,795
Acquisition-related restructuring and integration costs	11,440	4,724
Amortization of intangible assets related to acquisitions	15,375	30,080
Non-compensation expenses from acquisition-related agreements	4,450	249
Adjusted pre-tax operating income	$269,153	$549,952

(1)
Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.

Net Income:
A reconciliation of U.S. GAAP net income applicable to Piper Sandler Companies to adjusted net income:
	Twelve Months Ended December 31,
(Amounts in thousands)	2022	2021	2020	2019	2018
U.S. GAAP net income applicable to Piper Sandler Companies	$110,674	$278,514	$40,504	$111,711	$57,036
Adjustment to exclude net income from discontinued operations	—	—	—	23,772	1,387
Net income from continuing operations	$110,674	$278,514	$40,504	$87,939	$55,649
Adjustments:
Compensation from acquisition-related agreements	66,653	93,149	85,940	4,124	21,992
Acquisition-related restructuring and integration costs	8,912	3,544	8,712	10,770	—
Amortization of intangible assets related to acquisitions	11,776	23,644	33,383	3,250	3,655
Non-compensation expenses from acquisition-related agreements	3,302	186	9,016	114	514
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	952
Impact of deferred tax asset valuation allowance	—	—	—	—	4,650
Adjusted net income	$201,317	$399,037	$177,555	$106,197	$87,412

Appendix A

Earnings Per Diluted Common Share:
A reconciliation of U.S. GAAP earnings per diluted common share to adjusted earnings per diluted common share:
	Twelve Months Ended December 31,
	2022	2021	2020	2019	2018
U.S. GAAP earnings per diluted common share	$6.52	$16.43	$2.72	$7.69	$3.72
Adjustment to exclude net income from discontinued operations	—	—	—	1.65	0.09
Income from continuing operations	$6.52	$16.43	$2.72	$6.05	$3.63
Adjustment related to participating shares(1)	—	—	—	0.04	—
Adjustment for inclusion of unvested acquisition-related stock	(0.60)	(1.62)	(1.89)	—	—
	$5.92	$14.81	$0.83	$6.09	$3.63
Adjustments:
Compensation from acquisition-related agreements	3.93	5.49	5.76	0.29	1.44
Acquisition-related restructuring and integration costs	0.53	0.21	0.58	0.75	—
Amortization of intangible assets related to acquisitions	0.69	1.40	2.24	0.23	0.24
Non-compensation expenses from acquisition-related agreements	0.19	0.01	0.61	0.01	0.04
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	0.06
Impact of deferred tax asset valuation allowance	—	—	—	—	0.31
Adjusted earnings per diluted common share	$11.26	$21.92	$10.02	$7.36	$5.72

(1)
For periods prior to 2020, Piper Sandler Companies calculated earnings per common share using the two-class method, which required the allocation of consolidated adjusted net income between common shareholders and participating security holders, which in the case of Piper Sandler Companies, represented unvested stock with non-forfeitable dividend rights. No allocation of undistributed earnings was made for periods in which a loss was incurred, or for periods in which the special cash dividend exceeded adjusted net income resulting in an undistributed loss.

Weighted Average Diluted Common Shares Outstanding:
A reconciliation of U.S. GAAP weighted average diluted common shares outstanding to adjusted weighted average diluted common shares outstanding:
	Twelve Months Ended December 31,
(Amounts in thousands)	2022	2021	2020	2019	2018
U.S. GAAP weighted average diluted common shares outstanding	16,965	16,955	14,901	13,937	13,425
Adjustment:
Unvested acquisition-related restricted stock with service conditions	909	1,251	2,814	—	—
Adjusted weighted average diluted common shares outstanding	17,874	18,206	17,715	13,937	13,425

Appendix A

Adjusted Return on Average Common Shareholders’ Equity:
Adjusted return on average common shareholders’ equity is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders’ equity.

APPENDIX B
AMENDMENT TO PIPER SANDLER COMPANIES
AMENDED AND RESTATED 2003 ANNUAL AND
LONG-TERM INCENTIVE PLAN
(As amended and restated effective May 17, 2023)
SECTION 1.   Purpose
The purpose of the Plan is to promote the interests of the Company and its stockholders by giving the Company a competitive advantage in attracting, retaining and motivating employees, officers, consultants and Directors capable of assuring the future success of the Company, to offer such persons incentives that are directly linked to the profitability of the Company’s businesses and increases in stockholder value, and to afford such persons an opportunity to acquire a proprietary interest in the Company.
SECTION 2.   Definitions
As used in the Plan, the following terms shall have the meanings set forth below.
(a)
“Affiliate” means any entity in which the Company has, directly or indirectly through one or more intermediaries, a controlling interest or which has, directly or indirectly through one or more intermediaries, a controlling interest in the Company, within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

(b)
“Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(c)
“Award Agreement” means any written (including electronic) agreement, contract or other instrument or document evidencing any Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)
“Board” means the Board of Directors of the Company.

(e)
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f)
“Change in Control” has the meaning set forth in Section 7.

(g)
“Committee” means a committee of Directors designated by the Board to administer the Plan, which initially shall be the Compensation Committee of the Board. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” pursuant to the requirements of the New York Stock Exchange.

(h)
“Company” means Piper Sandler Companies, a Delaware corporation.

(i)
“Director” means a member of the Board.

(j)
“Dividend Equivalent” means any right granted under Section 6(d) of the Plan.

(k)
“Effective Date” has the meaning set forth in Section 11 of the Plan.

(l)
“Eligible Individual” means any employee, officer, Director or consultant providing services to the Company or any Affiliate, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or any Affiliate, whom the Committee determines to be an Eligible Individual. For purposes of this Plan, the terms “employed” and “employment” (but not “employee”) will, unless the context clearly indicates otherwise, be deemed to include the service

Appendix B

provider relationships involving officers, non-employee Directors and consultants. An Eligible Person must be a natural person, and may only be granted an Award in connection with the provision of services not related to capital raising or promoting or maintaining a market for the Shares.
(m)
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n)
“Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in a manner consistent with Section 409A. Notwithstanding the foregoing and except as otherwise provided by the Committee, the Fair Market Value of a Share as of a given date shall be the closing sales price for one Share on that date on the New York Stock Exchange or such other established securities market as may at the time be the principal market for the Shares, or if the Shares were not traded on such national securities market or exchange on such date, then on the next preceding date on which the Shares are traded, all as reported by such source as the Committee may select.

(o)
“Non-Qualified Stock Option” means any Stock Option that is not designated as, or is not intended to qualify as, an “incentive stock option” within the meaning of Section 422 of the Code.

(p)
“Other Stock-Based Award” means any right granted under Section 6(e) of the Plan.

(q)
“Participant” means an Eligible Individual designated to be granted an Award under the Plan.

(r)
“Plan” means this Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(s)
“Restricted Stock” means any Share granted under Section 6(c) of the Plan. For avoidance of doubt, a Restricted Stock Award includes any performance share Award, the vesting of which is conditioned upon the achievement of one or more financial or other Company-related performance goals (including goals specific to the Participant’s individual performance, other than performance of service alone) established by the Committee, or upon any combination of service-based and performance-based conditions, in accordance with Section 6(c)

(t)
“Restricted Stock Unit” means any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date. For avoidance of doubt, a Restricted Stock Unit Award includes any performance share unit Award, the vesting of which is conditioned upon the achievement of one or more financial or other Company-related performance goals (including goals specific to the Participant’s individual performance, other than performance of service alone) established by the Committee, or upon any combination of service-based and performance-based conditions, in accordance with Section 6(c).

(u)
“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act, as amended from time to time.

(v)
“Section 409A” means Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(w)
“Share” or “Shares” means a share or shares of common stock, par value $.01 per share, of the Company.

(x)
“Stock Appreciation Right” means any right granted under Section 6(b) of the Plan.

(y)
“Stock Option” means a Non-Qualified Stock Option granted under Section 6(a) of the Plan.

SECTION 3.   Administration
(a)
Power and Authority of the Committee.   The Plan shall be administered by the Committee. Subject to the terms of the Plan and to applicable law, the Committee shall have full power and authority to:

(i)
designate Participants;

(ii)
determine whether and to what extent any type (or types) of Award is to be granted hereunder;

Appendix B

(iii)
determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award;

(iv)
subject to Sections 6, 7 and 8 hereof, determine the terms and conditions of any Award or Award Agreement;

(v)
subject to Sections 6, 7 and 8 hereof, amend the terms and conditions of any Award or Award Agreement and accelerate the vesting and/or exercisability of any Award or waive any restrictions relating to any Award.

(vi)
determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended;

(vii)
determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A and Section 10;

(viii)
interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;

(ix)
adopt, alter, suspend, waive or repeal such rules, guidelines and practices and appoint such agents as it shall deem advisable or appropriate for the proper administration of the Plan; and

(x)
make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including without limitation, the Company, its Affiliates, subsidiaries, shareholders, Eligible Individuals and any holder or beneficiary of any Award.
(b)
Action by the Committee; Delegation.   Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any part of its duties and powers under the Plan to one or more persons, including Directors or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act; and provided, further, that any such delegation may be revoked by the Committee at any time.

(c)
Power and Authority of the Board.   Notwithstanding anything to the contrary contained herein, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 4.   Shares Available for Awards
(a)
Shares Available.   Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 10,900,000. Shares that may be issued under the Plan may be authorized but unissued Shares or Shares re-acquired and held in treasury.

(b)
Accounting for Awards.   For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or

Appendix B

partial payment to the Company of the purchase price relating to an Award, including in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.
(i)
Cash Only Awards.   Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(ii)
Substitute Awards Relating to Acquired Entities.   Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c)
Adjustments.   In the event of any change in corporate capitalization (including, but not limited to, a change in the number of Shares outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend but excluding regular cash dividends), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights and other Awards to be granted to any Participant, in the number, kind and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including, without limitation, the provision of an amount in cash in consideration for any such Awards); provided, however, that the number of shares subject to any Award shall always be a whole number. Without limiting the generality of the foregoing, in connection with any Disaffiliation of a subsidiary of the Company, the Committee shall have the authority to arrange for the assumption or replacement of Awards with new awards based on shares of the affected subsidiary or by an affiliate of an entity that controls the subsidiary following the Disaffiliation. For purposes hereof, “Disaffiliation” of a subsidiary shall mean the subsidiary’s ceasing to be a subsidiary of the Company for any reason (including, without limitation, as a result of a public offering, spin-off, sale or other distribution or transfer by the Company of the stock of the subsidiary). Notwithstanding the foregoing, to the extent that any Award is otherwise considered to be deferred compensation under Section 409A, any adjustment to such Award will comply with Section 409A (including current and future guidance issued by the Department of Treasury and or the Internal Revenue Service).

(d)
Annual Limitations.

(i)
Annual Limitations for Awards Granted to Employees, Officers, Consultants, Etc.   No Eligible Individual who is an employee, officer, consultant, independent contractor or advisor may be granted any Award or Awards for more than 500,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any fiscal year.

(ii)
Annual Limitation for Awards Granted and Total Compensation Paid to Non-Employee Directors.   No Director who is not also an employee of the Company or an Affiliate may receive compensation for his or her services as a Director in any fiscal year in excess of $600,000 in the aggregate, including annual and committee retainer fees and the value of any Awards granted during the year (such value computed as of the date of grant in accordance with applicable financial accounting rules). The foregoing limit shall not apply to any Award made to any Director as the payment to such Director for any annual and committee retainer fees or Awards that the Director previously elected to defer.

Appendix B

SECTION 5.   Eligibility
Any Eligible Individual shall be eligible to be designated a Participant. In determining which Eligible Individuals shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Individuals, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.
SECTION 6.   Awards
(a)
Stock Options.   The Committee is hereby authorized to grant Stock Options (which may only be Non-Qualified Stock Options) to Eligible Individuals with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Exercise Price.   The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)
Option Term.   The term of each Stock Option shall be fixed by the Committee at the time of grant, but in no event shall be more than 10 years from the date of grant.

(i)
Time and Method of Exercise.   The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.

(A)
Promissory Notes.   For avoidance of doubt, the Committee may not accept a promissory note as consideration.

(B)
Net Exercises.   The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.

(b)
Stock Appreciation Rights.   The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Individuals subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c)
Restricted Stock and Restricted Stock Units.   The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Individuals with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the

Appendix B

Plan as the Committee shall determine:
(i)
Restrictions.   Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals (including, without limitation, goals based upon the attainment of specified levels of one more of the following measures with respect to the Company or any of its subsidiaries, businesses groups, divisions, or departments: operating income; pre- or after-tax income; earnings per share; cash flow; return on equity; return on tangible equity; return on capital; return on invested capital; economic value added (or an equivalent metric), share price performance; total shareholder return; or improvement in or attainment of expense levels) established by the Committee, or upon any combination of service based and performance based conditions. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).

(ii)
Issuance and Delivery of Shares.   Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(d)
Dividend Equivalents.   The Committee is hereby authorized to grant Dividend Equivalents to Eligible Individuals under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Individuals in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying any other Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.

(e)
Other Stock-Based Awards.   The Committee is hereby authorized to grant to Eligible Individuals such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option like exercise feature.

(h)
General.

(i)
Consideration for Awards.   Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by applicable law.

Appendix B

(ii)
Awards May Be Granted Separately or Together.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)
Limits on Transfer of Awards.   No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S-8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(iv)
Restrictions; Securities Exchange Listing.   All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied

(v)
Prohibition on Option and Stock Appreciation Right Repricing.   Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.

(vi)
Committee Authority.   Nothing in this Section 6 shall limit the authority of the Committee to provide for the acceleration of the exercisability of any Award or the lapse of any restrictions relating to any Award.

SECTION 7.   Change in Control
(a)
Impact of Event.   Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Committee in any Award Agreement, in the event of a Change in Control, the provisions of Section 7 of the Plan as in effect prior to May 15, 2020 shall apply to Awards granted prior to that date, and the following provisions shall apply to Awards granted on or after that date:

(i)
Continuation, Assumption or Replacement of Awards.   In the event of a Change in Control that is a Corporate Transaction (as defined in Section 7(b)(iii) below), if the corporation resulting from the Corporate Transaction (as described in Section 7(b)(iii) below and referred to as the “Surviving Entity”) agrees to continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required by Section 4(c) above),

Appendix B

then such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 7(a)(iv) below. The Surviving Entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 7(a)(i), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Section 409A, either (A) the contractual obligations represented by the Award are expressly assumed by the Surviving Entity with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (B) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and is subject to substantially similar terms and conditions as the Award.
(ii)
Acceleration.   If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (A) all outstanding Stock Option and Stock Appreciation Rights Awards shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (B) all other forms of Awards then outstanding shall fully vest immediately prior to the effective time of the Corporate Transaction, and (C) any performance goals applicable to such other forms of Awards will be deemed to have been satisfied at the target level of performance specified in connection with the applicable Award. The Committee shall provide written notice of accelerated exercisability or vesting of to all affected Participants, and any exercise or vesting of such accelerated Awards shall be effective only immediately before, and shall be conditioned upon, the consummation of the Corporate Transaction. For avoidance of doubt, no Award Agreement shall, either by operation of its terms or by action of the Committee, accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with any Corporate Transaction unless such transaction constitutes a Change in Control and unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change in Control.

If a Change in Control described in Section 7(b)(iv) below occurs, then unless the Committee provides otherwise at the time of the Change in Control, outstanding Awards shall be dealt with as provided in clauses (A) and (B) of this paragraph, with the consummation of the dissolution or liquidation being deemed the “effective time of the Corporate Transaction” for these purposes.
(iii)
Payment for Awards.   If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may terminate some or all of such outstanding Awards, in whole or in part, at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 7(a)(iii). The Committee will not be required to treat all Awards similarly for purposes of this Section 7(a)(iii). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award or portion thereof being terminated, over (B) the aggregate exercise price (if any) for the Shares subject to such Award or portion thereof being terminated. If there is no excess, such Award may be terminated without payment to the affected Participant. Payment of any amount under this Section 7(a)(iii) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

Appendix B

(iv)
Termination After a Change in Control.   If, within 24 months after a Change in Control (A) described in Section 7(b)(i) or 7(b)(ii) below or (B) that is a Corporate Transaction and in connection with which outstanding Awards are continued, assumed or replaced as described in Section 7(a)(i), a Participant experiences an involuntary termination of employment for reasons other than Cause (as defined in Section 7(c) below), then (i) outstanding Stock Options and Stock Appreciation Rights issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all other forms of outstanding Awards issued to the Participant will become immediately fully vested and non-forfeitable; and (iii) any Performance Goals applicable to such other forms of Awards will be deemed to have been satisfied at the target level of performance specified in connection with the applicable Award.

(b)
Definition of Change in Control.   For purposes of the Plan, a “Change in Control” shall mean the consummation of any of the following events:

(i)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) Any acquisition by a passively managed or index fund, or (5) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 7(b); or

(ii)
A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 7(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)
A reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such

Appendix B

corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)
A complete liquidation or dissolution of the Company.

(c)
Definition of Cause.   For purposes of this Section 7, “Cause” means what the term is defined to mean in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then effective agreement or definition, means (i) a Participant’s continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Participant, (ii) a Participant’s conviction of a crime (including a misdemeanor) that, in the Company’s determination, impairs the Participant’s ability to perform his or her duties with the Company or an Affiliate, (iii) a Participant’s violation of any policy of the Company or an Affiliate that the Company deems material, (iv) a Participant’s violation of any securities law, rule or regulation that the Company deems material, (v) a Participant’s engagement in conduct that, in the Company’s determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations, (vi) a Participant’s engagement in conduct that would subject the Participant to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder, or (vii) a Participant’s gross or willful misconduct, as determined by the Company.

SECTION 8.   Amendment and Termination
(a)
Amendments to the Plan.   The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made that:

(i)
requires stockholder approval under the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company; or

(ii)
increases the number of Shares authorized under the Plan as specified in Section 4(a) of the Plan (other than pursuant to an adjustment pursuant to Section 4(c)).

(b)
Amendments to Awards.   Subject to Section 3(a)(v), the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would materially adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. The Committee may unilaterally amend any Award, and it will be conclusively presumed that such action will not adversely affect the rights of the holder of such Award, if such amendment is determined by the Committee to be necessary to cause the Award to comply with applicable laws, including Section 409A, stock exchange rules or any compensation recovery policy as provided in Section 10(p).

(c)
Correction of Defects, Omissions and Inconsistencies.   The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 9.   Income Tax Withholding
No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal or foreign income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any

Appendix B

federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, be entitled to take such action and establish such procedures as it deems appropriate to withhold or collect all applicable payroll, withholding, income or other taxes from such Participant, including without limitation withholding applicable tax from Participant’s cash compensation paid by the Company or an Affiliate. Without limiting the foregoing, and for avoidance of doubt, in order to assist a Participant in paying all or a portion of the federal, state, local and foreign taxes incurred upon exercise, vesting or payment of an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares or other property otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares or other property other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment). Any such election must be made on or before the date that the amount of tax to be withheld is determined.
SECTION 10.   General Provisions
(a)
No Rights to Awards.   No Eligible Individual or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Individuals or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)
Award Agreements.   No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(c)
No Rights of Stockholders.   Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant’s legal representative without restrictions thereto.

(d)
No Limit on Other Compensation Plans or Arrangements.   Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)
No Right to Employment or Directorship.   The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each

Appendix B

Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
(f)
Governing Law.   The Plan and all Awards granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereof.

(g)
Severability.   If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h)
Application to Participants Outside the United States.   In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

(i)
No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Individual or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)
Other Benefits.   No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(k)
No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l)
Headings.   Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(m)
Section 16 Compliance.   The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Individuals.

(n)
Conditions Precedent to Issuance of Shares.   Shares shall not be issued pursuant to the exercise or payment of the Exercise Price or purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended from time to time, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable stock exchange and the Delaware General Corporation Law. As a condition to the exercise or payment of the Exercise Price or purchase price relating to such Award, the Company may require that the person exercising or paying the Exercise Price or purchase price represent and warrant that

Appendix B

the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.
(o)
Conformance to Section 409A.   To the extent that any Award constitutes a deferral of compensation subject to Section 409A, the following provisions shall apply notwithstanding any other provision of the Plan:

(i)
If such Award provides for a change in the time or form of payment of such Award upon a Change in Control of the Company, no Change in Control shall be deemed to have occurred upon an event described in Section 7(b) of the Plan unless such event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.

(ii)
If any amount is payable under such Award upon a termination of employment or other service, a termination of employment or other service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Section 409A.

(iii)
If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee,” then no payment shall be made, except as permitted under Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his or her earlier death). The Company may adopt a “specified employee identification policy” which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying specified employees, and which may include an alternative method of identifying specified employees consistent with the regulations under Section 409A. In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an employee who satisfies the above conditions will be considered to be a “specified employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying specified employees will be determined and applied in accordance with the defaults specified in the regulations under Section 409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Section 409A that are maintained by the Company or an Affiliate.

To the extent the Committee elects to exercise its discretion to permit or require a Participant to defer receipt of cash or Shares that would otherwise be due to him or her under the Plan upon the vesting or settlement of any Award, such deferral shall occur in accordance with a written plan, rules or procedures adopted for that purpose by the Committee. Any such plan, rules or procedures will be intended to comply with the requirements of Section 409A, including those with respect to the time when a deferral election may be made, the period of the deferral and the events that would result in the payment of the deferred amount. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law.
(p)
Compensation Recovery Policy.   Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Award Agreement evidencing an outstanding Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Appendix B

SECTION 11.   Effective Date of Plan
The Plan originally became effective in December 2003, and amendments to and/or restatements of the Plan were approved by the Company’s stockholders and became effective on April 28, 2004, May 2, 2006, May 7, 2008, May 7, 2009, May 8, 2013, June 30, 2015, and May 15, 2020. The Board approved the most recent amendment and restatement of the Plan on February 9, 2023, subject to approval by the Company’s stockholders, and the Plan as so amended and restated shall be effective upon the date of such stockholder approval (the “Effective Date”). If the Company’s stockholders fail to approve such amendment and restatement of the Plan by June 30, 2023, the Plan will continue in effect in the form in which it existed immediately prior to that date.
SECTION 12.   Term of the Plan
The Plan will terminate on the tenth anniversary of the Effective Date or any earlier date of discontinuation or termination established pursuant to Section 9 of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

APPENDIX C
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF PIPER SANDLER
COMPANIES
Piper Sandler Companies, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:
1.
The heading of Article VIII and Article VIII, Section 1 of the Company’s Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as set forth below:

“ARTICLE VIII
DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION AND INSURANCE
Section 1.   Elimination of Certain Liability of Directors and Officers.   The personal liability of the directors and officers of the Corporation shall be eliminated to the fullest extent permitted by law. No amendment, modification or repeal of this Article, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director or officer of the Corporation under this Article VIII with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.”
2.   The foregoing amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by John W. Geelan, its General Counsel and Secretary, this 17th day of May, 2023.

Name:
John W. Geelan

Title:
General Counsel and Secretary

C-1

SCAN TOVIEW MATERIALS & VOTE 800 NICOLLET MALL SUITE 900MAIL STOP J12NSH MINNEAPOLIS, MN 55402 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on Tuesday, May 16, 2023, for shares held directly and by 11:59 P.M. Eastern Time on Friday, May 12, 2023, for shares held in a retirement plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/PIPR2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on Tuesday, May 16, 2023, for shares held directly and by 11:59 P.M. Eastern Time on Friday, May 12, 2023, for shares held in a retirement plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V05864-P88797 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PIPER SANDLER COMPANIESThe Board of Directors recommends you vote FOR the following proposals:1.Election of Directors Nominees: For Against Abstain 1a. Chad R. Abraham1b. Jonathan J. Doyle1c. William R. Fitzgerald1d. Victoria M. Holt  For Against Abstain2.Ratification of the selection of Ernst & Young LLP asthe independent auditor for the fiscal year endingDecember 31, 2023.3.An advisory (non-binding) vote to approve thecompensation of the officers disclosed in the enclosedproxy statement, or say-on-pay vote. 1e. Robbin Mitchell  The Board of Directors recommends you vote1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 1f. Thomas S. Schreier  4.An advisory (non-binding) vote to recommend the frequency of future say-on-pay votes.  1g. Sherry M. Smith  The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1h. Philip E. Soran1i. Brian R. Sterling1j. Scott C. Taylor  5.Approval of an amendment to the Amended and Restated2003 Annual and Long-Term Incentive Plan.6.Approval of an amendment to the Amended and RestatedCertificate of Incorporation of Piper Sandler Companies.Note: To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

ANNUAL MEETING OF SHAREHOLDERSWednesday, May 17, 20232:00 p.m. (Central Time) Piper Sandler CompaniesVirtually at www.virtualshareholdermeeting.com/PIPR2023Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report are available at www.pipersandler.com/proxymaterials.V05865-P88797PIPER SANDLER COMPANIESPROXY FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERSTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSI appoint John W. Geelan and Timothy L. Carter, together and separately, as proxies, to vote all shares of common stock that I have power to vote at the Annual Meeting of Shareholders to be held on May 17, 2023, virtually at www.virtualshareholdermeeting.com/PIPR2023 and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares.The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, and they may name others to take their place. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted FOR the election of each of the nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, 1 YEAR under Proposal 4, FOR Proposal 5, FOR Proposal 6, and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.Continued and to be signed on reverse side

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PIPER SANDLER COMPANIES
2023 Annual Meeting
May 17, 2023
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